Filed with the Securities and Exchange Commission on October 7, 1994


 Registration No 33-




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C.  20549

                                F O R M   S - 4

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             BANC ONE CORPORATION
             (Exact name of Registrant as specified in its charter)

                                     Ohio
         (State or other jurisdiction of incorporation or organization)

                                     6712
            (Primary Standard Industrial Classification Code Number)

                                  31-0738296
                      (I.R.S. Employer Identification No.)

           100 East Broad Street, Columbus, Ohio 43271, (614) 248-5944 (Address, including Zip Code, and telephone number, including area code, of Registrant's principal executive offices)

                Steven Alan Bennett, Esq., BANC ONE CORPORATION
           100 East Broad Street, Columbus, Ohio 43271, (614) 248-7590 (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                                With Copies to:

                            Carter K. McDowell, Esq.
                              BANC ONE CORPORATION
                             100 East Broad Street
                             Columbus, Ohio  43215
                                  614/248-6697

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the merger of American Holding Co. with and into a wholly owned subsidiary of the Registrant pursuant to the Merger Agreement described in the enclosed Prospectus and Joint Proxy Statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. q
                        Calculation of Registration Fee

                                          Proposed    Proposed
                                           maximum     maximum
Title of each class         Amount        offering    aggregate      Amount of
   of securities            to be           price     offering     registration
 to be registered         registered(1)   per unit(2)  price(2)        fee(2)

Common Stock                 952,946     $  20.11   $ 19,165,107 $ 3,838.02


(1) Based on an estimate of the maximum number of shares of common stock of the Registrant to be issued in connection with the merger of American Holding Co. with and into a wholly owned subsidiary of the Registrant and the merger of First Bank of Highland Park, a subsidiary of American Holding Co., with and into a wholly owned bank subsidiary of Registrant.

(2) Estimated solely for purpose of computing the registration fee based upon the book value of the common stock, no par value of American Holding Co. and the book value of the common stock, par value $5.00 per share, of First Bank of Highland Park as of June 30, 1994 in accordance with Rule 457(f)(2) of the General Rules and Regulations under the Securities Act of 1933.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                              BANC ONE CORPORATION
                             Cross Reference Sheet


                                                   Caption in Prospectus
           Item of Form S-4                         and Proxy Statement

A.  Information about the Transaction

    Item 1 - Forepart of Registration
Outside Front Cover Page
    Statement and Outside Front Cover
Reference Sheet
    Page of Prospectus

    Item 2 - Inside Front and Outside      Available Information; Incorpora-
    Back Cover Pages of Prospectus         tion by Reference; Table of
                                           Contents

    Item 3 - Risk Factors, Ratio of        Information About the Transactions
    Earnings to Fixed Charges and
    Other Information

    Item 4 - Terms of the Transaction      Merger and Consolidation;
                                           Comparative
                                           Rights of Shareholders

    Item 5 - Pro Forma Financial Infor-    Incorporation by Reference
    mation

    Item 6 - Material Contacts with        Background of Transactions
    the Company Being Acquired

    Item 7 - Additional Information                         *
    Required for Reoffering by
    Persons and Parties Deemed To Be
    Underwriters

    Item 8 - Experts                       Experts

    Item 9 - Disclosure of Commission                       *
    Position on Indemnification for
    Securities Act Liabilities


B.  Information about the Registrant

    Item 10 - Information with Respect     Information about BANC ONE
    to S-3 Registrants                     CORPORATION; Comparative Rights
                                           of Shareholders

    Item 11 - Incorporation of Certain     Incorporation by Reference;
    Information by Reference               Incorporation of Certain Informa-
                                           tion About BANC ONE by Reference

    Item 12 - Information with Respect                      *
    to S-2 or S-3 Registrants

    Item 13 - Incorporation of Certain                      *
    Information by Reference

    Item 14 - Information with Respect                      *
    to Registrants Other Than S-2 or
    S-3 Registrants
                                                    Caption in Prospectus
           Item of Form S-4                         and Proxy Statement

C.  Information about the Company
    Being Acquired

    Item 15 - Information with Respect                      *
    to S-3 Companies

    Item 16 - Information with Respect                      *
    to S-2 or S-3 Companies

    Item 17 - Information with Respect     Information About American Holding
    to Companies Other Than S-2 or         Co.; Information About First Bank
    S-3 Companies                          of Highland Park; Information About
                                           the Transactions

D.  Voting and Management Information

    Item 18 - Information if Proxies,      Introduction; The Special Meeting
    Consents or Authorizations Are To      of Shareholders of AMERICAN; The
    Be Solicited                           Special Meeting of Shareholders of
                                           First Bank; Voting and Management
                                           Information

    Item 19 - Information if Proxies,                       *
    Consents or Authorizations Are
    Not To Be Solicited or in an
    Exchange Offer



*  Omitted because item is inapplicable or answer to item is negative
























                                                     , 1994


American Holding Co.                       First Bank of Highland Park
75 Aspen Lane                              1835 First Street
Glencoe, Illinois  60022                   Highland Park, Illinois  60035



                   Notice of Special Meeting of Shareholders
                           To be Held         , 1994


To the Shareholders of American Holding Co.
and the Shareholders of First Bank of Highland Park:

The documents following this letter are notices of special meetings of the shareholders of American Holding Co. ("AMERICAN") and the shareholders of First Bank of Highland Park ("First Bank") and a Prospectus and Joint Proxy Statement for the special meetings of the shareholders of AMERICAN and FIRST BANK, each
of which will be held at                        .  The special meeting of
AMERICAN's shareholders will be held on           , 1994 at   :00  .M. and the
special meeting of First Bank's shareholders will commence at      .M. that
same day.

The special meetings are of great importance to the shareholders of AMERICAN and FIRST BANK. AMERICAN shareholders will be asked to approve a Merger Agreement dated February 4, 1994 (the "Merger Agreement") between Banc One Illinois Corporation ("Banc One Illinois") and AMERICAN, joined in by BANC ONE CORPORATION ("BANC ONE"), the parent of Banc One Illinois. The shareholders of First Bank will be asked to ratify and confirm a Bank Merger Agreement dated April 19, 1994 (as amended on August 1, 1994, the "Consolidation Agreement") between FIRST BANK and Bank One, Chicago, National Association ("Bank One Chicago"), a wholly owned subsidiary of Banc One Illinois and an indirect subsidiary of BANC ONE.

BANC ONE is a bank holding company which as of June 30, 1994 owned all of the capital stock of 81 commercial banks located in Arizona, California, Colorado, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. Banc One Illinois is a wholly owned subsidiary of BANC ONE and is the parent of seven commercial banks located in Illinois, including Bank One Chicago.

If the shareholders of AMERICAN approve the Merger Agreement and if the shareholders of FIRST BANK ratify and confirm the Consolidation Agreement, subject to receipt of regulatory approval and satisfaction of other conditions, AMERICAN will combine its business and operations with those of Banc One Illinois through a statutory merger (the "Merger") of AMERICAN with Banc One Illinois and First Bank will subsequently combine its business and operations with those of Bank One Chicago through a merger (the "Consolidation") of First Bank with and into Bank One Chicago.

Shareholders of American Holding Co.
Shareholders of First Bank of Highland Park
         , 1994
Page Two



If the Merger and Consolidation become effective, as described in the Prospectus and Joint Proxy Statement, shareholders of AMERICAN will become entitled to receive 6.2700 shares of BANC ONE Common Stock in exchange for each share of AMERICAN Common Stock held by them and shareholders of FIRST BANK, other than AMERICAN (or BANC ONE or Banc One Illinois, as successor by merger to AMERICAN), will become entitled to receive 2.7227 shares of BANC ONE Common Stock for each share of FIRST BANK Common Stock held by them.

No fractional shares of BANC ONE Common Stock will be issued in the proposed transactions. In lieu thereof, shareholders of AMERICAN and FIRST BANK with an entitlement to fractional shares of BANC ONE Common Stock will be entitled to receive cash equal to the applicable fractional share times the market value of BANC ONE Common Stock as provided in each of the Merger Agreement and Consolidation Agreement. Shareholders of AMERICAN and of FIRST BANK are advised to consult their tax advisors with respect to income tax consequences of the transaction. Details of the proposed transactions are set forth in the accompanying Prospectus and Joint Proxy Statement.

The Board of Directors of AMERICAN has unanimously approved the terms of the Merger Agreement and recommends that all the shareholders of AMERICAN vote to approve the Merger Agreement. The Board of Directors of FIRST BANK has unanimously agreed to the terms of the Consolidation Agreement and recommends that all the shareholders of FIRST BANK vote to ratify and confirm the Consolidation Agreement. The Boards believe that the Merger and the Consolidation will benefit the shareholders of AMERICAN and FIRST BANK and the customers and employees of FIRST BANK.

IN ORDER TO APPROVE THE MERGER AGREEMENT, IT IS NECESSARY THAT THE HOLDERS OF NOT LESS THAN TWO-THIRDS OF THE OUTSTANDING SHARES OF AMERICAN VOTE AFFIRMATIVELY IN FAVOR OF THE MERGER AGREEMENT AND IN ORDER TO RATIFY AND CONFIRM THE CONSOLIDATION AGREEMENT, IT IS NECESSARY THAT THE HOLDERS OF NOT LESS THAN TWO-THIRDS OF THE OUTSTANDING SHARES OF FIRST BANK BE VOTED TO RATIFY AND CONFIRM THE CONSOLIDATION AGREEMENT.


Very truly yours,






Sanford E. Takiff
Chairman, American Holding Co.
Chairman, FIRST BANK of Highland Park



Enclosure

                                   PROSPECTUS
                                 952,946 Shares
                              BANC ONE CORPORATION
                                  Common Stock


          AMERICAN HOLDING CO.
            PROXY STATEMENT
                  for
    Special Meeting of Shareholders
                            , 1994




      FIRST BANK OF HIGHLAND PARK
            PROXY STATEMENT
                  for
    Special Meeting of Shareholders
                            , 1994




This Prospectus and Joint Proxy Statement (the "Prospectus" or "Prospectus and Joint Proxy Statement") relates to the proposed merger of American Holding Co. ("AMERICAN") with and into Banc One Illinois Corporation ("Banc One Illinois"), a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE") and the subsequent merger of AMERICAN's sole subsidiary, FIRST BANK of Highland Park ("FIRST BANK"), with and into Banc One Illinois' subsidiary, Bank One, Chicago, National Association ("Bank One Chicago").

If the proposed merger of AMERICAN with and into Banc One Illinois (the "Merger") is consummated, each outstanding share of AMERICAN Class A Common Stock, no par value, and AMERICAN Class B Common Stock, no par value (the Class A and Class B Common Stock, together, the "AMERICAN Common Stock"), will be converted into shares of BANC ONE Common Stock, no par value ("BANC ONE Common Stock"), at the rate of 6.2700 shares of BANC ONE Common Stock for each share of AMERICAN Common Stock. The Merger is subject to the approval of the holders of not less than two-thirds of the outstanding shares of AMERICAN Common Stock entitled to vote thereon and to the satisfaction of certain other conditions, including obtaining various regulatory approvals.

Following the Merger, if the proposed merger of FIRST BANK with and into Bank One Chicago (the "Consolidation") is consummated, the shares of FIRST BANK Common Stock, par value $5.00 per share ("FIRST BANK Common Stock"), not owned by AMERICAN, or Banc One Illinois or BANC ONE as the successors to AMERICAN ("FIRST BANK Common"), will be converted into BANC ONE Common Stock at the rate of 2.7227 shares of BANC ONE Common Stock for each share of AMERICAN Common Stock. The Consolidation is subject to approval of the holders of not less than two-thirds of the outstanding shares of FIRST BANK Common Stock entitled to vote thereon and to the satisfaction of certain other conditions, including obtaining various regulatory approvals. AMERICAN owns more than two-thirds (approximately 94.29%) of the outstanding FIRST BANK Common Stock and, therefore, the required approval of the FIRST BANK Common Stock is assured.

This Prospectus and Joint Proxy Statement does not cover any resales of BANC ONE Common Stock received by affiliates of AMERICAN and FIRST BANK upon consummation of the Merger and Consolidation, respectively, and no person is authorized to make use of this Prospectus and Joint Proxy Statement in connection with any such resale.


The outstanding shares of BANC ONE Common Stock are, and the shares of BANC ONE Common Stock offered hereby will be, listed and traded on the New York Stock Exchange. The closing price of BANC ONE Common Stock on the New York Stock
Exchange on               ,1994 was $     .


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


A Special Meeting of Shareholders of AMERICAN and FIRST BANK will be held at
                                       , on              , 1994, to consider a
proposal to approve the Merger Agreement and the Consolidation Agreement, respectively (as hereinafter defined).





The date of this Prospectus and Joint Proxy Statement is                , 1994.


                             AVAILABLE INFORMATION


BANC ONE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by BANC ONE can be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Reports, proxy and information statements and other information concerning BANC ONE can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which BANC ONE has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

BANC ONE has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the BANC ONE Common Stock to be issued pursuant to the Merger and Consolidation. This Prospectus and Joint Proxy Statement does not contain all information set forth in the Registration Statement and exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Prospectus and Joint Proxy Statement or in any document incorporated into this Prospectus and Joint Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                           INCORPORATION BY REFERENCE

THIS PROSPECTUS AND JOINT PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY AMERICAN OR FIRST BANK SHAREHOLDER, TO WHOM THIS PROSPECTUS AND JOINT PROXY STATEMENT IS DELIVERED UPON ORAL OR WRITTEN REQUEST TO WILLIAM C. LEITER, SENIOR VICE PRESIDENT, BANC ONE CORPORATION, 100 EAST BROAD STREET, COLUMBUS, OHIO 43271-0251, TELEPHONE NUMBER 614/248-5905. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
                  , 1994.

BANC ONE's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, BANC ONE's Quarterly Report on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, and BANC ONE's Current Reports on Form 8-K, including the Form 8-K filed January 28, 1994 and the Form 8-K filed February 17, 1994, in each case filed with the Commission pursuant to Section 13 of the Exchange Act, and the description of BANC ONE Common Stock which is contained in BANC ONE's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, are incorporated into this Prospectus and Joint Proxy Statement by reference.

All documents filed by BANC ONE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting of Shareholders of AMERICAN and FIRST BANK shall be deemed to be incorporated by reference in this Prospectus and Joint Proxy Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Joint Proxy Statement to the extent that such statement is modified or superseded by a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Joint Proxy Statement.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus and Joint Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by BANC ONE, AMERICAN or FIRST BANK. This Prospectus and Joint Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and Joint Proxy Statement nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of BANC ONE, AMERICAN or FIRST BANK since the date hereof or that the information herein is correct as of any time subsequent to such date.


                               TABLE OF CONTENTS

                                                                          Page


A. INFORMATION ABOUT THE TRANSACTION  . . . . . . . . . . . . . . . . .

   INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Amercian Holding Co. Special Meeting  . . . . . . . . . . . . . .
      First Bank of Highland Park Special Meeting . . . . . . . . . . .
      AMERICAN and FIRST BANK   . . . . . . . . . . . . . . . . . . . .
      BANC ONE and Banc One Illinois  . . . . . . . . . . . . . . . . .

   SUMMARY OF THE TRANSACTION . . . . . . . . . . . . . . . . . . . . .
      Terms of Merger Agreement and Exchange Rate . . . . . . . . . . .
      Terms of Consolidation Agreement
        and Consolidation Rate  . . . . . . . . . . . . . . . . . . . .
      Management After the Merger . . . . . . . . . . . . . . . . . . .
      Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . .
      Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . .
      Rights of Dissenting Shareholders . . . . . . . . . . . . . . . .
      Differences in Shareholder Rights . . . . . . . . . . . . . . . .
      Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . .
      Conditions; Termination . . . . . . . . . . . . . . . . . . . . .
      Selected Financial Data   . . . . . . . . . . . . . . . . . . . .
      Comparative Per Share Data  . . . . . . . . . . . . . . . . . . .

   THE SPECIAL MEETING OF SHAREHOLDERS OF AMERICAN  . . . . . . . . . .
      Purpose of the Special Meeting of Shareholders  . . . . . . . . .
      Record Date and Voting Rights . . . . . . . . . . . . . . . . . .
      Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

   THE SPECIAL MEETING OF SHAREHOLDERS OF FIRST BANK  . . . . . . . . .
      Purpose of the Special Meeting of Shareholders  . . . . . . . . .
      Record Date and Voting Rights . . . . . . . . . . . . . . . . . .
      Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

   MERGER and CONSOLIDATION . . . . . . . . . . . . . . . . . . . . . .
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Operations After the Merger and Consolidation . . . . . . . . . .
      Background of Transaction . . . . . . . . . . . . . . . . . . . .
      Merger and Consolidation Recommendations
        and Reasons for Transactions  . . . . . . . . . . . . . . . . .
      Conditions to the Merger; Termination   . . . . . . . . . . . . .
      Conditions to the Consolidation . . . . . . . . . . . . . . . . .
      Federal Tax Income Tax Consequences of the Merger . . . . . . . .
      Federal Income Tax Consequences of the Consolidation  . . . . . .
      Tax Consequences -- General . . . . . . . . . . . . . . . . . . .
      Conversion of Shares and Exchange of Certificates . . . . . . . .
      Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . .
      Resales by Affiliates . . . . . . . . . . . . . . . . . . . . . .
      Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . .
 Page

   COMPARATIVE RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . .
      Description of BANC ONE Stock . . . . . . . . . . . . . . . . . .
      Special Voting Requirements for Certain Transactions  . . . . . .
      Comparison of BANC ONE Common Stock and
        AMERICAN Common Stock . . . . . . .   . . . . . . . . . . . . .
      Comparison of BANC ONE Common Stock and
        FIRST BANK Common Stock   . . . . .   . . . . . . . . . . . . .

   MISCELLANEOUS INFORMATION  . . . . . . . . . . . . . . . . . . . . .
      Transfer and Exchange Agents  . . . . . . . . . . . . . . . . . .
      Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Sources of Information  . . . . . . . . . . . . . . . . . . . . .
      Registration Statement  . . . . . . . . . . . . . . . . . . . . .
      Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . .

B. INFORMATION ABOUT BANC ONE CORPORATION . . . . . . . . . . . . . . .

   General--Business  . . . . . . . . . . . . . . . . . . . . . . . . .
   Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . .
   Market Prices of and Dividends Paid on BANC ONE Common Stock . . . .
   Certain Regulatory Matters . . . . . . . . . . . . . . . . . . . . .
   Incorporation of Certain Information About BANC ONE
        by Reference  . . . . . . . . . . . . . . . . . . . . . . . . .

C. INFORMATION ABOUT AMERICAN HOLDING CO. AND FIRST BANK OF HIGHLAND PARK

   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   Dividends Paid on AMERICAN Common Stock and FIRST BANK Common Stock Management's Discussion and Analysis of Financial
     Condition and Results of Operations  . . . . . . . . . . . . . . .
   Financial Statements for AMERICAN  . . . . . . . . . . . . .   . . .
   Financial Statements for FIRST BANK  . . . . . . . . . . . . . . . .

D. VOTING AND MANAGEMENT INFORMATION  . . . . . . . . . . . . . . . . .

   Voting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   Rights of Dissenting AMERICAN Shareholders . . . . . . . . . . . . .
   Rights of Dissenting FIRST BANK Shareholders . . . . . . . . . . . .
   Management and Principal Shareholders of BANC ONE  . . . . . . . . .
   Principal Shareholders of AMERICAN   . . . . . . . . . . . . . . . .
   Principal Shareholders of FIRST BANK . . . . . . . . . . . . . . . .

EXHIBITS

   Exhibit A  - Sections 11.65 and 11.70 of the Illinois Business Corporations
                Act

   Exhibit B    Title 12, Section 215a of the United States Code



                                        PROSPECTUS AND JOINT PROXY STATEMENT

                              AMERICAN HOLDING CO.
                                      and
                          FIRST BANK OF HIGHLAND PARK

                        SPECIAL MEETINGS OF SHAREHOLDERS
                     A.  INFORMATION ABOUT THE TRANSACTION

                                  INTRODUCTION


American Holding Co. Special Meeting

This Prospectus and Joint Proxy Statement is furnished in connection with the Special Meeting of Shareholders of American Holding Co. ("AMERICAN") to be held
on              , 1994 for the purpose of approving an Agreement and Plan of
Merger dated February 4, 1994 (the "Merger Agreement"), by and between AMERICAN and Banc One Illinois Corporation ("Banc One Illinois"), a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"), a registered multi-bank holding company headquartered in Columbus, Ohio, and joined in by BANC ONE.
The Merger Agreement provides for the merger of AMERICAN with and into Banc One Illinois.

First Bank of Highland Park Special Meeting

This Prospectus is also furnished in connection with a Special Meeting of Shareholders of First Bank of Highland Park ("FIRST BANK") to be held on
             , 1994 for the purpose of ratifying and confirming a Bank Merger Agreement dated as of April 19, 1994 (as amended on August 1, 1994, the "Consolidation Agreement"), by and between FIRST BANK and Bank One, Chicago, National Association ("Bank One Chicago"), a wholly owned subsidiary of Banc One Illinois and an indirect subsidiary of BANC ONE. The Consolidation Agreement provides for the merger of FIRST BANK with and into Bank One Chicago.

AMERICAN and FIRST BANK

AMERICAN is a registered single bank holding company organized under the laws of the State of Illinois with its principal office in Glencoe, Illinois. AMERICAN owns 94.29 percent of the outstanding FIRST BANK Common Stock. At June 30, 1994, AMERICAN had total consolidated assets of approximately [$ ] million and total consolidated deposits of approximately $[ ] million. The principal office of AMERICAN is located at 75 Aspen Lane, Glencoe, Illinois 60022 and its telephone number is 708/432-7800.

FIRST BANK is an FDIC-insured state chartered banking institution, with its main and sole banking office in Highland Park, Illinois. The main and sole banking office of FIRST BANK is located at 1835 First Street, Highland Park, Illinois 60035 and its telephone number is 708/432-7800.

BANC ONE and Banc One Illinois

BANC ONE is a multi-bank holding company incorporated under the laws of the State of Ohio which as of June 30, 1994 owned all of the capital stock of one Arizona, one California, six Colorado, seven Illinois, eight Indiana, two Kentucky, one Oklahoma, one Texas, four Michigan, eighteen Ohio, one Utah, sixteen West Virginia and fifteen Wisconsin commercial banks. These 81 banks operate more than 1,300 offices in this thirteen-state area and, at June 30, 1994, BANC ONE, its affiliate banks and its non-bank subsidiaries had total assets of approximately $84.5 billion and total deposits of approximately $62.1 billion. Banc One Illinois, a direct subsidiary of BANC ONE, is the direct parent of BANC ONE's commercial banks situated in the State of Illinois. See "INFORMATION ABOUT BANC ONE CORPORATION," which includes information about pending acquisitions. The principal office of BANC ONE is located at 100 East Broad Street, Columbus, Ohio 43271 and its telephone number is 614/248-5944.

                           SUMMARY OF THE TRANSACTION

Terms of Merger Agreement and Exchange Rate

Upon the Merger becoming effective, each of the outstanding shares of AMERICAN Common Stock will be converted into 6.2700 shares of BANC ONE Common Stock (the "Exchange Rate"). Upon the consummation of the Merger, AMERICAN will be merged into Banc One Illinois and the separate corporate existence of AMERICAN will cease. Banc One Illinois, as the surviving corporation in the Merger and a wholly owned subsidiary of BANC ONE, will continue operations under the name Banc One Illinois Corporation.

Terms of Consolidation Agreement and Consolidation Rate

As a result of and contemporaneously with the Merger, Banc One Illinois will become the owner of 330,000 of the 350,000 shares of FIRST BANK Common Stock outstanding and will, provided that shareholders of FIRST BANK approve the Consolidation Agreement, effect the merger of FIRST BANK with and into Bank One Chicago (the "Consolidation") pursuant to Federal law, the laws of the State of Illinois and the Consolidation Agreement . Pursuant to the terms of the Consolidation Agreement, each of the outstanding shares of FIRST BANK Common Stock, other than FIRST BANK Common Stock owned by AMERICAN or BANC ONE or Banc One Illinois as the successor to AMERICAN, will be converted into 2.7227 shares of BANC ONE Common Stock (the "Consolidation Rate").

Management After the Merger

Banc One Illinois will operate with Banc One Illinois' current officers and employees, with its principal place of business in Springfield, Illinois. Banc One Illinois' current directors will serve as the directors of the surviving corporation following the Merger. It is anticipated that following the Merger, FIRST BANK will merge with Banc One Illinois' subsidiary, Bank One Chicago, and operate under the name of Bank One, Chicago, National Association (the "Resulting Bank"). The Resulting Bank will conduct its banking operations at its present offices and, except for offices which are consolidated, FIRST BANK's office will become a branch of the Resulting Bank.

The Resulting Bank, as a BANC ONE affiliate after the Consolidation, will continue to operate under BANC ONE's operating philosophy whereby it will have autonomy to match its products and services to the needs of its local communities. BANC ONE bank affiliates have authority to make decisions locally in "people-related" matters such as lending, personnel, charitable contributions and other community and related matters, relying upon BANC ONE and its state holding companies for "paper and computer related" matters such as assistance in accounting, auditing, loan review, certain legal matters, investment portfolio management, regulatory compliance, data processing and other matters which are generally best performed by specialists on a centralized basis.

Tax Consequences

Consummation of the Merger is conditioned upon receipt by AMERICAN and BANC ONE of an opinion dated as of the effective date of the Merger from Squire, Sanders & Dempsey to the effect that no gain or loss will be recognized by AMERICAN's shareholders for Federal income tax purposes as a result of the exchange of their AMERICAN Common Stock for BANC ONE Common Stock in the Merger, disregarding for purposes of the opinion any cash received pursuant to the Merger in connection with fractional share interests or the assertion of dissenters' rights. Such opinion will not address the Consolidation, which may not qualify as a tax-free transaction. The tax consequences of the proposed transaction to shareholders of AMERICAN and FIRST BANK are summarized under "MERGER AND CONSOLIDATION--Federal Income Tax Consequences of the Merger" and
- --Federal Income Tax Consequences of the Consolidation."

Vote Required

Holders of not less than two-thirds of the outstanding shares of AMERICAN Common Stock entitled to vote thereon must vote in favor of the approval of the Merger Agreement in order for the transaction to be completed. Holders of not less than two-thirds of the outstanding shares of FIRST BANK Common Stock entitled to vote thereon must vote in favor of ratification and confirmation of the Consolidation Agreement in order for the Consolidation to be completed.
The directors and executive officers of AMERICAN, together with their affiliates, are entitled to vote approximately 83% of the outstanding shares of AMERICAN Common Stock and each such holder has indicated his or her intent to vote such shares for approval of the Merger Agreement. The directors and executive officers of FIRST BANK, together with their affiliates, are entitled to vote approximately 3% of the outstanding shares of FIRST BANK Common Stock and each such holder has indicated his or her intent to vote such shares for ratification and confirmation of the Consolidation Agreement. Additionally, AMERICAN owns approximately 94% of FIRST BANK Common Stock and will vote such shares to approve the Consolidation Agreement. It is not necessary for the shareholders of BANC ONE to approve the merger or consolidation proposals. However, BANC ONE, as the sole shareholder of Banc One Illinois, has or will approve the Merger and the Merger Agreement and Banc One Illinois as the sole shareholder of Bank One Chicago has or will approve the Consolidation and the Consolidation Agreement. For information concerning voting by shareholders of AMERICAN or FIRST BANK on the proposed Merger or Consolidation, see "MERGER AND CONSOLIDATION--General" and "VOTING AND MANAGEMENT INFORMATION--Voting."

Rights of Dissenting Shareholders

Under Illinois law, certain rights are available to an AMERICAN shareholder whose shares of AMERICAN Common Stock are not voted in favor of the Merger and who in writing appropriately makes a demand for payment of his or her AMERICAN Common Stock in the manner provided by Illinois law. Any FIRST BANK shareholder who votes against the Consolidation or who gives written notice at or before such meeting that he or she dissents from the Consolidation will be entitled to receive the value of his or her FIRST BANK Common Stock subject to and in accordance with Title 12, Section 215a of the United States Code. See "VOTING AND MANAGEMENT INFORMATION--Rights of Dissenting AMERICAN Shareholders" and--Rights of Dissenting FIRST BANK Shareholders." It is a condition to BANC ONE's obligation to consummate the Merger that not more than 10% of the maximum aggregate total number of shares of BANC ONE Common Stock which could be issued by BANC ONE in the Merger and Consolidation are to be settled in cash as a result of fractional share interests or are to be issued or paid to AMERICAN shareholders who have asserted rights as dissenting shareholders pursuant to applicable law.

Differences in Shareholder Rights

There are differences between the rights of AMERICAN shareholders and BANC ONE shareholders. For example, BANC ONE's Articles of Incorporation ("BANC ONE'S Articles"), unlike AMERICAN's Articles of Incorporation ("AMERICAN'S Articles"), authorize the issuance of preferred as well as common stock. Under the Illinois Business Corporation Act of 1983, as amended ("IBCA"), and AMERICAN's Bylaws, AMERICAN shareholders have the right to cumulate voting power in the election of directors. BANC ONE shareholders have no such right. Both Ohio law and BANC ONE's Articles contain "control share acquisition" provisions which mandate certain procedures and shareholder consents to approve certain share acquisitions. Neither the IBCA nor AMERICAN's Articles contain any similar provisions applicable to AMERICAN. The IBCA provides that a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of a corporation's assets may be effected upon the affirmative vote of two-thirds of a corporation's outstanding shares entitled to vote. BANC ONE's Articles contain a so-called "fair price" provision which mandates certain procedures and approvals for a business combination. AMERICAN's Articles do not contain similar provisions. In addition, Ohio law contains provisions prohibiting certain business combinations between corporations and "Interested Stockholders." The IBCA does not contain a similar provision applicable to AMERICAN. The effect of the supermajority and fair price provisions contained in BANC ONE's Articles may be to discourage certain potential business combinations which some shareholders may believe to be in their best interests and to make more difficult management changes which might occur if the potential business combination were successful. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Comparisons of BANC ONE Common Stock and AMERICAN Common Stock."

There are differences between the rights of FIRST BANK Shareholders and BANC
ONE shareholders. For example, BANC ONE's Articles, unlike FIRST BANK's charter ("FIRST BANK's Charter"), authorize the issuance of preferred as well as common stock. The Illinois Banking Act, as amended ("IBA"), gives FIRST
BANK shareholders preemptive rights to subscribe for proportionate amounts of any newly issued shares of FIRST BANK Common Stock as well as the right to cumulate voting power in the election of directors. BANC ONE shareholders have no such rights. Both Ohio law and BANC ONE's Articles contain "control share acquisition" provisions which mandate certain procedures and shareholder consents to approve certain share acquisitions. In addition, under Ohio law, in evaluating an acquisition proposal, directors of an Ohio corporation such as BANC ONE are permitted, in determining whether any matter is in the best interest of the corporation, to take into account a wide range of interests and considerations. Neither the IBA nor FIRST BANK's charter contain any similar provisions. BANC ONE's Articles contain a so-called "fair price" provision which mandates certain procedures and approvals for a business combination. FIRST BANK's Charter does not contain similar provisions. In addition, Ohio law contains provisions prohibiting certain business combinations between corporations and "Interested Stockholders." The IBA does not contain a similar provision. The effect of the supermajority and fair price provisions contained in BANC ONE's Articles may be to discourage certain potential business combinations which some shareholders may believe to be in their best interests and to make more difficult management changes which might occur if the potential business combination were successful. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Comparisons of BANC ONE Common Stock and FIRST BANK Common Stock."

Regulatory Approvals

In order for the proposed transactions to be completed, approval of BANC ONE's acquisition of AMERICAN must be obtained from the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner"). The Consolidation must also be approved by the Office of the Comptroller of the Currency (the "OCC"). These approvals have not yet been obtained.

Conditions; Termination

Consummation of the Merger is subject to satisfaction or waiver of various conditions, including compliance by each party with its respective covenants and confirmation by each party of its respective representations and warranties, the absence of any material adverse change in the financial condition or business of AMERICAN, FIRST BANK or BANC ONE, the fulfillment of certain earnings tests and other matters. Under certain circumstances AMERICAN, by action of its Board of Directors, may elect to terminate the Merger Agreement, whether before or after approval of the Merger by the shareholders of AMERICAN, by giving written notice of such election to BANC ONE within two NYSE trading days after the Valuation Period (the ten consecutive days on which shares of BANC ONE Common Stock are traded on the NYSE ending on the sixth NYSE trading day immediately prior to the consummation of the Merger). The Merger Agreement provides that either party may abandon the Merger if it is not consummated on or before December 31, 1994. See "MERGER AND CONSOLIDATION--Conditions to the Merger" for a more complete discussion of the conditions to the Merger. Consummation of the Consolidation is subject to ratification and confirmation of the Consolidation Agreement by not less than two-thirds of the outstanding shares of FIRST BANK Common Stock and all of the outstanding shares of Bank One Chicago Common Stock, consummation of the Merger and procurement of all required regulatory approvals. See "MERGER AND CONSOLIDATION--Conditions to the Consolidation" for a more complete discussion of the conditions to the Consolidation.

Selected Financial Data

The acquisition of AMERICAN will be accounted for as a pooling of interests. BANC ONE has announced one acquisition and two sales which are not material individually or in the aggregate, and, are therefore not included in the accompanying selected financial data. For further discussion on this acquisition, see "INFORMATION ABOUT BANC ONE CORPORATION."

The following table presents on a historical basis selected unaudited consolidated financial data for BANC ONE, AMERICAN and FIRST BANK. The financial data is based on the consolidated financial statements of BANC ONE incorporated herein by reference and the financial statements of AMERICAN and FIRST BANK included herein.



                                                  SELECTED FINANCIAL DATA (2)
                                                 (thousands, except per share)
                                                            (UNAUDITED)
                                  Six months
                                    ended
                                  June 30,                           Year ended December 31,
                                  --------------------------------------------------------------------------------
                                     1994          1993          1992          1991          1990          1989
                                  ----------    ----------    ----------    ----------    ----------    ----------
   Total interest income and other income:

    BANC ONE....................$ 1,888,287    $7,226,790    $7,358,393    $6,828,327    $6,151,959    $5,473,099
    AMERICAN......................    9,070        19,657        21,799        22,304        20,274        16,840
    FIRST BANK....................    9,070        19,657        21,799        22,281        20,271        16,840

   Income (loss) from continuing operations:

    BANC ONE....................$   315,938    $1,120,589    $  876,588    $  664,288    $  536,066    $  304,916
    AMERICAN......................    1,210         3,221         3,466         2,195         1,571         1,501
    FIRST BANK....................     1493         3,963         4,261         3,008         2,499         2,434

   Income (loss) from continuing operations per common share:

    BANC ONE....................$      0.81    $     2.93    $     2.29    $     1.82    $     1.56    $     0.97 (1)
    AMERICAN......................     8.46    $    22.52         24.26    $    15.43    $    11.04    $    10.54
    FIRST BANK....................     4.27    $    11.32         12.17    $     8.59    $     7.14    $     6.97

   Historical dividends declared per
    common share:

    BANC ONE....................$      0.31    $     1.07    $     0.89    $     0.76    $     0.69    $     0.63
    AMERICAN......................     2.50 3       10.00 3        5.00 3        5.00  3
    FIRST BANK....................     4.00          6.00          8.00          6.00          4.00          4.00

   Total assets (end of period):

    BANC ONE....................$84,544,235   $79,918,561   $76,739,119   $73,840,498   $56,610,126   $48,111,384
    AMERICAN......................  239,726       230,733       254,792       260,360       233,423       195,975
    FIRST BANK....................  236,901       228,780       252,885       258,428       231,408       193,909

   Long-term borrowings (end of period):

    BANC ONE....................$ 1,741,221    $1,701,662    $1,357,462    $  943,726    $  810,197    $  624,232
    AMERICAN......................    4,800         6,000         6,760         8,260         9,500         9,906
    FIRST BANK....................

   Total stockholders' equity (end of period):

    BANC ONE....................$ 7,266,974    $7,033,638    $6,241,586    $5,559,370    $4,514,653    $3,633,542
    AMERICAN......................   17,974        16,905        13,947        10,523         8,455         6,883
    FIRST BANK....................   21,077        21,062        19,199        17,738        16,831        15,731


   (1) 1989's income from continuing operations per common share was impacted by a significant increase in Banc One Arizona (former provision for loan losses.

   (2) All BANC ONE per common share amounts are restated to give retroactive effect to the 10% dividend paid on March 4, 1994 to s

   (3) Amounts represent dividends declared on AMERICAN's outstanding shares of Class A Common Stock. No dividends are declared on



                           Comparative Per Share Data

Based upon the Exchange Rate and the Consolidation Rate, the following tables set forth per common share income from continuing operations, dividends, book value and market value of (i) BANC ONE; (ii) AMERICAN; (iii) FIRST BANK;
(iv) pro forma equivalent of one share of AMERICAN Common Stock based on BANC ONE Common Stock; and (v) pro forma equivalent of one share of FIRST BANK Common Stock based on BANC ONE Common Stock.






                                                                                            (iv)Per Share of    (v)Per Share of
                                                                                            AMERICAN Common     FIRST BANK
                                                                                            Stock assuming an   assuming an
                                                                                            exchange rate of    exchange rate of one
                                                                                            one share of AMERI- share of FIRST BANK
                                                                                            CAN Common Stock    Common Stock for
                                                                                            for 6.2700 shares   for 2.7227 shares
                                                                                            of BANC ONE         of BANC ONE
                                  (i)               (ii)                  (iii)             Common Stock        Common Stock
                                  --------------    --------------        ---------------   ------------------  -----------------
                                       BANC                                    FIRST               BANC               BANC
                                       ONE             AMERICAN                BANK                ONE                 ONE
                                  --------------    --------------        ---------------   ------------------  -----------------


Income from continuing
 operations per common share:
            December  31, 1989  $             (5) $         10.54       $           6.97
            December  31, 1990             1.56             11.04                   7.14                 9.78               4.25
            December  31, 1991             1.82             15.43                   8.59                11.41               4.96
            December  31, 1992             2.29             24.26                  12.17                14.36               6.23
            December  31, 1993             2.93             22.52                  11.32                18.37               7.98
            June 30, 1994, 1994            0.81              8.46                   4.27                 5.08               2.21

Dividends declared per common share:
            December  31, 1989             0.63                                     4.00                 3.95               1.72
            December  31, 1990             0.69                                     4.00                 4.33               1.88
            December  31, 1991             0.76              5.00 6                 6.00                 4.77               2.07
            December  31, 1992             0.89              5.00 6                 8.00                 5.58               2.42
            December  31, 1993             1.07             10.00 6                 6.00                 6.71               2.91
            June 30, 1994                  0.31              2.50 6                 4.00                 1.94               0.84

Book value per common share
  as of June 30, 1994                     18.29            125.43                  60.22               114.68              49.80


Market value per common share
  as of February 7, 1994(1)               33.07 (2)                 (3)                  (3)           207.35              90.04


Market value per common share
  as of October __, 1994(4)                     (2)                 (3)                  (3)



(1)The business day immediately preceding public announcement of the proposed merger.

(2)Based on the closing price of BANC ONE Common Stock as reported on the New York Stock Exchange. The February 7, 1994 price is adjusted for the 10% stock dividend effective February 10, 1994.

(3)No active trading exists for AMERICAN or  FIRST BANK common stock.

(4)A recent business day preceding the date of this Prospectus.

(5)1989's income from continuing operations per common share was impacted by a significant increase in Banc One Arizona (formerly Valley National) Corporation's provision for loan losses.

(6)Amounts represent dividends declared on AMERICAN's outstanding shares of Class A Common Stock. No dividends are declared on AMERICAN's Class B Common Stock.





                THE SPECIAL MEETING OF SHAREHOLDERS OF AMERICAN


This Prospectus and Joint Proxy Statement is being furnished to the shareholders of AMERICAN in connection with the solicitation of proxies by the AMERICAN Board for use at AMERICAN's Special Meeting of Shareholders and at any adjournment or adjournments thereof (the "AMERICAN Special Meeting"). The
AMERICAN Special Meeting will be held on              , 1994, at   :     .m.,
local time at                               , Highland Park, Illinois.

Purpose of the Special Meeting of Shareholders

At the AMERICAN Special Meeting, the holders of AMERICAN Common Stock will vote on the approval of the Merger Agreement.

Record Date and Voting Rights

The AMERICAN Board has fixed the close of business on             , 1994 as the
record date for determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the record date, AMERICAN had outstanding and entitled to vote 26,300 shares of AMERICAN Class A Common Stock and 117,000 shares of AMERICAN Class B Common Stock. Each share of AMERICAN Class A Common Stock and AMERICAN Class B Common Stock is entitled to one vote, and such shares vote together as a class. The Merger Agreement must be approved by the affirmative vote of not less than two-thirds of the outstanding shares of AMERICAN Common Stock entitled to vote thereon.

Votes, whether in person or by proxy, will be counted and tabulated by inspectors appointed by AMERICAN. Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the AMERICAN Special Meeting, nor will such abstentions and broker non-votes be counted toward determining a quorum. In accordance with Illinois law and AMERICAN's Articles and Bylaws, such abstentions have the effect of a "no" vote since state law requires the Merger Agreement to be authorized and approved by the affirmative vote of not less than two-thirds of the AMERICAN Common Stock entitled to be voted, rather than two-thirds of those shares actually voting.

Proxies

Proxies for use at the AMERICAN Special Meeting accompany this Prospectus and Joint Proxy Statement. A shareholder may use a proxy whether or not he or she intends to attend the AMERICAN Special Meeting in person. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice to the Secretary of AMERICAN, by submitting a later dated proxy or by attending and voting in person at the AMERICAN Special Meeting. All proxies validly submitted and not revoked will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. The AMERICAN Board is not aware of any other matters which may be presented for action at the AMERICAN Special Meeting, but if other matters do properly come before the meeting it is intended that the shares represented by the accompanying proxy will be voted by the persons named in the proxy in accordance with their best judgment.

Solicitation of proxies will be made in person, by mail or by telephone or telegraph by present and former directors, officers and employees of AMERICAN and FIRST BANK for which no additional compensation will be paid. AMERICAN will bear the cost of solicitation of proxies from its shareholders and may reimburse brokers and others for their expenses in forwarding solicitation material to beneficial owners of its voting stock.

AMERICAN held its 1994 Annual Meeting of Shareholders on February 15, 1994.

               THE SPECIAL MEETING OF SHAREHOLDERS OF FIRST BANK

This Prospectus and Joint Proxy Statement is being furnished to the shareholders of FIRST BANK in connection with the solicitation of proxies by the FIRST BANK Board for use at FIRST BANK's Special Meeting of Shareholders and at any adjournment or adjournments thereof (the "FIRST BANK Special
Meeting").  The FIRST BANK Special Meeting will be held on              , 1994,
at   :     .m., local time at                     , Illinois.

Purpose of the Special Meeting of Shareholders

At the FIRST BANK Special Meeting, the holders of FIRST BANK Common Stock will vote on the ratification and confirmation of the Consolidation Agreement.

Record Date and Voting Rights

The FIRST BANK Board has fixed the close of business on             , 1994 as
the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the record date, FIRST BANK had outstanding and entitled to vote 350,000 shares of FIRST BANK Common Stock. Each share of FIRST BANK Common Stock is entitled to one vote. The Consolidation Agreement must be approved by the vote of not less than two-thirds of the outstanding shares of FIRST BANK Common Stock entitled to vote thereon.

Votes, whether in person or by proxy, will be counted and tabulated by inspectors appointed by FIRST BANK. Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the FIRST BANK Special Meeting, nor will such abstentions and broker non-votes be counted toward determining a quorum. In accordance with Illinois and Federal law, such abstentions have the effect of a "no" vote since Illinois and Federal law require the Consolidation Agreement to be ratified and confirmed by the affirmative vote of not less than two-thirds of the FIRST BANK Common Stock entitled to be voted, rather than two-thirds of those shares actually voting.

Proxies

Proxies for use at the FIRST BANK Special Meeting accompany this Prospectus and Joint Proxy Statement. A shareholder may use a proxy whether or not he or she intends to attend the FIRST BANK Special Meeting in person. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice to the Secretary of FIRST BANK, by submitting a later dated proxy or by attending and voting in person at the FIRST BANK Special Meeting. All proxies validly submitted and not revoked will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF RATIFICATION AND CONFIRMATION OF THE CONSOLIDATION AGREEMENT. The FIRST BANK Board is not aware of any other matters which may be presented for action at the FIRST BANK Special Meeting, but if other matters do properly come before the meeting it is intended that the shares represented by the accompanying proxy will be voted by the persons named in the proxy in accordance with their best judgment.

Solicitation of proxies will be made in person, by mail or by telephone or telegraph by present and former directors, officers and employees of AMERICAN and FIRST BANK for which no additional compensation will be paid. FIRST BANK will bear the cost of solicitation of proxies from its shareholders and may reimburse brokers and others for their expenses in forwarding solicitation material to beneficial owners of its voting stock.

FIRST BANK held its 1994 Annual Meeting of Shareholders on February 15, 1994.

                            MERGER AND CONSOLIDATION

The information in this Prospectus and Joint Proxy Statement concerning the terms of the Merger and Consolidation is a summary only and is qualified in its entirety by reference to the Merger Agreement and the Consolidation Agreement, which agreements are incorporated by reference herein.

General

The Merger Agreement provides for the Merger of AMERICAN with and into Banc One Illinois. As a result of the Merger, FIRST BANK will become a subsidiary of BANC ONE and Banc One Illinois. Upon the effectiveness of the Merger (the "Effective Time") each of the outstanding shares of AMERICAN Common Stock will be converted into 6.2700 shares of BANC ONE Common Stock (subject to adjustments in certain circumstances), which shares of BANC ONE Common Stock will be issued as a result of the Merger.

The Consolidation Agreement provides for the merger of FIRST BANK with and into Bank One Chicago. Upon the effectiveness of the Consolidation (the "Consolidation Effective Time") each of the outstanding shares of FIRST BANK Common Stock not owned by AMERICAN or BANC ONE or Banc One Illinois following the Merger will be converted into 2.7227 shares of BANC ONE Common Stock (subject to adjustments in certain circumstances), which shares of BANC ONE Common Stock will be issued as a result of the Consolidation.

The affirmative vote of holders of not less than two-thirds of the outstanding shares of AMERICAN Common Stock entitled to vote at the AMERICAN Special Meeting is required in order to approve the Merger Agreement. See "VOTING AND MANAGEMENT INFORMATION-Voting." However, it is a condition to BANC ONE's obligation to consummate the Merger that not more than 10% of the maximum aggregate total number of shares of BANC ONE Common Stock which could be issued by BANC ONE in the Merger and Consolidation are to be settled in cash as a result of fractional share interests or are to be issued to AMERICAN shareholders who have asserted rights as dissenting shareholders under applicable law. The affirmative vote of holders of not less than two-thirds of the outstanding shares of FIRST BANK Common Stock entitled to vote at the FIRST BANK Special Meeting is required in order to ratify and confirm the Consolidation Agreement. See "VOTING AND MANAGEMENT INFORMATION-Rights of Dissenting Shareholders."

Subject to such shareholder approval and the satisfaction of certain conditions and receipt of all requisite regulatory approvals, in each case as provided for in the Merger Agreement, the Merger will become effective upon the issuance by the Secretary of State of the State of Illinois of a certificate of merger with respect thereto as provided in applicable provisions of the Illinois Business Corporation Act of 1983, as amended.

The Boards of Directors of BANC ONE, Banc One Illinois and AMERICAN have approved the Merger Agreement and the Boards of Directors of Bank One Chicago and FIRST BANK have approved the Consolidation Agreement. BANC ONE, as the sole shareholder of Banc One Illinois,has or will approve the Merger Agreement and Banc One Illinois, as the sole shareholder of Bank One Chicago, has or will approve the Consolidation Agreement. Approval of the Merger Agreement by the shareholders of BANC ONE is not required for consummation of the Merger or Consolidation.

Operations After the Merger and Consolidation

Upon the consummation of the Merger, AMERICAN will be merged into Banc One Illinois and the separate corporate existence of AMERICAN will cease. Banc One Illinois, as the surviving corporation in the Merger and a wholly owned subsidiary of BANC ONE, will continue operations under the name "Banc One Illinois Corporation" and will operate with Banc One Illinois's current officers and employees, with its principal place of business at Springfield, Illinois. Banc One Illinois's current directors will serve as the directors of the surviving corporation following the Merger. It is anticipated that following the Merger, the Consolidation will occur. Following the Consolidation, the present directors, officers and employees of Bank One Chicago will continue in those same capacities for the Resulting Bank. The Resulting Bank will conduct its banking operations at its present offices and at the office of FIRST BANK.

The Resulting Bank, as a BANC ONE affiliate after the Consolidation, will continue to operate under BANC ONE's operating philosophy whereby it will have autonomy to match its products and services to the needs of its local communities. Similarly, BANC ONE bank affiliates have authority to make decisions locally in "people-related" matters such as lending, personnel, charitable contributions and other community and related matters, relying upon BANC ONE and its state holding companies for "paper and computer related" matters such as assistance in accounting, certain legal matters, investment portfolio management, regulatory compliance, data processing and other matters which are generally best performed by specialists on a centralized basis.

Background of Transaction

In the fall of 1992, Management of AMERICAN determined that in view of general conditions in the banking industry and the increased competition in the banking climate from large banks and financial institutions, it would be desirable to consider a combination with a larger bank holding company.

After discussions with several knowledgeable persons, a firm was engaged to identify and make contact with banks and bank holding companies that would be interested in an acquisition or combination with AMERICAN and FIRST BANK. Management of AMERICAN had preliminary discussions in late 1992 and early 1993 with several interested parties; however, no definite agreements were reached and the subject was temporarily placed on hold.

In the fall of 1993, Management of AMERICAN reviewed the growth prospects for FIRST BANK as a single bank versus as a part of a larger banking organization and renewed its interest in seeking an acquisition or combination with a larger banking organization. In the fall of 1993, Management of AMERICAN held discussions with representatives of several bank holding companies and financial institutions, including representatives of BANC ONE regarding the possible acquisition of FIRST BANK and AMERICAN.

In December, 1993, a preliminary draft of a merger agreement was received from BANC ONE and discussed with the officers of AMERICAN and its legal counsel. During the last two weeks of December, 1993 and in early January, 1994, detailed negotiations between representatives of BANC ONE and representatives of AMERICAN took place resulting in a finalized merger proposal. This proposal was unanimously approved by the Boards of Directors of AMERICAN and FIRST BANK on February 3, 1994.

Merger and Consolidation Recommendations and Reasons for Transaction

The terms of the merger and consolidation as outlined in the Merger Agreement and Consolidation Agreement were the result of arms length negotiations between AMERICAN, FIRST BANK, BANC ONE ILLINOIS and BANC ONE and their respective representatives. In the course of reaching the decision to approve the Merger Agreement and Consolidation Agreement the Boards of Directors of AMERICAN and FIRST BANK consulted with their legal advisors and members of management, and without assigning any relative or specific weights, considered numerous factors, including but not limited to the following:

1. The current condition and growth prospects for FIRST BANK, including historical and prospective results of operations, financial condition and capital position.

2. The economic environment and competitive banking climate in Illinois, with special consideration given to the increased competition from out-of-state financial institutions.

3. That a business combination with a larger bank holding company, like BANC ONE, would provide greater short term and long term risk adjusted returns to FIRST BANK's and AMERICAN's shareholders and would benefit depositors, loan customers and the community in which FIRST BANK operates.

4. General industry conditions, including increased competition for deposits and loans from non-regulated financial institutions, and the heightened competitive environment created by the rapid consolidation occurring in the banking industry.

5. BANC ONE's proposed exchange ratios in monetary value to FIRST BANK's and AMERICAN's shareholders, both in absolute terms and as compared to other similar merger and consolidation transactions.

6. The merger and consolidation transactions offer FIRST BANK's and AMERICAN's shareholders the prospect of greater liquidity and trading value and better prospects for future growth than if FIRST BANK and AMERICAN were to remain independent.


FIRST BANK's and AMERICAN's Boards of Directors believe that the affiliation with BANC ONE will result in a competitively stronger combined entity with increased financial and human resources which will lead to enhanced financial performance and a larger and more geographically diverse banking operation.

As of August 31, 1994, the directors and executive officers of AMERICAN, together with their affiliates and associates, as a group, were entitled to vote approximately 119,267 shares of AMERICAN Common Stock representing approximately 83% of the shares outstanding. These persons will be entitled to receive the same consideration for their shares as any other AMERICAN shareholder upon approval of the Merger. The directors and executive officers of FIRST BANK, together with their affiliates are entitled to vote 3% of the outstanding shares of FIRST BANK Common Stock. Additionally, American owns approximately 94% of the outstanding shares of FIRST BANK Common Stock. The FIRST BANK shares owned by American will not be converted into BANC ONE Common Stock. AMERICAN believes that all of the directors' and executive officers' shares will be voted in favor of the Merger and AMERICAN will vote all of the FIRST BANK shares it owns in favor of the Consolidation. After the Merger, AMERICAN's directors and executive officers will own less than 1% of the outstanding shares of BANC ONE Common Stock.

AMERICAN'S AND FIRST BANK'S BOARDS OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE MERGER AGREEMENT AND CONSOLIDATION AGREEMENT BE APPROVED BY THE SHAREHOLDERS OF AMERICAN AND FIRST BANK, RESPECTIVELY.

BANC ONE believes that the affiliation of AMERICAN with BANC ONE and the acquisition of FIRST BANK thereby will provide BANC ONE with a more meaningful presence in the Chicago area and an expansion of BANC ONE's customer base and assets. Such expansion will provide BANC ONE with the opportunity to realize increased economies of scale while serving new customers with the expertise and assistance of the capable and experienced staff of FIRST BANK.

Conditions to the Merger; Termination

Consummation of the Merger is subject to satisfaction of a number of conditions, including:

 (1) the receipt of all necessary approvals of the transactions contemplated by the Merger Agreement by governmental agencies and authorities, including the Federal Reserve and the Illinois Commissioner, and each of such approvals shall remain in full force and effect at the Effective Time;

 (2) there being no change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of AMERICAN and FIRST BANK, taken as a whole, or BANC ONE and its subsidiaries, taken as a whole, from September 30, 1993 to the Effective Time, that has had a material adverse effect;

 (3) compliance by AMERICAN, BANC ONE and Banc One Illinois with their respective covenants and confirmation of their respective representations and warranties as set forth in the Merger Agreement, including the agreement of AMERICAN that, except with the approval of BANC ONE or as otherwise permitted by the Merger Agreement, it will not

     (a) from January 1, 1994 to the Effective Time, pay any cash dividends on American Class B Common or more than $1.25 per share per quarter on American Class A Common Stock;

     (b)  effect any changes in connection with its equity capitalization; or

     (c) conduct its banking operations other than in the ordinary course of business;

 (4) approval of the Merger Agreement and the Merger by the requisite vote of shareholders of AMERICAN Common Stock and ratification and confirmation of the Consolidation Agreement and the Consolidation by the requisite vote of shareholders of FIRST BANK (see "MERGER AND CONSOLIDATION--General, and "VOTING AND MANAGEMENT INFORMATION--Voting");

 (5) receipt by AMERICAN and BANC ONE of the opinion relative to the Federal income tax consequences of the Merger referred to under the caption "MERGER AND CONSOLIDATION--Federal Income Tax Consequences of the Merger";

 (6) receipt by BANC ONE of an opinion from AMERICAN's counsel and receipt by AMERICAN of an opinion from counsel for BANC ONE and Banc One Illinois, which opinions are to be in the general form of those annexed to the Merger Agreement;

 (7) satisfaction by BANC ONE and AMERICAN of the respective earnings tests set forth in the Merger Agreement or as otherwise agreed between the parties;

 (8) the aggregate of the fractional share interests of BANC ONE Common Stock to be paid to former holders of AMERICAN Common Stock in cash in the exchange (see "MERGER AND CONSOLIDATION--Fractional Shares") and the shares of BANC ONE Common Stock to which holders of AMERICAN Common Stock would have been entitled as of the consummation of the Merger, but who have taken steps to perfect their rights as dissenting shareholders pursuant to applicable law, shall not be more than 10% of the maximum aggregate number of shares of BANC ONE Common Stock which could be issued as a result of the Merger and Consolidation;

 (9) the shares of BANC ONE Common Stock to be issued in exchange for AMERICAN Common Stock and FIRST BANK Common Stock shall have been approved for listing on the New York Stock Exchange ("NYSE");

(10) receipt by BANC ONE of the written opinion of Coopers & Lybrand, independent certified public accountants, that the transaction contemplated by the Merger Agreement may be properly accounted for as a pooling-of-interests;

(11) the total number of shares of AMERICAN Common Stock issued and outstanding shall not be more than 143,300 shares and there shall be no options, warrants or commitments of any kind related to AMERICAN's capital stock;

(12) FIRST BANK's capital stock shall consist solely of 350,000 shares of FIRST BANK Common Stock, not fewer than 330,000 of which shall be owned by AMERICAN and there shall be no options, warrants or commitments of any kind related to FIRST BANK's capital stock; and

(13) the holders of all credit agreements on which AMERICAN or FIRST BANK is the maker, issuer or guarantor and which contain provisions which make the acquisition of AMERICAN by or its merger with or into another entity a condition of default or acceleration, which default or acceleration would have a material adverse effect, shall have provided BANC ONE with a written waiver of all such provisions.

Any of the provisions of the Merger Agreement, including the foregoing conditions, may be waived at any time by the party which is entitled to the benefits thereof. However, after the shareholders of AMERICAN have approved the Merger Agreement, AMERICAN may only amend the Merger Agreement if, in the opinion of AMERICAN's Board of Directors, such amendment will not have a material adverse effect on the benefits intended under the Merger Agreement for the shareholders of AMERICAN and will not require resolicitation of any proxies from such shareholders.

The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the shareholders of AMERICAN, by written notice from BANC ONE to AMERICAN, or from AMERICAN to BANC ONE, as the case may be, upon the occurrence of any of the following: (i) if any material condition to either party's obligations under the Merger Agreement is not substantially satisfied or waived at the time or times contemplated thereby (each party's right to terminate under this clause (i) shall relate only to conditions to that party's obligations); (ii) in the event of a material breach by a party of any representation, warranty, condition or agreement contained in the Merger Agreement that is not cured within 30 days of the time that notice of such breach is received by such party from the other party; or (iii) if the Merger shall not have been consummated on or before December 31, 1994. The Merger Agreement also may be terminated, and the Merger thereby abandoned, by the mutual consent of the Boards of Directors of AMERICAN, BANC ONE and Banc One Illinois at any time prior to the effective date of the Merger.

AMERICAN, by action of its Board of Directors, may elect to terminate the Merger Agreement, whether before or after approval of the Merger by the shareholders of AMERICAN, by giving written notice of such election to BANC ONE within two NYSE trading days after the Valuation Period (the ten consecutive days on which shares of BANC ONE Common Stock are traded on the NYSE ending on the sixth NYSE trading day immediately prior to the consummation of the Merger) provided that the average price of BANC ONE Common Stock during the Valuation Period is less than $29.55 per share.

Additionally, AMERICAN, by action of its Board of Directors, may elect to terminate the Merger Agreement, whether before or after approval of the Merger by the shareholders of AMERICAN, by giving written notice of such election to BANC ONE within two NYSE trading days after the Valuation Period provided that
(i) the average price of BANC ONE Common Stock during the Valuation Period is less than $30.45 per share and (ii) the number obtained by dividing (A) the average price per share of BANC ONE Common Stock during the Valuation Period by
(B) $33.253 (the closing trade price of BANC ONE Common Stock as reported in The Wall Street Journal for NYSE Composite Transactions on January 26, 1994, after giving effect to the 10% common stock dividend paid to holders of BANC ONE Common Stock on March 4, 1994, is less than (iii) the number obtained by dividing (A) the weighted average closing prices of the common stock of certain specified bank holding companies as reported in The Wall Street Journal for NYSE Composite Transactions for the Valuation Period, by (B) $46.64 (the average closing prices of the common stock of the bank holding companies in question as reported in The Wall Street Journal for NYSE Composite Transactions for January 26, 1994).

If the Merger is not consummated other than by reason of a willful breach of any party to the Merger Agreement, AMERICAN, BANC ONE and Banc One Illinois will each pay all of its own expenses incurred incident to such transaction, except for printing expenses which will be paid by BANC ONE.

Conditions to the Consolidation

Consummation of the Consolidation is subject to certain conditions including (but not limited to) the following significant conditions:

(1)  approval of the Consolidation by the OCC;

(2) ratification and confirmation of the Consolidation Agreement by the requisite vote of FIRST BANK shareholders and the Bank One Chicago shareholder, Banc One Illinois (see "MERGER AND CONSOLIDATION--General" and "Voting by FIRST BANK Shareholders"); and

(3)  Consummation of the Merger.

As a result of the consolidation being conditioned upon consummation of the Merger, the conditions of the Merger could be viewed as indirect conditions of the Consolidation.

The Consolidation Agreement may be amended at any time by agreement between Bank One Chicago and FIRST BANK. The Consolidation may be terminated at any time by FIRST BANK and Bank One Chicago and by either bank if the Merger Agreement is terminated.

Federal Income Tax Consequences of the Merger

The following is a summary of certain material U.S. Federal income tax consequences of the Merger, including certain consequences to holders of AMERICAN Common Stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to AMERICAN shareholders subject to special Federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons) or to AMERICAN shareholders who acquired their shares of AMERICAN Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary does not address the state, local or foreign tax consequences of the Merger, if any.

Pursuant to the terms of the Merger Agreement, AMERICAN and BANC ONE will receive the opinion of Squire, Sanders & Dempsey, date as of the Effective Date, to the effect that, based upon the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the regulations thereunder, and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by the Merger Agreement and assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by AMERICAN and BANC ONE, for Federal income tax purposes:

(1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code;

(2) No gain or loss will be recognized by BANC ONE or AMERICAN as a consequence of the transactions contemplated by the Merger Agreement;

(3) No gain or loss will be recognized to the shareholders of AMERICAN on the exchange of their shares of AMERICAN Common Stock, except as described below with respect to cash received pursuant to the exercise of statutory dissenters' rights or for fractional share interests;

(4) The Federal income tax basis of the BANC ONE Common Stock (including fractional share interests) received by holders of AMERICAN Common Stock will be the same as the Federal income tax basis of the AMERICAN Common Stock surrendered in exchange therefor; and

(5) The holding period of the BANC ONE Common Stock received by a holder of AMERICAN Common Stock will include the period for which the AMERICAN Common Stock exchanged therefor was held, provided the exchanged AMERICAN Common Stock was held as a capital asset by such holder on the date of the exchange.

An AMERICAN shareholder who receives cash in lieu of a fractional share interest in BANC ONE Common Stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's Federal income tax basis in the AMERICAN Common Stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the BANC ONE Common Stock received, determined as set forth above, is longer than one year.

A dissenting shareholder who receives cash in exchange for shares of AMERICAN Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's Federal income tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if the holder has held the shares for more than one year as of the Effective Time of the Merger.

Federal Income Tax Consequences of the Consolidation

A tax ruling from the Internal Revenue Service with respect to the tax consequences of the Consolidation has not been requested. The exchange by FIRST BANK's minority shareholders of their shares of FIRST BANK Common Stock for shares of BANC One Common Stock will result in a taxable event to such shareholders. The exchange of FIRST BANK Common Stock for shares of BANC ONE Common Stock by the minority shareholders of FIRST BANK pursuant to the Consolidation Agreement will require such shareholders to recognize gain or loss equal to the difference of the tax basis of their shares of FIRST BANK Common Stock and the fair market value of the BANC ONE Common Stock they receive pursuant to the Consolidation. FIRST BANK's minority shareholders should consult their tax advisors to determine the impact of the Consolidation on their individual taxes.

Tax Consequences -- General

THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE INTERNAL REVENUE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

Conversion of Shares and Exchange of Certificates

Upon consummation of the Merger, the outstanding shares of AMERICAN Common Stock and FIRST BANK Common Stock will be converted into shares of BANC ONE Common Stock at the Exchange Rate and Consolidation Rate, respectively. Except in the event that AMERICAN, FIRST BANK or BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine their respective Common Stock or declare a dividend, or make a distribution, on their respective Common Stock in any security convertible into such Common Stock prior to the time the Merger becomes effective, no further adjustments will be made in the Exchange Rate or the Consolidation Rate. However, in the event of such a transaction, appropriate adjustment will be made in the Exchange Rate and Consolidation Rate.

As soon as practicable after the Merger and Consolidation becomes effective, instructions and forms will be furnished to the shareholders of AMERICAN for use in exchanging their AMERICAN and FIRST BANK share certificates for certificates of BANC ONE Common Stock. If any certificate for shares of BANC ONE Common Stock is to be issued in a name other than that in which the certificate for shares of AMERICAN Common Stock or FIRST BANK Common Stock surrendered for exchange is registered, the certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such exchange must pay to BANC ONE or its transfer agent any applicable transfer or other taxes required by reason of the issuance of the certificate.

Until so surrendered, certificates formerly representing shares of AMERICAN Common Stock and FIRST BANK Common Stock will be deemed for all purposes to evidence ownership of the number of shares of BANC ONE Common Stock into which such shares have been converted. Dividends and other distributions, if any, that become payable on BANC ONE Common Stock pending exchange of certificates representing shares of AMERICAN Common Stock and FIRST BANK Common Stock will be retained by BANC ONE until surrender of such certificates, at which time such dividends and distributions will be paid, without interest. In addition, after the Effective Time the holders of certificates formerly representing shares of AMERICAN Common Stock and FIRST BANK Common Stock shall cease to have rights with respect to such shares (except such rights, if any, as holders of certificates representing AMERICAN Common Stock or FIRST BANK Common Stock may have as dissenting shareholders), and, except as aforesaid, their sole rights shall be to exchange such certificates for shares of BANC ONE Common Stock in accordance with the Merger Agreement and Consolidation Agreement.

Fractional Shares

No fractional shares of BANC ONE Common Stock will be exchanged for shares of AMERICAN Common Stock or FIRST BANK Common Stock. In lieu thereof, each shareholder of AMERICAN and FIRST BANK having a fractional interest resulting from the exchange of AMERICAN Common Stock and FIRST BANK Common Stock for BANC ONE Common Stock will be paid by BANC ONE an amount in cash equal to the value of such fractional interest based upon the average of the closing prices of BANC ONE Common Stock on the NYSE during the Valuation Period as reported in The Wall Street Journal for NYSE Composite Transactions.

Resales by Affiliates

The shares of BANC ONE Common Stock issuable to AMERICAN and FIRST BANK shareholders upon consummation of the Merger and Consolidation, respectively, have been registered under the Securities Act, but such registration does not cover resales by any person who, directly or indirectly, controls, or is controlled by, or is under common control with AMERICAN or FIRST BANK at the time the Merger Agreement and Consolidation Agreement are submitted for approval by a vote of the AMERICAN and FIRST BANK shareholders ("Affiliates"). BANC ONE Common Stock received and beneficially owned by those AMERICAN and FIRST BANK shareholders who are deemed to be Affiliates may be resold without registration as provided for by Rule 145 under the Securities Act, or as otherwise permitted. Each Affiliate who desires to resell the BANC ONE Common Stock received in the Merger must sell such BANC ONE Common Stock either
(i) pursuant to an effective registration statement under the Securities Act,
(ii) in accordance with the applicable provisions of Rule 145 under the Securities Act or (iii) in a transaction which, in the opinion of counsel for such Affiliate or as described in a "no-action" or interpretive letter from the Staff of the Commission, in each case reasonably satisfactory in form and substance to BANC ONE, states that such resale is exempt from the registration requirements of the Securities Act.

Rule 145(d) requires that persons deemed to be Affiliates resell their BANC ONE Common Stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such BANC ONE Common Stock is sold within the first two years after the receipt thereof. After two years, if such person is not an affiliate of BANC ONE and BANC ONE is current in the filing of its periodic securities law reports, a former Affiliate of AMERICAN or FIRST BANK may freely resell the BANC ONE Common Stock received in the Merger without limitation. After three years from the issuance of the BANC ONE Common Stock, if such person is not an affiliate of BANC ONE at the time of sale or for at least three months prior to such sale, such person may freely resell such BANC ONE Common Stock, without limitation, regardless of the status of BANC ONE's periodic securities law reports.

AMERICAN has agreed to use reasonable best efforts to cause each person who is at the Effective Time or was, at the time of the FIRST BANK Special Meeting, an Affiliate to execute and deliver to BANC ONE a written undertaking to the effect that no sale will be made of any shares of BANC ONE Common Stock received in the Merger or Consolidation by an Affiliate of AMERICAN or FIRST BANK except (i) in accordance with the Securities Act and (ii) if, as it expects to do, BANC ONE utilizes pooling-of-interests accounting in accounting for the Merger, until such time as BANC ONE shall first publish the financial results of at least 30 days of post-merger combined operations, provided that BANC ONE shall publish such results not later than five months from the Effective Time. The certificates of BANC ONE Common Stock issued to Affiliates of AMERICAN and FIRST BANK in the Merger or Consolidation may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.

Accounting Treatment

BANC ONE expects to account for the acquisition of FIRST BANK as a pooling of interests. BANC ONE does not expect to account for the acquisition of the minority shares of FIRST BANK Common Stock not owned by AMERICAN as a pooling of interests.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

Description of BANC ONE Stock

General. The authorized capital stock of BANC ONE consists of 600,000,000 shares of BANC ONE Common Stock and 35,000,000 shares of Preferred Stock, without par value ("Preferred Stock"), divided into 10,000,000 shares of Class A Preferred Stock, 1,000,000 shares of Class B Convertible Preferred Stock ("Class B Preferred Stock") and 24,000,000 shares of Class C Preferred Stock of which the $3.50 Cumulative Convertible Preferred Stock constitutes a series ("Class C Preferred Stock"). As of June 30, 1994, there were issued and outstanding 4,998,000 shares of Class C Preferred Stock and 382,900,000 shares of BANC ONE Common Stock.

The following summary of the terms of BANC ONE's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Ohio General Corporation Law and BANC ONE's Articles.

Common Stock. Holders of BANC ONE Common Stock are entitled to receive dividends out of funds legally available therefor as and if declared by the Board of Directors, provided that, so long as any shares of Preferred Stock are outstanding, no dividends (other than dividends payable in BANC ONE Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the BANC ONE Common Stock unless full cumulative dividends on the shares of Preferred Stock have been paid.

Holders of shares of BANC ONE Common Stock are entitled to one vote for each share for the election of directors and on all other matters. Holders of BANC ONE Common Stock vote together as a class with holders of Class A Preferred Stock and Class B Preferred Stock. Generally, holders of Class C Preferred Stock have no voting rights.

The issued and outstanding shares of BANC ONE Common Stock are fully paid and nonassessable. The holders of BANC ONE Common Stock are not entitled to preemptive rights or conversion or redemption rights. The BANC ONE Common Stock does not have cumulative voting rights in the election of directors.

In the event of the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of BANC ONE Common Stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors (including holders of BANC ONE's indebtedness) and holders of Preferred Stock, all the remaining assets of BANC ONE available for distribution.

Preferred Stock. The Board of Directors has the authority to issue each class of Preferred Stock in one or more series and to fix the designations, number of shares, dividends, redemption rights, sinking fund requirements, liquidation prices, conversion rights and other rights, qualifications, limitations or restrictions thereon (except voting rights) as the Board of Directors may from time to time be permitted by law to fix or change.

Generally holders of shares of Class C Preferred Stock have no voting rights. The approval of a majority of the outstanding shares of Class C Preferred Stock voting together as a class is required in order to amend BANC ONE's Articles to affect adversely the rights of the holders of the Class C Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class C Preferred Stock. Holders of Class C Preferred Stock also have the right to elect two additional directors during any period in which dividends on Class C Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends.

Currently, there are outstanding shares of Class C Preferred Stock. Holders of Class C Preferred Stock are entitled to receive out of funds legally available therefor cumulative cash dividends at the annual rate of $3.50 per share payable quarterly on the last day of March, June, September and December in each year.

In the event that full cumulative dividends on outstanding shares of Class C Preferred Stock have not been paid, no dividends may be declared or paid on, and no amounts may be set aside or applied to the redemption or purchase of, any shares of BANC ONE Common Stock or any other shares of capital stock of BANC ONE ranking junior to shares of Class C Preferred Stock.

Upon the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of Class C Preferred Stock are entitled to receive a preferential distribution of $50 per share plus accrued and unpaid dividends, if any.

At the option of the holder of any shares of Class C Preferred Stock, such shares may be converted into shares of BANC ONE Common Stock at the conversion rate then in effect. The present conversion rate is 1.75362 shares of BANC ONE Common Stock for each share of Class C Preferred Stock and is subject to adjustment for stock dividends, subdivisions, splits and combinations and any distribution of rights or warrants to purchase BANC ONE Common Stock at a price per share less than the BANC ONE Common Stock's then-current market value.

The issued shares of Class C Preferred Stock may be redeemed, in whole or in part, by BANC ONE at its election at any time after April 15, 1995, at a redemption price of $52.10 per share during the period from April 15, 1995, to but not including March 31, 1996, and thereafter at the redemption prices during the 12-month periods beginning on March 31 of the years shown below, plus accrued and unpaid dividends, if any.

           Year                                    Redemption Price

           1996  . . . . . . . . . . . . . . . .        $51.75
           1997  . . . . . . . . . . . . . . . .        $51.40
           1998  . . . . . . . . . . . . . . . .        $51.05
           1999  . . . . . . . . . . . . . . . .        $50.70
           2000  . . . . . . . . . . . . . . . .        $50.35
           2001 and thereafter . . . . . . . . .        $50.00

Special Voting Requirements for Certain Transactions

Article Eleventh of BANC ONE's Articles incorporates, to a large extent, the provisions of the Ohio control share acquisition statute (Section 1701.831 of the Ohio Revised Code). Article Eleventh sets forth procedures for obtaining shareholder consent of "control share acquisitions" subject to the right of the Board of Directors to screen out proposals that do not meet certain standards set forth in Article Eleventh. Article Eleventh defines a "control share acquisition" as any acquisition, directly or indirectly, of shares of BANC ONE which, when added to all other shares of BANC ONE owned or controlled by the acquiror, would entitle the acquiror, alone or with others, to exercise or direct the exercise of voting power in BANC ONE in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; and (c) a majority or more. A bank, broker, nominee, trustee or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing Article Eleventh shall, however, be deemed to have voting power only of shares in respect of which such person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under Article Eleventh. A control share acquisition which meets certain criteria set forth in Article Eleventh as determined by the Board of Directors must be presented to a meeting of the shareholders of BANC ONE and approved by the affirmative vote of both (a) a majority of the voting power represented at the meeting and (b) a majority of that portion of such voting power excluding any "interested shares"; that is, those shares held by the acquiring person, executive officers of BANC ONE and employees of BANC ONE who are also directors. Article Eleventh may be amended by a vote of 85% of the votes entitled to be cast by all holders of voting stock.

BANC ONE's Articles also include a "fair price" provision which is designed to provide reasonable assurances to shareholders that in the event any shareholder or group of shareholders acquires 20% or more of BANC ONE's voting stock (the "Acquiror") and then seeks to acquire all or part of the remaining voting stock through a merger or other transaction which would force a change or termination of the other shareholders' ownership interests (a "Business Combination"), such other shareholders must receive consideration at least equivalent to that paid by the Acquiror in acquiring its 20% stock interest, unless the Business Combination is approved either (i) by a majority of directors who are unrelated to the Acquiror or (ii) by the affirmative vote of 75% of all the votes entitled to be cast by all holders of voting stock and 67% of the votes entitled to be cast by all holders of voting stock held by shareholders other than the Acquiror ("Special Shareholder Vote").

This provision operates by requiring that after an Acquiror emerges, any Business Combination which has the effect of requiring shareholders to surrender their shares must satisfy one of the following conditions:

    (a) Fair Consideration to Shareholders. The terms of the Business Combination must provide for payment of consideration which is at least equivalent to the highest price paid to other shareholders by the Acquiror in acquiring its 20% stock position and must be approved by shareholders as otherwise required by applicable law; or

    (b) Unrelated Director Approval. The Business Combination must be approved as fair to shareholders by a majority of the directors who are not affiliated with the Acquiror and who were directors before the Acquiror acquired its 20% stock position or who were nominated or elected to succeed such directors by the other unaffiliated directors ("Unrelated Directors") and must be approved by shareholders as otherwise required by applicable law; or

    (c) Special Shareholder Vote. The Business Combination must be approved by a Special Shareholder Vote.


The Article containing this provision may be amended only by a vote of 85% of the votes entitled to be cast by all holders of voting stock, unless the amendment is approved unanimously by the Unrelated Directors, in which case only majority shareholder approval would be required.

Chapter 1704 of the Ohio Revised Code (the "Ohio Statute") is similar to the "fair price" provision contained in BANC ONE's Articles. The Ohio Statute prohibits an "Issuing Public Corporation" from engaging in a "Chapter 1704 Transaction" with an "Interested Shareholder" for a period of three years following the date on which the person becomes an "Interested Shareholder" unless, prior to such date, the directors of the "Issuing Public Corporation" approve either the "Chapter 1704 Transaction" or the acquisition of shares pursuant to which such person became an "Interested Shareholder." An "Issuing Public Corporation" is an Ohio corporation with 50 or more shareholders which has its principal place of business, principal executive offices or substantial assets within the State of Ohio. BANC ONE is currently an Issuing Public Corporation. An "Interested Shareholder" is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the Issuing Public Corporation. A "Chapter 1704 Transaction" includes any merger, consolidation, combination or majority share acquisition between or involving an Issuing Public Corporation and an Interested Shareholder or an affiliate or associate of an Interested Shareholder. A Chapter 1704 Transaction also includes certain transfers of property, dividends and issuance or transfers of shares, from or by an Issuing Public Corporation or a subsidiary of an Issuing Public Corporation to, with or for the benefit of an Interested Shareholder or an affiliate or associate of an Interested Shareholder unless such transaction is in the ordinary course of business of the Issuing Public Corporation on terms no more favorable to the Interested Shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 Transactions include certain transactions which (i) increase the proportionate share ownership of an Interested Shareholder, (ii) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the Issuing Public Corporation if such plan is proposed by or on behalf of the Interested Shareholder, or (iii) pledge or extend the credit or financial resources of the Issuing Public Corporation to or for the benefit of the Interested Shareholder.

After the initial three-year moratorium has expired, an Issuing Public Corporation may engage in a Chapter 1704 Transaction if (i) the acquisition of shares pursuant to which the person became an Interested Shareholder received the prior approval of the board of directors of the Issuing Public Corporation,
(ii) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the Issuing Public Corporation and by the holders of at least a majority of voting shares which are not beneficially owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder, or (iii) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.


Comparison of BANC ONE Common Stock and AMERICAN Common Stock

The rights of BANC ONE shareholders are governed by BANC ONE's Articles and Code of Regulations and the applicable provisions of Ohio Law, while the rights of AMERICAN shareholders are governed by AMERICAN's Articles of Incorporation ("AMERICAN's Articles") and Bylaws and the applicable provisions of the Illinois Business Corporation Act of 1983, as amended ("IBCA"). If the shareholders of AMERICAN approve the Merger Agreement and the Merger is subsequently consummated, holders of AMERICAN Common Stock, other than those exercising dissenters' rights, will become holders of BANC ONE Common Stock. The following comparison of the rights of holders of BANC ONE Common Stock and AMERICAN Common Stock is based on current terms of the governing documents of the respective companies and on the current provisions of applicable state law.

The rights of holders of AMERICAN Common Stock and holders of BANC ONE Common Stock are similar in several respects: each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders, each shareholder is entitled to receive pro rata any assets distributed to shareholders upon liquidation, dissolution or winding up of the affairs of the company (after all creditors have been satisfied and requisite preferential amounts are paid to the holders of outstanding preferred stock), and dissenters' rights are available to the shareholders of both AMERICAN and BANC ONE in the event of certain mergers or other business combinations. (In this regard, a description of dissenters' rights available to AMERICAN shareholders and the procedures to be followed to process such rights is provided at "VOTING AND MANAGEMENT INFORMATION--Rights of Dissenting AMERICAN Shareholders"). Although it is impracticable to note all the differences between Ohio Law and the IBCA generally and all of the differences between the applicable governing documents of BANC ONE and AMERICAN, the following is intended to be a summary of certain significant differences between the rights of holders of BANC ONE Common Stock and the rights of holders of AMERICAN Common Stock.

Capital Stock. AMERICAN's authorized capital stock consists entirely of 200,000 shares which is divided into two classes, AMERICAN Class A Common Stock and AMERICAN Class B Common Stock. The AMERICAN Class A Common Stock and AMERICAN Class B Common Stock shall not exceed 25% and 75%, respectively, of the authorized total shares of AMERICAN. Each class has equal voting rights and shares equally from the proceeds of a voluntary or involuntary liquidation or sale of AMERICAN; however, the AMERICAN Class A Common Stock has precedence in the declaration of any dividends declared from time to time over the AMERICAN Class B Common Stock. As of August 31, 1994, AMERICAN's issued and outstanding capital stock consisted of 26,300 shares of AMERICAN Class A Common Stock and 117,000 shares of AMERICAN Class B Common Stock. BANC ONE's authorized capital stock consists of one class of common stock and permits the issuance of one or more classes of preferred stock.

Cumulative Voting and Preemptive Rights. Under the IBCA and AMERICAN's Bylaws, with regard to the election of directors, each shareholder has the right to cumulate the voting power on a share of AMERICAN Common Stock and to give one nominee for election as a director as many votes as the number of directors to be elected multiplied by the number of shares such shareholder holds, or to distribute his votes using the same principle for two or more candidates as such shareholder sees fit. Cumulative voting may allow minority interests in a corporate entity to concentrate voting power on one or more candidates and, thereby, achieve representation on a board which might not be possible without cumulative voting. Shareholders of BANC ONE Common Stock may not cumulate voting power in the election of directors. Under the IBCA, American's shareholders have preemptive rights to subscribe for or purchase any stock or other securities in proportion to their respective holdings upon the offering or Sale by American of such securities to others.

Directors. All of the directors of AMERICAN and BANC ONE are elected by the shareholders each year. To qualify for election to BANC ONE's Board of Directors, an individual must own a substantial number of shares of BANC ONE's capital stock, and must not also serve as a director or officer of or in any other management relationship for any financial institution that is in competition with BANC ONE or any of its subsidiaries. Neither the IBCA nor AMERICAN's governing documents impose any similar requirements on AMERICAN directors.

AMERICAN's board of directors may be removed with or without cause by the shareholders, provided that if less than the entire board is to be removed, no director may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors. BANC ONE's board of directors may be removed with or without cause by the shareholders.

Dividends. Under the IBCA, a distribution cannot be made if giving the distribution effect would cause the corporation to be insolvent or would cause the net assets of the corporation to be less than zero or less than the maximum payable at the time of the distribution to shareholders having preferential rights in liquidation if the corporation were then to be liquidated. Under Ohio Law, dividends may be paid out of surplus, including both earned surplus and capital surplus, in cash, property or shares of the corporation, provided that such dividend payments are not in violation of the rights of any other class of securities and are not made when the corporation is insolvent or there is reasonable ground to believe that by such payment it will be rendered insolvent. The payment of dividends by bank holding companies also is subject to certain regulatory constraints. Dividends paid by both BANC ONE and AMERICAN are subject to federal income tax. It is suggested that in connection with voting on the Merger, shareholders contact their tax advisors to determine the tax consequences of the Merger to them.

Supermajority and Fair Price Provisions. Neither the IBCA nor AMERICAN's Articles contain provisions applicable to AMERICAN similar to the provisions of BANC ONE's Articles relating to control share acquisitions and fair price provisions for business combinations. BANC ONE's Articles contain provisions requiring a supermajority vote for certain business combinations. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Special Voting Requirements for Certain Transactions." The IBCA generally requires the affirmative vote of the holders of two-thirds of the outstanding shares of each class entitled to vote as a class to approve a merger, consolidation, share exchange or sale, lease, exchange or other disposition of all or substantially all of AMERICAN's assets. No vote of AMERICAN shareholders is required to approve a merger or exchange if (a) AMERICAN is the surviving corporation of the merger or the acquiring corporation in the exchange, (b) the related plan of merger or exchange does not amend AMERICAN's Articles, (c) each share of AMERICAN stock outstanding immediately before the effective date of the merger or exchange is to be an identical outstanding or treasury share of AMERICAN after the merger or exchange and (d) the number or shares of AMERICAN to be issued in the merger or exchange (or to be issuable upon conversion of any convertible instruments to be issued in the merger or exchange) does not exceed 20% of the voting stock of AMERICAN outstanding immediately before the merger or exchange.

In addition to being subject to the laws of Illinois and Ohio, respectively, AMERICAN and BANC ONE, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

Evaluation of Tender Offers and Business Combinations. In discharging the duties of their respective positions, the board of directors, committees of the board and individual directors and officers of an Illinois corporation may, in considering the best long term and short term interests of the corporation, consider the effects of any action (including action which may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors.

Ohio Law includes a provision which permits directors, in determining whether any matter is in the best interests of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation.

Amendment of Governing Documents. Under the IBCA, amendments to AMERICAN's Articles require the affirmative vote of two-thirds of the outstanding shares of AMERICAN's Common Stock. In limited circumstances, the Board may effect such amendments by a majority of the entire board. BANC ONE's Articles may be amended by the affirmative vote of the holders of a majority of the voting power of BANC One, except that amendments to the "control share acquisition" and "fair price" provisions require a supermajority vote. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Special Voting Requirements for Certain Transactions." The Code of Regulations of BANC ONE may only be amended by the affirmative vote of a majority of the voting power represented by the outstanding voting stock of BANC ONE present in person or by proxy at an annual or special meeting called for such purpose.

Indemnification; Limitation of Liability. The IBCA provides that a corporation may indemnify an officer, director, employee or agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with certain actions, suits or proceedings (other than derivative actions) if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interests. In the case of any criminal action or proceeding, it is further required that such person have no reasonable cause to believe that his or her conduct was unlawful. In the case of derivative actions, a corporation may indemnify an officer, director, employee or agent against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with certain actions or suits if such person acted in good faith and in a manner he or she reasonably believed to be in , or not opposed to, the corporation's best interests, provided that no indemnification shall be made with respect to any claim, issue or matter as to which such person has bee adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Under the IBCA, a corporation must indemnify an officer, director, employee or agent as against expenses (including attorney's fees) actually and reasonably incurred by him or her when such a person is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party. A corporation may also pay for expenses incurred by such a person in advance of the final disposition of an action, suit or proceeding when certain criteria are met. The statutory right to indemnity is not exclusive in Illinois. The IBCA provides express authority for a corporation to purchase and maintain insurance against any liability asserted against an officer, director, employee or agent, whether or not the corporation would have the power to indemnify such person against liability under the above provisions. The IBCA also provides that a corporation's articles of incorporation may eliminate or limit the personal liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director under certain circumstances. AMERICAN's Articles do not provide for such limitations of director liability.

Under Ohio law, Ohio corporations are authorized to indemnify directors, officers and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors and officers for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is provided by clear and convincing evidence that this act or failure to act was one with deliberate intent to cause injury to the corporation or with reckless regard for the corporation's best interests. Ohio law does not authorize payment of expenses or judgments to an officer or other agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director or officer acted in good faith and in a manner he reasonably believed to be in (or not opposed to) the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations or by contract except with respect to the advancement of expenses of directors. The statutory right to indemnity is not exclusive in Ohio. Ohio law provides express authority for Ohio corporations to procure not only insurance policies, buy also to furnish protection similar to insurance, including trust funds, letters of credit and self-insurance, or to provide similar protection such as indemnity against loss of insurance.

Ohio law has codified the traditional business judgment rule. Ohio law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states. Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

Comparison of BANC ONE Common Stock and FIRST BANK Common Stock

The rights of shareholders of BANC ONE are governed by BANC ONE's Articles and Code of Regulations and the applicable provisions of Ohio Law, while the rights of the shareholders of FIRST BANK are governed by FIRST BANK's Charter and Bylaws and the applicable provisions of the Illinois Banking Act, as amended ("IBA"). If the shareholders of FIRST BANK ratify and confirm the Consolidation Agreement and the Consolidation is subsequently consummated, holders of FIRST BANK Common Stock, other than those exercising dissenters' rights, will become holders of BANC ONE Common Stock. The following comparison of the rights of holders of FIRST BANK Common Stock and BANC ONE Common Stock is based on current terms of the governing documents of the respective companies and on the current provisions of applicable state law.

The rights of holders of FIRST BANK Common Stock and holders of BANC ONE Common Stock are similar in several respects: each shareholders is entitled to one vote for each share held on all matters submitted to a vote of shareholders, each shareholder is entitled to receive pro rata any assets distributed to shareholders upon liquidation, dissolution or winding up of the affairs of the company (after all creditors have been satisfied and requisite preferential amounts are paid to the holders of outstanding preferred stock), and dissenters' rights are available to the shareholders of both FIRST BANK and BANC ONE in the event of certain mergers or other business combinations. Although it is impracticable to note all the differences between Ohio law and the IBA generally and all of the differences between the applicable governing documents of BANC ONE and FIRST BANK, the following is intended to be a summary of certain significant differences between the rights of holders of BANC ONE Common Stock and the rights of holders of FIRST BANK Common Stock.

Capital Stock. FIRST BANK's Charter, unlike BANC ONE's, does not authorize the issuance of preferred stock. Instead, FIRST BANK's authorized capital stock consists entirely of 350,000 shares of FIRST BANK Common Stock.

Cumulative Voting. Under the IBA, with regard to the election of directors, each shareholder has the right to cumulate the voting power on a share of FIRST BANK Common Stock and to give one nominee for election as a director as many votes as the number of directors to be elected multiplied by the number of shares such shareholder holds, or to distribute his votes using the same principle for two or more candidates as such shareholder sees fit. Cumulative voting may allow minority interests in a corporate entity to concentrate voting power on one or more candidates and, thereby, achieve representation on a board which might not be possible without cumulative voting. Shareholders of BANC ONE Common Stock may not cumulate voting power in the election of directors.

Directors. All of the directors of FIRST BANK and BANC ONE are elected by the shareholders annually to one-year terms. Directors of the two companies, however, must meet somewhat different qualification requirements. To qualify for election to BANC ONE's Board of Directors, an individual must own a substantial number of shares of BANC ONE's capital stock, and must not also serve as a director or officer of or in any other management relationship for any financial institution that is in competition with BANC ONE or any of its subsidiaries. Under the IBA, not less than one-half of FIRST BANK's directors must be domiciled within the state of Illinois and not less than two-thirds of FIRST BANK's directors must be domiciled within the state of Illinois or, if outside the state of Illinois, within 100 miles of FIRST BANK's main banking premises.

FIRST BANK's board of directors may be removed with cause by the shareholders, provided that if less than the entire board is to be removed, no director may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors. BANC ONE's board of directors may be removed with or without cause by the shareholders.

Dividends. Under the IBA, the board of directors of a state may declare a dividend of so much of such bank's net profits as it shall judge expedient, but each bank before the declaration of a dividend shall carry at least one-tenth of its net profits since the date of the declaration of the last preceding dividend, or since the issuance of its charter in the case of its first dividend, to its surplus until the same shall be equal to its capital. The IBA further provides that no bank shall withdraw, either in the form of dividends or otherwise, any portion of its capital, and no dividends shall be paid by a state bank while it continues its banking business to an amount greater than its net profits then on hand, deducting first therefrom its losses and bad debts. Under Ohio Law, dividends may be paid out of surplus, including both earned surplus and capital surplus, in cash, property or shares of the corporation, provided that such dividend payments are not in violation of the rights of nay other class of securities and are not made when the corporation is insolvent or there is reasonable ground to believe that by such payment it will be rendered insolvent. The payment of dividends by bank holding companies and banks also is subject to certain regulatory constraints. Dividends paid by both BANC ONE and FIRST BANK are subject to federal income tax. It is suggested that in connection with voting on the Consolidation, shareholders contact their tax advisors to determine the tax consequences of the Consolidation to them.

Of course, neither BANC ONE nor FIRST BANK could pay a dividend that would reduce its capital below the minimum required by bank regulatory authorities.

Preemptive Rights. Under the IBA, with certain limited exceptions, each FIRST BANK Common Stockholder has the preemptive right to subscribe for a proportionate share of any issuance of additional shares of FIRST BANK Common Stock. BANC ONE Common Stockholders have no such preemptive rights.

Special Requirements for Certain Transactions. Unlike the OGCL and BANC ONE's Articles, neither the IBA nor FIRST BANK's Charter or Bylaws impose any restrictions on "control share acquisitions," transactions with "interested shareholders" or the like. There is no analogue in the IBA to the Ohio Control Share or Business Combination Statutes, and no analogue in FIRST BANK's governing documents to the "control share acquisition" or "fair price provisions" in BANC ONE's Articles.

As noted above, under BANC ONE's Articles of Incorporation, only approval by a majority of the outstanding shares of BANC ONE Common Stock generally is required for a merger, consolidation or similar transaction to which BANC ONE is a party. See "--Description of BANC ONE Stock--Special Voting Requirements for Certain Transactions." Under the IBA and federal law, in contrast, approval by at least two-thirds of the outstanding shares of FIRST BANK Common Stock generally is required for a merger, consolidation or similar transaction, including the proposed Consolidation, to which FIRST BANK is a party.

Director Discretion. The OGCL permits the directors (but not the officers) of an Ohio corporation such as BANC ONE, in determining whether any matter (including a proposed tender offer or business combination) is in the best interests of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation. Neither the IBA nor FIRST BANK's governing documents include any comparable provision.

Amendment of Governing Documents. Under the IBA, FIRST BANK's Articles can be amended only with the affirmative vote of at least two-thirds of the outstanding shares of FIRST BANK Common Stock, either at a regular meeting or at a special meeting called for the purpose, and only with the approval of the Illinois Commissioner of Banks and Trust Companies. Under the IBA, FIRST BANK's Bylaws can be amended by a majority vote of the Board of Directors.

BANC ONE's Articles may be amended by the affirmative vote of the holders of a majority of the voting power of BANC ONE, except that amendments to the "control share acquisition" and "fair price" provisions require a supermajority vote. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Special Voting Requirements for Certain Transactions." The Code of Regulations of BANC ONE may only be amended by the affirmative vote of a majority of the voting power represented by the outstanding voting stock of BANC ONE present in person or by proxy at an annual or special meeting called for such purpose.

Indemnification; Limitation of Liability. Under Ohio law, Ohio corporations are authorized to indemnify directors, officers and agents within prescribed limits and must indemnify them under certain circumstances. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Comparison of BANC ONE Common Stock and AMERICAN Common Stock." Neither the IBA nor FIRST BANK's Charter or Bylaws provide for indemnification of directors, officers or agents of an Illinois state-chartered bank.

Ohio law has codified the traditional business judgment rule. Ohio law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states. There is no counterpart to this provision in the IBA.

Dissenters' Appraisal Rights. Under both the OGCL and the IBA, a shareholder who dissents from certain transactions is entitled to receive payment of the fair value of his or her shares. However, where, as in the case of the proposed Consolidation, an Illinois-chartered bank is to be merged into a national banking association, the dissenters' appraisal rights of the shareholders of the Illinois-chartered bank are governed, not by the IBA, but instead by the National Bank Act. The National Bank Act's provisions governing dissenters' appraisal rights are described below. See "VOTING AND MANAGEMENT INFORMATION--Rights of Dissenting FIRST BANK Shareholders."

Under the OGCL, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to its articles of incorporation. In addition, shareholders of an Ohio corporation being merged into a new corporation are entitled to appraisal rights, and shareholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition in which such shareholders are entitled to voting rights.


                           MISCELLANEOUS INFORMATION

Transfer and Exchange Agents

Bank One, Indianapolis, N.A., Indianapolis, Indiana, serves as Transfer Agent and as Registrar for BANC ONE Common Stock. Bank One, Indianapolis, N.A. will act as Exchange Agent in connection with the Merger. FIRST BANK acts as Transfer Agent and Registrar for its and AMERICAN's Common Stock.

Experts

The consolidated financial statements of BANC ONE incorporated by reference in this Prospectus and Proxy Statement have been audited by Coopers & Lybrand, independent public accountants, to the extent and for the years included in their reports, which reports are included or are incorporated herein, and have been so included or incorporated in reliance upon their reports given on the authority of that firm as experts in accounting and auditing. The financial statements of AMERICAN and FIRST BANK as of December 31, 1993 and 1992, included herein and elsewhere in the registration statement, have been included in reliance upon the report of Hutton, Nelson & McDonald, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Certain legal matters will be passed upon for AMERICAN and FIRST BANK by counsel for AMERICAN, Much Shelist Freed Denenberg & Ament, P.C. Attorneys of Much Shelist Freed Denenberg & Ament, P.C. representing American and First Bank do not hold a substantial interest in American Common Stock or First Bank Common Stock. Norman Shubert, a principal of Much Shelist Freed Deneberg & Ament, P.C., is a member of the board of American and First Bank and as of August 31, 1994, beneficially owned 2,167 and 358 shares, respectively, of American Common Stock and First Bank Common Stock. An opinion on the Federal income tax consequences of the Merger will be issued by Squire, Sanders & Dempsey, Columbus, Ohio. Attorneys of Squire, Sanders & Dempsey participating in the preparation of the tax opinion do not hold a substantial interest in BANC ONE through ownership or investment discretion with respect to BANC ONE Common Stock. Alex Shumate, a partner of Squire, Sanders & Dempsey, is a member of the BANC ONE Board and as of August 31, 1994, beneficially owned 1,160 shares of BANC ONE Common Stock. An opinion on the validity of the BANC ONE Common Stock offered hereby has been passed upon by Steven Alan Bennett, General Counsel of BANC ONE.

Sources of Information

The information concerning BANC ONE, AMERICAN and FIRST BANK has been supplied by the management of the respective companies.

Registration Statement

This Prospectus and Proxy Statement does not include all of the information set forth or incorporated by reference in the Registration Statement on Form S-4 and the exhibits thereto filed by BANC ONE with the Commission under the Securities Act. The Registration Statement may be inspected at the principal office of the Commission in Washington, D.C., and copies may be obtained upon payment of prescribed fees. See "AVAILABLE INFORMATION" for addresses of the Commission's offices. Reference is hereby made to the Registration Statement and exhibits thereto for further information pertaining to BANC ONE and AMERICAN.

Other Matters

The Board of Directors of AMERICAN does not know of any other matters which may come before the AMERICAN Special Meeting. The Board of Directors of FIRST BANK does not know of any other matters which may come before the FIRST BANK Special Meeting.

                   B.  INFORMATION ABOUT BANC ONE CORPORATION

General -- Business.

BANC ONE is a multi-bank holding company with bank subsidiaries in Arizona, California, Colorado, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. At June 30, 1994, BANC ONE had consolidated total assets of approximately $84.5 billion, consolidated total deposits of approximately $62.1 billion and consolidated total stockholders' equity of approximately $7.3 billion. At June 30, 1994, BANC ONE ranked eighth among the nation's publicly owned bank holding companies in terms of period-end assets and at June 30, 1994, BANC ONE ranked sixth among the nation's publicly owned bank holding companies in terms of quarter-end common equity. For the six months ended June 30, 1994, BANC ONE's return on average assets was 1.56%.

As of June 30, 1994, BANC ONE owned indirectly all of the outstanding stock of 81 commercial banks (the "affiliate banks"). Except for Bank One, Texas, N.A., BANC ONE had no single affiliate bank comprising in excess of 20% of its consolidated assets at June 30, 1994. Based on total assets as of December 31, 1993, BANC ONE's affiliate banks ranked second in Arizona and Ohio, first in Indiana, and third in Colorado, Texas, and Wisconsin. The affiliate banks have similar statewide market shares in the other states in which BANC ONE operates. BANC ONE also owns subsidiaries which offer services in the areas of mortgage banking, credit card processing, consumer finance, equipment leasing, fiduciary and trust services, venture capital, credit life insurance, discount brokerage and data processing.

Since its formation in 1968, BANC ONE has acquired over 100 banking institutions and the number of banking offices of its affiliate banks has increased from 24 to over 1,300. BANC ONE anticipates that it will continue to expand by acquisition in the future. BANC ONE is frequently in discussions regarding possible acquisitions. See "Recent Developments" for information with respect to pending and potential acquisitions.

BANC ONE is a legal entity separate and distinct from its affiliate banks and its nonbanking subsidiaries. Accordingly, the right of BANC ONE, and thus the right of BANC ONE's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate bank or other subsidiary is necessarily subject to the prior claims of creditors of the affiliate bank or subsidiary, except to the extent that claims of BANC ONE in its capacity as a creditor may be recognized. The principal source of BANC ONE's revenues is dividends and fees from its affiliates. See "Certain Regulatory Matters" for a discussion of regulatory restrictions on the ability of the affiliate banks to pay dividends to BANC ONE.

Recent Developments.

In recent years, BANC ONE has pursued an active acquisition program. On August 15, 1994, Banc One completed its acquisition of Liberty National Bancorp, Inc., a multi-bank holding company headquartered in Louisville, Kentucky with assets of approximately $4.9 billion as of December 31, 1993. BANC ONE currently has pending one other acquisition and two sales which are not material in the aggregate.

BANC ONE continues to explore opportunities to acquire banks and nonbank companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on relating to the acquisition of bank-related companies and other banks. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. BANC ONE's acquisition strategy is flexible in that it does not require BANC ONE to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, BANC ONE's acquisition strategy reflects BANC ONE's willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Banks to be acquired must be of sufficient size to support and justify having management of a caliber capable of making lending and other management decisions at the local level under BANC ONE's operating philosophy. BANC ONE also is willing from time to time to acquire a smaller bank when it can be acquired through a reorganization into an existing affiliate. BANC ONE's interest in the acquisition of non-bank companies has been limited to bank-related services with which BANC ONE already has familiarity. BANC ONE's acquisitions may be made by the exchange of stock, through cash purchases and with other consideration.

Other than as described above, BANC ONE does not currently have any definite understandings or agreements for any acquisitions material to BANC ONE. However, BANC ONE anticipates that it will continue to expand by acquisition in the future.

During the last two years, one of the issues in the banking industry and at BANC ONE has been the use of a financial instrument known as "interest rate swaps" used to protect banks against changes in interest rates. For a discussion of BANC ONE's use of interest rate swaps and its policies and procedures to manage them, reference is made to BANC ONE's 1993 Annual Report on Form 10-K for the fiscal year ended December 31, 1993. See "INCORPORATION BY REFERENCE."

Market Prices of and Dividends Paid on BANC ONE Common Stock

BANC ONE Common Stock is, and the shares offered hereby will be, listed on the New York Stock Exchange. The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of BANC ONE Common Stock on the New York Stock Exchange Composite Tape and cash dividends per share of BANC ONE Common Stock. The dividend and stock price information has been adjusted to reflect all stock dividends and stock splits on BANC ONE Common Stock. The dividend and stock price information has been adjusted to reflect the 10% dividend on BANC ONE Common Stock paid on March 4, 1994, the five shares for four shares BANC ONE Common Stock split paid on August 31, 1993 and the 10% dividend on BANC ONE Common Stock paid on February 14, 1992.

                          Price Range of Common Stock

                              High              Low         Dividends
1992

  First Quarter . . . . .    $36.36           $30.75          $.21
  Second Quarter  . . . .     34.55            30.73           .21
  Third Quarter . . . . .     34.27            30.64           .24
  Fourth Quarter  . . . .     38.91            31.82           .24

1993

  First Quarter . . . . .    $42.27           $36.36          $.25
  Second Quarter. . . . .     44.73            36.73           .26
  Third Quarter . . . . .     42.19            34.55           .28
  Fourth Quarter              39.77            32.27           .28

1994

  First Quarter  . . . . .   $35.47           $31.88          $.31
  Second Quarter . . . . .    38.00            30.75           .31
  Third Quarter  . . . . .                                     .31
  Fourth Quarter . . . . .
   (through          , 1994)


BANC ONE intends to continue its present policy of paying quarterly cash dividends to its shareholders so that dividends as a percentage of income will average between 35 and 40 percent of net income. The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of BANC ONE and its subsidiaries, applicable government regulations and other factors deemed relevant by the Board of Directors. Certain debt instruments to which BANC ONE is a party limit its ability to pay dividends on BANC ONE Common Stock. Under the most restrictive of these limitations, BANC ONE would have been permitted to pay cash dividends on BANC ONE Common Stock in excess of its $1.2 billion of retained earnings as of December 31, 1993. As described under "Certain Regulatory Matters," various state and federal laws limit the ability of affiliate banks to pay dividends to BANC ONE.

Certain Regulatory Matters

General

BANC ONE is subject to the supervision of, and to regular inspection by, the Federal Reserve. BANC ONE's principal banking subsidiaries are organized as national banking associations, which are subject to regulation by the Comptroller of the Currency (the "Comptroller"). In addition, various state authorities regulate BANC ONE's state banking subsidiaries. Furthermore, the various banking subsidiaries are subject to regulation by the Federal Deposit Insurance Corporation (the "FDIC") and other federal bank regulatory bodies.
In addition to banking laws, regulations and regulatory agencies, BANC ONE and its subsidiaries and affiliates are subject to various other laws, regulations and regulatory agencies, all of which directly or indirectly affect BANC ONE's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect BANC ONE.

Proposals to change the laws and regulations governing the banking industry are frequently raised in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on BANC ONE and its subsidiaries are difficult to determine.

According to Federal Reserve policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of BANC ONE or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of BANC ONE may be assessed for the FDIC's loss, subject to certain exceptions.

BANC ONE's banks are affected by various state and federal laws and by the fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve. An important purpose of these policies is to curb inflation and control recessions through control of the supply of money and credit. The Federal Reserve uses its powers to regulate reserve requirements of its member banks, the discount rate on its member bank borrowings, interest rates on time and savings deposits of its member banks, and to conduct open market operations in United States government securities so as to exercise control over the supply of money and credit. These policies have a direct effect on the amount of bank loans and deposits and on the interest rates charged on loans and paid on deposits, with the result that federal policies have a material effect on bank earnings. Policies which are directed toward increasing the supply of money and credit and reducing interest rates may have an adverse effect on bank earnings. Future policies of the Federal Reserve and other authorities cannot be predicted, nor can their effect on future bank earnings be predicted. Similarly, future changes in state and federal laws and wage, price and other economic restraints of the federal government cannot be predicted nor can their effect on future bank earnings be predicted.

Capital Requirements

The Federal Reserve, the FDIC and the Comptroller have issued substantially similar minimum risk-based and leverage capital guidelines for United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.

The Federal Reserve risk-based guidelines applicable to BANC ONE define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, minority interests less goodwill and certain other intangible assets, and one-half of investments in unconsolidated subsidiaries.

Tier 2 capital consists of mandatory convertible debt, subordinated and other qualifying term debt, preferred stock not qualifying as Tier 1 capital and the allowance for credit losses, subject to certain limitations less one-half of investments in unconsolidated subsidiaries. The sum of Tier 1 and Tier 2 capital represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by the sum of four categories of risk-weighted assets, such risk weights based primarily on relative credit risk. The regulatory minimum qualifying total risk-based capital ratio is 8%, of which at least 4% must consist of Tier 1 capital. BANC ONE's Tier 1 and total risk-based capital ratios under these guidelines at December 31, 1993 were 10.51% and 14.19%, respectively.

The leverage ratio is determined by dividing Tier 1 capital by adjusted total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. BANC ONE's estimated leverage ratio at December 31, 1993 was 8.66%. Although BANC ONE has not been informed of any specific leverage ratio requirement applicable to it, management believes that BANC ONE meets its leverage ratio requirement.

Dividend Restrictions

Various Federal and state statutory provisions limit the amount of dividends BANC ONE's affiliate banks can pay to BANC ONE without regulatory approval.
The approval of the appropriate bank regulator is required for any dividend by a national bank or state member bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. Under these provisions and various state law restrictions, BANC ONE's affiliate banks could have declared, as of December 31, 1993, without obtaining prior regulatory approval, aggregate dividends of approximately $1.2 billion. In addition, federal bank regulatory authorities have authority to prohibit the affiliate banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of BANC ONE's affiliate banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines.

FDICIA

The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), which became law on December 19, 1991, revises several banking statutes, including the Federal Deposit Insurance Act, affecting bank regulation, deposit insurance and provisions for funding of the Bank Insurance Fund administered by the FDIC. Under FDICIA the bank regulators' authority to intervene is linked to the deterioration of a bank's capital level. In addition, FDICIA places limits on real estate lending and brokered deposit activities, expands audit and reporting requirements, and imposes limitations and requirements on various banking functions. BANC ONE believes that the deposit insurance and brokered deposit limitations under FDICIA will not have any material impact on the liquidity or funding of BANC ONE or its affiliate banks.

Deposit Insurance Assessments

The deposits of each of BANC ONE's banks are insured up to regulatory limits by the FDIC. Accordingly, BANC ONE's banks are subject to deposit insurance assessments to maintain the Bank Insurance Fund of the FDIC.

On September 14, 1992, the FDIC adopted regulations to implement a transitional risk-related insurance assessment system, starting January 1, 1993. Under this system, the FDIC will place each insured bank in one of nine risk categories based on its level of capital and other relevant information (such as supervisory evaluations). Each insured bank's insurance assessment rate will then be determined by the risk category in which it has been classified by the FDIC. Under this transitional system, the average insurance assessment rate will be .254% per $100 of deposits. However, there will be an eight basis point spread between the highest and lowest assessment rates, so that banks classified as strongest by the FDIC will be subject to a rate of $0.23 per $100 of deposits and banks classified as weakest by the FDIC will be subject to a rate of $0.31 per $100 of deposits. The FDIC has indicated that it expects that the majority of banks will be subject to an assessment rate of $0.23 per $100 of deposits (the same rate as under the current flat-rate assessment system). However, the FDIC has also indicated that it expects to recommend that the permanent risk-related premium system, to be implemented in 1994, incorporate a wider differential between the highest and lowest assessment rates.

Depositor Preference Statute

Federal legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depositary institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

Brokered Deposits

The FDIC has also adopted final regulations governing the receipt of brokered deposits. Under these regulations, an FDIC-insured bank or savings association cannot accept brokered deposits unless: (a) it is well capitalized or (b) it is adequately capitalized and receives a waiver from the FDIC.

A bank or savings association that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notice to affected depositors. In addition, a bank or savings association that is not well capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates.

Incorporation of Certain Information
About BANC ONE By Reference

BANC ONE's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, BANC ONE's Quarterly Reports on Form 10-Q for the quarters ended
March 31, 1994 and June 30, 1994 and BANC ONE's Current Reports on Form 8-K, including the Form 8-K filed January 28, 1994, and the Form 8-K filed February 17, 1994, in each case filed with the Commission pursuant to Section 13 of the Exchange Act and the description of BANC ONE Common Stock which is contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, are incorporated into this Prospectus and Joint Proxy Statement by reference. See "Incorporation by Reference."


                   INFORMATION ABOUT AMERICAN AND FIRST BANK


General

AMERICAN is a registered single bank holding company organized under the laws of the state of Illinois with its principal office in Glencoe, Illinois. AMERICAN owns approximately 94 percent of the outstanding FIRST BANK Common Stock of Highland Park ("FIRST BANK"). At June 30, 1994, AMERICAN had consolidated total assets of approximately million and consolidated total deposits of approximately million. FIRST BANK is an FDIC insured state chartered banking institution, with its main and sole banking office in Highland Park, Illinois.



Dividends Paid on AMERICAN Common Stock and FIRST BANK Common Stock

As of December 31, 1993, there were 174 holders of record of AMERICAN Common Stock, and 41 holders of record of FIRST BANK Common Stock. The shares of AMERICAN Common Stock and FIRST BANK Common Stock are not listed on any stock exchange nor is there an active market for such securities.

In May 1992, AMERICAN sold 1,000 shares of AMERICAN Common Stock to certain officers and employees of First Bank at a price of $89.25 per share. Management is unaware of any other significant private transactions involving securities of AMERICAN or FIRST BANK during the last three years.

The following table sets forth the cash dividends paid per share for AMERICAN Class A and Class B Common Stock and FIRST BANK Common Stock for the periods indicated:


                             AMERICAN        AMERICAN
                             Class A         Class B          FIRST BANK

1992
    First Quarter             $5.00              --                $3.00
    Second Quarter            --                 --                 3.00
    Third Quarter              5.00              --                 1.00
    Fourth Quarter            --                 --                 1.00
1993
    First Quarter              5.00              --                --
    Second Quarter            --                 --                --
    Third Quarter              5.00              --                 4.00
    Fourth Quarter            --                 --                 2.00

1994
    First Quarter             --                 --                 2.00
    Second Quarter             2.50              --                 2.00
    Third Quarter              1.25              --                 2.00
    Fourth Quarter

Beginning with the first calendar quarter of 1994, pursuant to the Merger Agreement, AMERICAN has agreed not to pay quarterly cash dividends in excess of $1.25 on AMERICAN Class A Common Stock and not to pay any dividends on AMERICAN Class B Common Stock through and until the effective date of the Merger. AMERICAN will pay no dividends and will make no distributions during the quarter in which the Effective Date occurs, and in which the shareholders of AMERICAN common stock are entitled to receive the regular quarterly dividends on the shares of BANC ONE Common Stock, into which the AMERICAN Common Stock is to be converted. The Consolidation Agreement requries that FIRST BANK continue to pay dividends in accordance with its regular practice through and until the effective date of the Consolidation.


                          Management's Discussion and
                     Analysis of the Results of Operations
                            and Financial Condition

OVERVIEW

FIRST BANK's net income of $3,963,000 in 1993 represented a 7.0% decrease from net income of $4,261,000 in 1992. The decrease in net income resulted primarily from a drop in market rates and loan volume. Net income in 1992 surpassed 1991's net income of $3,008,000 by 31.7%. Total assets were $228,780,000 and $252,885,000 at December 31, 1993 and 1992, respectively. As of December 31, 1991, total assets were $258,428,000. Loans decreased from $187,086,000 as of December 31, 1992 to $164,639,000 as of December 31, 1993.
Loans as of December 31, 1991 were $167,696,000. Total deposits were $205,207,000, $226,613,000 and $237,099,000 at December 31, 1993, 1992 and
1991, respectively. Stockholders' equity was $21,062,018 at December 31, 1993 compared to $19,199,000 at December 31, 1992 and $17,738,000 at December 31, 1991.

RESULTS OF OPERATIONS

Net Interest Income. Net interest income, the difference between total interest income earned on earning assets and total interest expense paid on interest bearing liabilities, is FIRST BANK's principal source of earnings. The amount of net interest income is affected by changes in the volume of earnings assets, the level of rates earned on those assets, the volume of interest bearing liabilities and the level of rates paid on those interest bearing liabilities.

Net interest income for 1993 was $8,669,000, a decrease of 6.3% from 1992. Net interest income for 1992 was $9,241,000, an increase of 17.9% from $7,841,000 in 1991. The decrease from 1992 to 1993 can be attributed to run-off of deposits and corresponding loan reduction coupled with the repricing of maturing high fixed rate loans and investments made at the lower market rates available in 1993. The increase from 1991 to 1992 can be attributed to significant growth in the loan/lease portfolio.

FIRST BANK's cost of funds decreased .52 percent and 1.84 percent during 1993 and 1992, respectively. During the same periods, the yield on average earning assets decreased .84 percent and 1.83 percent, respectively.

Net interest margin, which is determined by dividing net interest income by average interest earnings assets decreased in 1993 to 2.51%, as compared to 3.05% and 3.13% in 1992 and 1991, respectively. The decrease in net interest margin during 1993 and 1992 is primarily the result of the repricing of maturing high fixed rate investments and loans at the prevailing lower interest rates in 1992 and in 1993.

Provision for Loan Losses. Management determines the provision for loan losses which it considers sufficient to maintain an adequate allowance for loan loss balance. Many factors are considered in determining the provision for loan losses, and estimating the risk of loss and the amount of loss on any loan is subjective. Ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, the adjustments are reported in income through the provision for loan losses in the appropriate period. The ratio of the allowance to non-performing loans was 397% at December 31, 1993, 0% at December 31, 1992 and 1,240% at December 31, 1991.

The 1993 provision for loan losses totaled $220,000, compared to $240,000 and $425,000 in 1992 and 1991, respectively. Net charge-offs were $58,000, $43,000 and $121,000 in those years, respectively.

Non-Interest Income. Total non-interest income was $794,000 in 1993, a decrease of $512,000 or 39.2% from 1992 non-interest income of $1,306,000, primarily due to a decrease in net investment securities gains. As of December 31, 1991 total non-interest income was $825,000. Total non-interest income excluding the impact of net investment securities gains increased slightly from 1992 to 1993, and declined $208,000 from 1991 to 1992 due to the elimination of a gain realized on the sale of other real estate. Fees for customer services decreased by $34,000 or 7.5% during 1993, as compared to 1992. The major factor in the decrease was a result of a drop in home refinancings. Fees for customer services increased by $88,000 or 24.1% during 1992, as compared to 1991.

Net investment securities gains were $126,000, $647,000 and ($20,000) for the years 1993, 1992 and 1991, respectively. The 1992 sales were generally the result of FIRST BANK restructuring its investment portfolio.

Non-Interest Expense. Non-interest expense decreased from $4,028,000 in 1992 to $3,936,000 in 1993. Non-interest expense for the year 1991 was $4,067,000.

Salaries and employee benefits represent the largest category of non-interest expense, accounting for 52.7%, 51.7% and 48.1% of all non-interest expenses for calendar years 1993, 1992 and 1991, respectively. The increases over the years are due primarily to normal merit increases given to employees and rising insurance costs.

FINANCIAL CONDITION

Loan Portfolio. FIRST BANK's largest source of net income is interest and fees on loans. Loans decreased by $22,447,000 or 12% during 1993 as compared to 1992. The decrease in loans from 1992 to 1993 was primarily the result of low demand in FIRST BANK's loan area, a factor which prevailed nationally, as well.

Commercial and industrial loans, the largest component of FIRST BANK's loan portfolio, decreased by $8,592,000 or 8%, to $104,524,000 as of December 31, 1993 from 1992. Commercial and industrial loans represented 63.5%, 60.4% of gross loans at December 31, 1993 and 1992, respectively. At December 31, 1993, loans of $98,000,000 were secured by leases for computers and related equipment. FIRST BANK anticipates that this concentration will continue in 1994.

Real estate -- construction loans decreased from 1992 to $2,391,000 as of December 31, 1993. The decrease during 1993 was the result of less new construction. Real estate -- construction loans represented 1.5%, 5.4% and 4.4% of gross loans at December 31, 1993, 1992 and 1991 respectively.

Real estate mortgage loans decreased by $6,032,000 to $58,767,000 during 1992 and decreased an additional $4,327,000 to $54,441,000 as of December 31, 1993. However, together with home equity loans, real estate mortgage loans represented 33%, 31.4% and 38.6% of gross loans at December 31, 1993, 1992 and 1991, respectively.

Consumer loans (loans to individuals not secured by real estate) declined from $6,339,000 at December 31, 1991 to $5,088,000 and $3,275,000 at December 31,
1992 and 1993, respectively. This reduction is attributed to an overall decline in loan demand in the bank's primary market area.

The ratio of loans outstanding to deposits outstanding was 80.2%, 82.6% and 70.7% at December 31, 1993, 1992 and 1991, respectively.

Non-Performing Loans. Management reviews the loan portfolio for problem loans through a loan review function. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet contractual obligations of loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on non-accrual status if delinquent 90 or more days. There are no potential problem loans that management is aware of that are not already included in the required disclosure.

Non-performing loans amounted to $403,000 at December 31, 1993, or .24% of total loans. There were no non-performing loans at December 31, 1992 and $100,000 at December 31, 1991, or .06% of total loans.

An allowance for loan and lease losses has been established to provide for loans which may not be repaid in their entirety. The allowance for loan losses is that amount that management believes will be adequate to absorb future losses in the existing loan portfolio. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries. Although a loan may be charged-off by management when deemed uncollectible, collection efforts continue and future recoveries may occur. The allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on the past loss experience, general economic conditions, information about specific borrowers, and other factors and estimates which are subject to change over time. Management believes that FIRST BANK's allowance for loan losses is adequate to absorb all existing loans that may become uncollectible, but there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future.

The allowance for loan losses totaled $1,599,000 or 1% of total loans outstanding as of December 31, 1993. The loan loss allowance as a percentage of total loans was .8% and .73% for the years ended December 31, 1992 and 1991, respectively.

Investment Securities. The primary purpose of the investment portfolio is to provide a source of earnings and secondarily for liquidity management purposes. In managing the portfolio, FIRST BANK seeks to maintain a balance among earnings, credit and liquidity considerations, with a goal of maximizing the longer term overall yield. Investments in securities decreased from $55,346,000 in 1992 to $51,867,000 in 1993. The decrease in investments and securities was the result of maturities and deposit run-off. As of December 31, 1991 total securities were $77,187,520.

Deposits. Total deposits decreased by 9.5% in 1993 from 1992. The decrease in deposits was primarily the result of lower interest rates on all deposit categories.

Non-interest bearing deposits decreased by $1,637,000 during 1993 to $18,365,000. Interest bearing deposits were $186,842,000 in 1993, a decrease of 9.0% from 1992. Interest bearing deposits were 219,447,000 at December 31, 1991.

Capital. FIRST BANK actively monitors compliance with bank regulatory capital requirements, focusing primarily on risk based capital guidelines. As of December 31, 1993, the FIRST BANK tier one risk weighted capital ratio was 11.493% and its total risk weighted capital ratio was 12.368%. As of December 31, 1992 the FIRST BANK tier one risk weighted capital ratio was 9.386% and its total risk weighted capital ratio was 10.088%. The tier one and total risk weighted capital ratios as of December 31, 1991 were 7.779% and 8.323%, respectively. The Federal Reserve Board guidelines require that the tier one minimum capital be no less than 4% and the total capital guideline no less than 8%.

Liquidity. For any financial institution, liquidity is the ability to meet cash flow requirements which may arise from existing or new commitments to lend money and meet fluctuating withdrawals from depository accounts. The bank's deposit base has historically provided a stable source of funds. A portion of these funds has been invested in high-credit quality securities of mixed maturities, providing a steady stream of maturing reinvestible assets.

Inflation. A financial institution's assets and liabilities are primarily monetary. Therefore, such an institution does not necessarily gain or lose due to the effects of inflation. Interest rates, which may correspond with changes in expected inflation, have potentially the most significant effect on the firm's net interest income; however, interest rates do not necessarily correspond to changes in the prices of goods and services. To the extent that maturities of interest bearing assets and liabilities can be matched, the effects of inflation can be mitigated.

Income Taxes. Effective January 1, 1993, FIRST BANK adopted Financial Accounting Standards Board Statement 109 requiring recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities. The cumulative effect of this accounting change amounted to $113,000.

First Half Results, 1994 Total assets increased approximately $8,121,282 from December 31, 1993 to June 30, 1994. This was due to an increase in deposits and short term borrowings which are the result of an increase in market rates. Net income for the comparable period ending June 30, 1994 as against June 30, 1993 is down $650,000 due to an increase in deposit rates against fixed rate loans. Other income was off due to no security gains; however, we have been able to keep other expenses down due to cost controls being kept in place which we are constantly monitoring.


                       INDEPENDENT AUDITORS' REPORT



The Board of Directors
American Holding Company


       We have audited the accompanying consolidated balance sheets of Ameri-can Holding Company and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in s and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of American Holding Company and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

       As discussed in Note 12 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."





                                HUTTON, NELSON & MC DONALD




Oakbrook Terrace, Illinois
February 9, 1994


                                    -1-

                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                        CONSOLIDATED BALANCE SHEETS

                                  ASSETS

                                                  December 31,

                                               1993           1992
Cash and due from banks (Note 2)         $  8,212,553 $  7,846,285
Interest bearing deposits in other banks       98,000       98,000
Investment securities (market value
    $52,444,163 in 1993 and $56,549,794
    in 1992) (Note 3)                      51,866,667   55,345,719
Federal funds sold                          1,600,000      500,000
Loans, net of unearned income (Note 4)    164,638,979  187,085,769
Allowance for loan losses (Note 5)         (1,598,661)  (1,436,330)
Premises and equipment (Note 6)               719,474      770,547
Accrued interest receivable                 1,533,451    1,960,229
Excess cost of investment in subsidiary,
    over net assets acquired, net (Note 7)  1,797,440    1,863,300
Other real estate owned                     1,123,376      189,782
Other assets                                  742,157      568,240

                                         $230,733,436 $254,791,541

                   LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits (Note 8)
       Noninterest bearing               $ 18,355,632 $ 19,953,301
       Interest bearing                   185,730,943  206,209,939

                 Total deposits           204,086,575  226,163,240
    Short-term borrowings (Note 9)            900,705    5,182,108
    Other liabilities                       1,638,135    1,642,251
    Notes payable (Note 10)                 6,000,000    6,760,000

             Total liabilities            212,625,415  239,747,599

Minority interest in subsidiary             1,203,283    1,096,833

Shareholders' equity
    Common stock, stated value $.01 per
       share (Note 13);
       Class A, authorized 50,000 shares;
       issued and outstanding 26,300 shares       263          263
       Class B, authorized 150,000 shares;
       issued and outstanding 117,000 shares    1,170        1,170

    Additional paid-in capital              2,236,458    2,236,458
    Retained earnings (Note 16)            14,666,847   11,709,218

    Total shareholders' equity             16,904,738   13,947,109

                                         $230,733,436 $254,791,541

                  The accompanying notes are an integral
                    part of these financial statements.

                                    -2-

                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF INCOME

                                            Year Ended December 31,
                                         1993        1992          1991
Interest income
    Interest and fees on loans      $12,847,071  $14,413,571   $13,834,730
    Interest on federal funds sold      126,121       40,931       631,843
    Interest on investment securities
     Taxable                          5,266,037    5,252,429     5,877,871
     Exempt from federal income tax     619,367      771,836       986,549
    Interest on deposits in other banks   4,521       14,314       125,700

          Total interest income      18,863,117   20,493,081    21,456,693

Interest expense
    Interest on deposits              6,858,262    9,301,971   13,496,966
    Interest on short-term borrowings 3,322,926    1,948,456      118,881
    Interest on notes payable           389,233      451,422      771,571

          Total interest expense     10,570,421   11,701,849   14,387,418

Net interest income                   8,292,696    8,791,232    7,069,275
Provision for loan losses (Note 5)      220,000      240,000      425,000

Net interest income after provision
    for loan losses                   8,072,696    8,551,232    6,644,275

Other income
    Fees for customer services          419,010      453,095      365,136
    Other operating income              249,151      206,542      502,479
    Investment securities gains (losses)125,687      646,679      (20,194)

          Total other income            793,848    1,306,316      847,421

Other expenses
    Salaries and employee benefits    2,480,327    2,449,198    2,256,177
    Occupancy and equipment expense     301,068      288,680      385,127
    Data processing                     246,008      238,100      212,280
    Other                             1,412,418    1,517,472    1,707,931
    Minority interest in income of
     subsidiary                         226,450      243,474      171,880

          Total other expenses        4,666,271    4,736,924    4,733,395









                  The accompanying notes are an integral
                    part of these financial statements.

                                    -3-

                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF INCOME
                                (Continued)
                                                Year Ended December 31,
                                            1993        1992          1991
Income before income taxes and cumulative
    effect of change in accounting for
    income taxes                       $ 4,200,273   $ 5,120,624   $ 2,758,301
Applicable income taxes (Note 12)        1,092,756     1,654,635       563,107

Income before cumulative effect of
    change in accounting for
    income taxes                         3,107,517     3,465,989     2,195,194
Cumulative effect of change in accounting
    for income taxes (Note 12)             113,112

Net income                             $ 3,220,629   $ 3,465,989   $ 2,195,194

Average number of common shares
    outstanding                            143,000       142,871       142,300

Earnings per common share
    Income before cumulative effect of
     change in accounting                       $21.73       $24.26     $15.43
    Cumulative effect of change in
     accounting                                    .79

    Net income                                  $22.52       $24.26     $15.43
























                  The accompanying notes are an integral
                    part of these financial statements.

                                    -4-

                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                Common Stock                 Additional
                                  Class A        Class B                       Paid-in   Retained
                                  Shares Amount Shares Amount Shares Amount    Capital   Earnings
Balance, January 1, 1991                 $             $     142,300 $ 1,423 $2,147,218  $6,306,035
    Shares issued in exchange
      for outstanding common      25,300 253  117,000 1,170 (142,300) (1,423)             2,195,194
    Net income
    Cash dividend declared
      Class A - $5 per share                                                               (126,500)

Balance, December 31, 1991        5,300  253  117,000  1,170                  2,147,218   8,374,729
    Shares sold to officers       1,000   10
    Net income                                                                            3,465,989
    Cash dividend declared
      Class A - $5 per share                                                               (131,500)

Balance, December 31, 1992        26,300 263  117,000  1,170                  2,236,458  11,709,218
    Net income
    Cash dividend declared
      Class A - $10 per share

Balance, December 31, 1993       26,300 $263  117,000 $1,170          $       2,236,458  14,666,847


                  The accompanying notes are an integral
                    part of these financial statements.

                                 -5-



                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            Year Ended December 31,
                                          1993          1992         1991
Cash flows from operating activities:
 Interest received                 $  16,682,342  $  21,924,818  $ 21,907,422
 Fees and commissions received           664,849        694,841       631,399
 Interest paid                       (10,888,597)  (12,240,670)  (14,003,333)
 Cash paid to suppliers and employees (3,693,153)   (5,154,479)   (3,714,552)
 Income taxes paid                    (1,360,600)   (2,140,000)     (300,021)

       Net cash provided by operating
         activities                    1,404,841     3,084,510     4,520,915

Cash flows from investing activities:
 Net decrease in interest bearing
  deposits in other banks                              494,000     4,095,000
 Proceeds from sales of investment
  securities                          13,405,944    19,524,440     8,947,424
 Proceeds from maturing investment
  securities                         496,770,879   239,857,882    27,781,301
 Purchase of investment securities  (503,964,531) (237,316,157)  (36,588,353)
 Net (increase) decrease in loans     21,390,298   (19,708,575)  (41,584,534)
 Capital expenditures                    (63,577)      (76,226)     (204,401)
 Proceeds from sale of other real
  estate owned                            23,482       263,627       765,450

       Net cash provided by (used in)
         investing activities         27,562,495     3,038,991   (36,788,113)

Cash flows from financing activities:
 Net (decrease) increase in deposits (22,076,665)  (10,856,844)   25,268,739
 Net increase (decrease) in short-term
  borrowings                          (4,281,403)    4,784,364      (571,690)
 Proceeds from issuance of notes                                     160,000
 Repayment of notes                     (760,000)   (1,500,000)   (1,400,000)
 Dividends paid to minority interest    (120,000)     (160,000)     (120,000)
 Dividends paid to Class A common stock (263,000)     (258,000)
 Issuance of Class A common stock                       89,250

       Net cash provided by (used in)
         financing activities        (27,501,068)   (7,901,230)   23,337,049

Net increase (decrease) in cash and cash
 equivalents                            1,466,268   (1,777,729)   (8,930,149)
Cash and cash equivalents at beginning
 of year                                8,346,285   10,124,014     19,054,163

Cash and cash equivalents
       at end of year                 $ 9,812,553    8,346,285  $  10,124,014



                  The accompanying notes are an integral
                    part of these financial statements.

                                    -6-

                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Continued)
                                        Year Ended December 31,
                                        1993        1992       1991
Reconciliation of net income to net
 cash provided by operating activities:

Net income                          $ 3,220,629  $ 3,465,989  $2,195,194
Adjustments to reconcile net income to net
   cash provided by operating activities:
 Provision for premium amortization     486,647    1,429,911     518,423
 Provision for discount accretion    (3,094,200)  (1,007,596)   (349,920)
 Provision for depreciation              114,650     118,465     109,454
 Provision for loan losses               220,000     240,000     425,000
 Amortization of excess cost              65,860      63,409      63,408
 Cumulative effect of change in accounting
   for income taxes                     (113,112)
 Provision for deferred income taxes     (99,459)    (82,846)
 Minority interest in income of
   subsidiary                            226,450     243,474     171,880
 Loss (gain) on sale of investment
   securities                           (125,687)   (646,679)     20,194
 Loss (gain) on sale of other real
   estate owned                                       35,204    (143,466)
 Decrease in other assets                846,041     518,580     283,288
 Increase (decrease) in other
   liabilities                          (342,978) (1,293,401)  1,227,460

        Total adjustments             (1,815,788)   (381,479)  2,325,721

Net cash provided by
  operating activities               $ 1,404,841  $3,084,510  $4,520,915

Supplemental schedule of noncash investing and financing activities:

 Loans transferred to other real estate
   owned throughout the year            $998,823    $275,359   $ 171,507

 Excess of note received over carrying
   value of other real estate sold      $(41,747)    $41,747

 Other real estate owned transferred
   to other assets                                               $58,234









                  The accompanying notes are an integral
                    part of these financial statements.

                                    -7-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and conform to practices within the banking industry. A description of the significant accounting policies follows:

       Principles of Consolidation - The consolidated financial statements of American Holding Company include the accounts of the Company and its majority owned subsidiary, First Bank of Highland Park. Material intercompany accounts and transactions have been eliminated.

       Statement of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

       Investment Securities - Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount, which are recog-nized as adjustments to interest income generally computed using the interest method. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identifica-tion method.

       Loans - Loans are stated at the principal amount outstanding, net of any unearned income. Interest on commercial, real estate and other loans is included in interest income over the terms of the respective loans based upon principal balances outstanding. On installment loans, the unearned income is recognized in interest income using both the sum-of-the-months digits method and the constant yield method. The income recognized by using the sum-of-the-months digits method is not materially different from that obtained by using the interest method. Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Loan origination fees are recognized as an adjustment of the yield on the related loans.

       Allowance for Loan Losses - The allowance for loan losses is maintained at a level considered adequate to provide for potential loan losses and is based on management's evaluation of the loan portfolio under current economic condi-tions. Loans are charged to the allowance for loan losses when, in management's judgment, the loans become uncollectible.

       Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation included in operating expenses is computed on the straight-line method based on the estimated useful lives of the assets.

       Other Real Estate Owned - Other real estate owned represents properties acquired by the Company in satisfaction of customers' indebtedness. Such real estate is recorded at the carrying amount of the related indebtedness or its fair market value at the date of acquisition, whichever is lower. Subsequent declines in market value, routine holding costs and losses or gains on disposition of other real estate are included in other operating income or expense.


                                    -8-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       Income Taxes - The Company files consolidated income tax returns with its subsidiary, First Bank of Highland Park. Each member of the consolidated group provides for income taxes on a separate return basis and is charged or credited by the Company with the tax or tax benefit shown in a separate return. The provision for income taxes is based on amounts reported in the statements of income adjusted for differences that do not enter into the computation of taxes payable under applicable laws. Deferred taxes are provided for temporary differences in the recognition of income and expense for tax and financial reporting purposes. Deferred taxes in 1993 are computed using the asset and liability approach as prescribed in FASB Statement 109, "Accounting for Income Taxes". See Note 12.

       Earnings Per Common Share - Earnings per common share are based on the weighted average number of shares outstanding during the year. See Note 13.


2.  CASH AND DUE FROM BANKS

       Included in cash and due from banks are amounts required to be deposited with the Federal Reserve Bank. These reserve balances vary depending on the level of customer deposits in the subsidiary bank. At December 31, 1993 and 1992, the reserve balance requirement was approximately $1,800,000 and $600,000, respectively.


3.  INVESTMENT SECURITIES

       The amortized cost and estimated market values of investments in securities at December 31, 1993 and 1992 are as follows:

                                              December 31, 1993
                                      Gross     Gross    Estimated
                          Amortized UnrealizedUnrealized  Market
                            Cost      Gains     Losses     Value
U. S. Treasury securities$32,178,856 $ 76,793 $153,315  $32,102,334
U. S. Government agencies 10,911,167   76,642   17,784   10,970,025
Obligations of states and
 political subdivisions    6,767,510  551,546    1,276    7,317,780
Corporate debt securities    409,568    7,932               417,500
Mortgage-backed securities   589,566   51,313   14,355      626,524
Debt securities issued by
 foreign governments       1,010,000                      1,010,000

                         $51,866,667 $764,226 $186,730  $52,444,163






                                    -9-

                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


3.  INVESTMENT SECURITIES (Continued)
                                              December 31, 1992
                                              Gross    Gross     Estimated
                          Amortized        Unrealized  Unrealized  Market
                            Cost              Gains    Losses      Value
U. S. Treasury securities $28,318,246     $  195,188 $        $28,513,434
U. S. Government agencies   8,500,238        149,512            8,649,750
Obligations of states and
 political subdivisions     8,057,923        683,243    3,168   8,737,998
Corporate debt securities   8,752,465         70,041   55,394   8,767,112
Mortgage-backed securities    706,847        164,653              871,500
Debt securities issued by
 foreign governments        1,010,000                           1,010,000

                         $55,345,719      $1,262,637  $58,562 $56,549,794

       The amortized cost and estimated market value of debt securities at
December 31, 1993, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                         Estimated
                                              Amortized   Market
                                                 Cost     Value
    Due in one year or less                 $12,944,913  $13,049,203
    Due after one year through five years    35,383,355   35,804,109
    Due after five years through ten years    2,948,833    2,964,327

                                             51,277,101   51,817,639
    Mortgage-backed securities                  589,566      626,524

                                            $51,866,667  $52,444,163

       Proceeds from sales of investments during 1993 and 1992 were $13,410,844 and $19,524,440. Gross gains of $141,350 and $646,679 were realized in 1993 and 1992, and gross losses of $15,663 were realized in 1993.

       Investment securities with carrying values of $16,028,640 and $24,360,627 on December 31, 1993 and 1992, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.









                                   -10-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


3.  INVESTMENT SECURITIES (Continued)

       The Financial Accounting Standards Board has issued Statement 115, "Accounting For Certain Investments In Debt and Equity Securities," which establishes new standards of accounting and reporting for debt securities held as assets and equity securities. Statement 115 requires that debt and equity securities be classified into one of three reporting categories and accounted for as follows: (1) held to maturity securities reported at amortized cost, (2) trading securities reported at fair value, with unrealized gains and losses included in earnings, (3) available for sale securities reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity. The Company is required to adopt Statement 115 beginning January 1, 1994.

       The Company estimates that if this Statement had been adopted in 1993, shareholders' equity would have been decreased by approximately $1,320.


4.  LOANS

       A summary of loans outstanding follows:
                                                         December 31,
                                                       1993        1992
   Commercial and industrial                      $104,524,252  $113,115,872
   Real estate - construction                        2,390,737    10,078,739
   Real estate - mortgage                           54,440,667    58,767,281
   Loans to individuals                              3,275,283     5,087,651
   Other                                                20,763        81,617

                                                   164,651,702   187,131,160
   Unearned income                                      12,723        45,391

                                                  $164,638,979  $187,085,769

       Nonperforming loans amounted to $402,656 at December 31, 1993. Interest income based on the original contract terms of the loans would have approximated $23,001 in 1993.

       Loans to directors of the Company were made in the ordinary course of business and were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

       As of December 31, 1993 and 1992 no loans with an original amount exceeding $60,000 were outstanding to any director, officer or shareholder.





                                   -11-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


4.  LOANS (Continued)

       Real estate mortgages with carrying values of $6,203,459 and $8,157,464 on December 31, 1993 and 1992, respectively, were pledged to secure any borrow-ings the Company may enter into with the Federal Reserve Bank.

       At December 31, 1993 and 1992, commercial and industrial loans included loans of approximately $98,000,000 and $101,000,000, respectively, that were secured by leases for computers and related equipment.


5.  ALLOWANCE FOR LOAN LOSSES

       Changes in the allowance for loan losses were as follows:
                                           Year Ended December 31,
                                        1993      1992      1991
  Balance, beginning of year        $1,436,330 $1,239,811 $  935,977
  Provision for loan losses            220,000    240,000    425,000
  Loan recoveries                       43,930      7,109     14,935

                                     1,700,260  1,486,920  1,375,912
  Loans charged off                    101,599     50,590    136,101

  Balance, end of year              $1,598,661 $1,436,330 $1,239,811

6.  PREMISES AND EQUIPMENT

       Premises and equipment are summarized as follows:
                                       December 31,
                                      1993      1992
       Land                        $  192,500 $  192,500
       Buildings and improvements     694,674    694,674
       Equipment                      642,853    656,564

                                    1,530,027  1,543,738
       Accumulated depreciation       810,553    773,191

                                   $  719,474 $  770,547

       Depreciation charged to operations amounted to $114,650 in 1993, $118,465 in 1992 and $109,454 in 1991.

       On December 9, 1993, the Company entered into agreements to purchase from Central Avenue Limited Partnership 6,945 square feet of parking lot together with an easement granted to the Partnership for its use of the parking lot in the amounts of $30,000 and $110,000, respectively. These transactions were consummated on January 5, 1994.


                                   -12-

                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


7.  EXCESS COST OF INVESTMENT IN SUBSIDIARY OVER NET ASSETS ACQUIRED

       The excess of the cost of investment in subsidiary over equity in net assets acquired at acquisition dates is being amortized on a straight-line basis over forty years. Amortization charged to operations amounted to $65,860 in 1993, $63,409 in 1992 and $63,408 in 1991.


8.  DEPOSITS

       Time certificates of deposit over $100,000 included in interest bearing deposits at December 31, 1993 and 1992 amounted to $26,630,646 and $42,011,962, respectively.


9.  SHORT-TERM BORROWINGS

       Short-term borrowings consist of securities sold under agreements to repurchase, which generally mature in one day and bear interest at money market rates.


10.  NOTES PAYABLE

       A summary of notes payable follows:
                                             December 31,
                                           1993      1992
    Secured bank note payable, due
      January 30, 1994 with interest
      at prime rate floating            $ 540,000 $  600,000
    Subordinated notes to shareholders,
      unsecured, bearing interest at
      prime rate floating, due
      December 9, 2002                    960,000  1,060,000
    Unsecured subordinated note due
      January 30, 2001 with interest
      at prime rate floating            4,500,000  5,100,000

                                       $6,000,000 $6,760,000

       The secured bank note payable is secured by 330,000 shares of capital stock of First Bank of Highland Park.

       The subordinated notes to shareholders are subordinated only to senior debt of the Company except at the maturity date of December 9, 2002. On January 4, 1994, with the permission of the senior debt holder, $900,000 of these notes were repaid. Interest on these notes charged to expense amounted to $60,963 in 1993, $68,977 in 1992 and $78,726 in 1991.

       The unsecured subordinated note due January 30, 2001 permits prepay-ments of principal in amounts not less than $100,000 and requires the maintenance of certain capital ratios by the Company and by the subsidiary bank.


                                   -13-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


11.  EMPLOYEE RETIREMENT BENEFIT PLAN

       The Company's subsidiary has a profit-sharing and 401(k) plan which covers all employees who have completed one year of service and 1,000 hours of service within a plan year. The Plan is administered by a committee appointed by the bank and is funded through a trust fund with Connecticut General Life Insurance Company acting as Trustee. The annual contributions to the Trust are determined by the subsidiary's Board of Directors.

       The contributions charged to expense for the years ended December 31, 1993, 1992 and 1991, amounted to $35,025, $35,265 and $35,443, respectively.


12.  INCOME TAXES

       Effective January 1, 1993, the Company prospectively adopted the provi-sions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of the Company's assets and liabilities. Measurement of deferred tax assets and liabilities is based upon the provision of enacted tax laws and the effects of future changes in tax laws or rates. The cumulative effect of this accounting change at January 1, 1993 amounted to $113,112.

       Income tax expense is comprised of the following:
                                     Year Ended December 31,
                                   1993       1992       1991
  Current income tax
      expense (benefit)
    Federal                     $1,276,041 $1,646,597 $ 788,399
    State                          (83,826)    90,884    (5,179)

                                 1,192,215  1,737,481   783,220

  Deferred income tax
      benefit
    Federal                        (81,024)   (67,492) (179,317)
    State                          (18,435)   (15,354)  (40,796)

                                   (99,459)   (82,846) (220,113)

                                $1,092,756 $1,654,635 $ 563,107







                                   -14-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


12.  INCOME TAXES (Continued)

       The reasons for the differences between applicable income taxes and the amount computed at the applicable statutory federal tax rate of 34 percent follows:
                                           Year Ended December 31,
                                        1993       1992       1991
  Federal income tax at statutory rate  $1,428,093 $1,741,013 $ 937,822

  Increase (decrease) due to
   Interest exempt from federal
     income taxes                         (195,435) (239,617) (295,717)
   Adjustment of prior years              (181,941)
   State income taxes, net of
     federal income taxes                  (55,878)   51,598   (25,399)
   Alternative minimum tax credit                             (125,565)
   Minority interest in subsidiary         76,993     82,781    58,439
   Amortization of excess cost             22,392     21,559    21,559
   Sundry                                  (1,468)    (2,699)   (8,032)

                                          (335,337)  (86,378) (374,715)

                                        $1,092,756 $1,654,635 $ 563,107

       The deferred tax assets and deferred tax liabilities are as follows at the dates indicated:
                                        December 31,  January 1,
                                            1993         1993
   Deferred tax assets
     Loan loss deduction                  $475,669   $390,443
     Deferred loan origination
       fees                                 64,917     71,738
     Accrued vacation pay                   10,847     10,847

     Gross deferred tax assets             551,433    473,028

   Deferred tax liabilities
     Accumulated accretion income           19,107     33,823
     Depreciation                           19,905     26,243

     Gross deferred tax liabilities         39,012     60,066

   Net deferred income tax benefits       $512,421   $412,962

         The significant components of deferred income tax benefit for the year ended December 31, 1993 follows:

            Deferred tax benefit               $78,405
            Deferred tax expense                21,054

                                               $99,459

                                   -15-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


12.  INCOME TAXES (Continued)

       Deferred income taxes according to the timing differences which caused them were as follows:
                                            Year Ended
                                           December 31,
                                          1992     1991
       Accretion of discount on
         investment securities        $  86,307  $(22,111)
       Provision for loan losses         92,973   117,701
       Amortization of loan origination
         fees                            21,720    (9,234)
       Depreciation                       1,593     9,793
       Accrued vacation pay                 343     7,748
       Accrued expense                 (116,216)  116,216
       Provision for decline in value
         of investment securities        (3,874)

                                      $  82,846  $220,113

13.  COMMON STOCK

       The Company's Articles of Incorporation provide for two classes of common stock known as Class A and Class B. Each has equal voting rights and share equally in the proceeds of liquidation of the Company. Class A common stock has precedence in the declaration of any dividends over Class B common shares.


14.  COMMITMENTS AND CONTINGENT LIABILITIES

       The Company's subsidiary is a defendant in various legal proceedings arising from normal business activities. With respect to each of these suits, it is the opinion of both management of the Company and the Company's legal counsel either that the suits are without merit or that even if the plaintiff prevails therein the disposition thereof will not have a material effect on the consolidated financial condition of the Company.

       In 1987, the subsidiary sold a portion of certain real estate it acquired through foreclosure to the Township of Libertyville for $480,000. The Illinois Appellate Court, in a suit brought by the former owner, set aside the sale as the property sold in the transaction did not meet the statute require-ments for an open spaces program. The Township has filed a second appeal and the Appellate Court has not ruled on the appeal at present. The subsidiary has been negotiating the sale of the real estate to its former owner at a price that will prevent the subsidiary from incurring a loss should the subsidiary reacquire the property from the Township. The property has not been included in these financial statements.


                                   -16-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


14.  COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

       The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

       At December 31, 1993 and 1992, financial instruments whose contract amounts represent credit risk were:
                                         1993       1992
       Commitments to extend
         credit                     $21,556,376  $20,290,683
       Standby letters of credit        313,252      606,046

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter party. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property and equipment, incomeproducing commercial properties and real estate.

       Standby letters of credit are conditional commitments issued by the Company to guarantee performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds various types of collateral supporting those commitments. At December 31, 1993, those commitments were approximately 84 percent collateralized.












                                   -17-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


15.  PARENT COMPANY STATEMENTS

       Presented below are the balance sheets and the statements of operations and cash flows for the Parent Company:
                              BALANCE SHEETS

                                  ASSETS

                                                     December 31,
                                                   1993       1992
Cash*                                        $ 1,119,972    $   419,370
Investment in subsidiary*                     19,858,735     18,102,341
Excess cost of investment in subsidiary
 over net assets acquired, net                 1,797,440  1,863,300
Due from subsidiary*                              85,340    295,433
Equipment                                         29,144     37,944
Other assets                                     127,139      4,900

       Total assets                          $23,017,770    $ 20,723,288

                   LIABILITIES AND SHAREHOLDERS' EQUITY
                                                      December 31,
                                                     1993       1992
Other liabilities                            $   113,032    $    16,179
Notes payable                                  6,000,000      6,760,000

       Total liabilities                       6,113,032      6,776,179
Shareholders' equity                          16,904,738     13,947,109

       Total liabilities and
         shareholders' equity                $23,017,770    $20,723,288


* Eliminated in consolidation












                                   -18-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


15.  PARENT COMPANY STATEMENTS (Continued)

                         STATEMENTS OF OPERATIONS
                                               Year Ended December 31,
                                              1993       1992       1991
    Operating income
      Dividends received from bank
        subsidiary*                        $1,980,000 $2,640,000 $1,980,000
      Interest income                          12,778*     2,058*    22,750
      Other*                                   10,503

            Total operating income          2,003,281  2,642,058  2,002,750

    Operating expense
      Interest expense                        389,233    451,422    771,571
      Salaries                                405,000    365,450
      Other expense                            43,451     36,520    430,740
      Amortization of excess cost              65,860     63,408     63,408

            Total operating expense           903,544    916,800  1,265,719

    Income before equity in undistributed
      income of subsidiary                  1,099,737  1,725,258    737,031
    Equity in undistributed income of
      subsidiary*                           1,756,394  1,377,316    855,996

    Income before income tax benefit        2,856,131  3,102,574  1,593,027
    Applicable income tax benefit             364,498    363,415    602,167

    Net income                             $3,220,629 $3,465,989 $2,195,194

    * Eliminated in consolidation


















                                   -19-

                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


15.  PARENT COMPANY STATEMENTS (Continued)

                         STATEMENTS OF CASH FLOWS
                                               Year Ended December 31,
                                             1993         1992        1991
    Cash flows from operating activities:
      Interest received                 $    12,778  $     2,058 $    22,750
      Interest paid                        (375,717)    (590,788)   (861,692)
      Cash paid to suppliers and employees (433,336)    (399,210)   (431,740)
      Net income tax payments received      529,374      428,600     553,734
      Other income                           10,503
      Dividends received                  1,980,000    2,640,000   1,980,000

            Net cash provided by operating
              activities                  1,723,602    2,080,660   1,263,052

    Cash flows from investing activity:
      Capital expenditures                               (40,704)

    Cash flows from financing activities:
      Proceeds from issuance of notes                                160,000
      Proceeds from issuance of Class A stock             89,250
      Repayment of notes                  (760,000)   (1,500,000) (1,400,000)
      Dividends paid                      (263,000)     (258,000)

            Net cash used in financing
              activities                (1,023,000)   (1,668,750) (1,240,000)

    Net increase in cash                   700,602       371,206      23,052
    Cash at beginning of year              419,370        48,164      25,112

    Cash at end of year               $ 1,119,972    $   419,370 $    48,164


    Reconciliation of net income to net
      cash provided by operating activities:

    Net income                        $ 3,220,629    $ 3,465,989 $ 2,195,194
    Adjustments to reconcile net income to net
         cash provided by operating activities:
      Amortization of excess cost          65,860         63,409      63,408
      Depreciation                          8,800          2,760
      Excess of equity in earnings of subsidiary
        over dividends received        (1,756,394)    (1,377,316)   (855,996)
      Increase (decrease) in due
                    from subsidiary       210,093         65,185     (48,433)
      Increase in other assets           (122,239)
      Increase (decrease) in
                    other liabilities      96,853       (139,367)    (91,121)

            Total adjustments          (1,497,027)    (1,385,329)   (932,142)

    Net cash provided by
           operating activities      $ 1,723,602     $ 2,080,660 $ 1,263,052

                                   -20-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


16.  RESTRICTIONS ON DIVIDENDS

       The Company's retained earnings includes undistributed retained earnings of its subsidiary of $8,672,682 and $6,916,288 at December 31, 1993 and 1992, respectively.

       Provisions of Illinois banking laws place restrictions upon the amount of dividends that can be paid by the subsidiary. Illinois state law requires that no dividends may be paid in an amount greater than the net profits then on hand, reduced by certain loan losses (as defined). Based on the Illinois limitations, the subsidiary could have declared, without regulatory approval, $3,062,018 of dividends at December 31, 1993. However, the availability of dividends may be further limited because of the need to maintain capital ratios by the subsidiary satisfactory to applicable regulatory agencies and by the requirements of the subordinated note agreement.


17.  RELATED PARTY TRANSACTIONS

       The Company is affiliated pursuant to Section 35.2 of the Illinois Banking Act with PNB Financial Corporation, the holding company for Park National Bank of Chicago.

       At December 31, 1993 and 1992, the First Bank of Highland Park had sold approximately $716,000 and $847,000 in loans to Park National Bank and Trust of Chicago and at December 31, 1992 held approximately $815,000 in loans purchased from Park National Bank and Trust of Chicago.

       At December 31, 1993 and 1992, the major shareholders of the Company had funds on deposit with the subsidiary bank in the approximate amount of $3,356,000 and $3,059,000 which were accepted by the bank on the same terms and rates as those prevailing at the time for comparable transactions with other persons. Interest paid on these deposits in 1993 and 1992 amounted to approxi-mately $145,600 and $160,400. At December 31, 1993 and 1992 the bank had sold approximately $500,000 in security participations to shareholders of the Company.


18.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

       Investment Securities - For U. S. Treasury and U. S. Government agency securities, fair values are based on market prices or dealer quotes. For other investment securities, fair value equals quoted market price if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.





                                   -21-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


18.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

       Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

       Deposit Liabilities - The fair value of demand deposits, savings accounts, NOW and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

       Short-term Borrowings - The fair value of short-term borrowings is the amount payable on demand at the reporting date.

       Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties. For fixed-rate loan commitments fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate these or otherwise settle the obligations with the counter parties at the reporting date.

       The estimated fair values of the Company's financial instruments at
December 31, 1993 and 1992 are as follows:
                            1993                            1992
                        Carrying       Fair        Carrying         Fair
                         Amount        Value        Amount         Value
Financial assets
 Cash                 $  8,212,553 $ 8,212,553  $  7,846,285   $  7,846,285
 Interest bearing
   deposits                 98,000      98,000        98,000         98,000
 Investment securities  51,866,667  52,444,163    55,345,719     56,549,794
 Federal funds sold      1,600,000   1,600,000       500,000        500,000
 Loans                 164,638,979 168,242,088   187,085,769    192,080,920
 Allowance for loan
   losses               (1,598,661)               (1,436,330)

Financial liabilities
 Deposits           $205,206,547  $205,590,045   $226,613,060   $226,448,300
 Short-term borrowings   900,705       900,705      5,182,108      5,182,108
 Notes payable         6,000,000     6,000,000      6,760,000      6,760,000

Unrecognized financial
   instruments
 Commitments to extend
   credit           $21,556,376    $21,556,376    $20,290,683    $20,290,683
 Standby letters of
   credit                313,252     313,252    606,046     606,046

                                   -22-
                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)


19.  SUBSEQUENT EVENT

       On February 4, 1994, the Company executed an agreement for the merger of American Holding Company with Banc One Illinois Corporation. The obligation of the Company and Banc One to proceed with the proposed merger is subject to a number of conditions. No assurances can be given that the merger will be consummated.














































                                   -23-
                       INDEPENDENT AUDITORS' REPORT



The Board of Directors
First Bank of Highland Park


    We have audited the accompanying balance sheets of First Bank of Highland Park as of December 31, 1993 and 1992, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Bank of Highland Park as of December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

    As discussed in Note 10 to the financial statements, the Bank changed its method of accounting for income taxes in 1993 to adopt the provisions of The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."



                                    HUTTON, NELSON & MC DONALD




Oakbrook Terrace, Illinois
February 9, 1994







                                    -1-

                        FIRST BANK OF HIGHLAND PARK

                              BALANCE SHEETS

                                  ASSETS

                                                 December 31,
                                         1993                 1992
Cash and due from banks (Note 2)         $  8,212,553 $  7,846,285
Interest bearing deposits in other banks       98,000       98,000
Investment securities (market value
    $52,444,163 in 1993 and $56,549,794
    in 1992) (Note 3)                      51,866,667   55,345,719
Federal funds sold                          1,600,000      500,000
Loans, net of unearned income (Note 4)    164,638,979  187,085,769
Allowance for loan losses (Note 5)         (1,598,661)  (1,436,330)
Premises and equipment (Note 6)               690,330      732,603
Accrued interest receivable                 1,533,451    1,960,229
Other real estate owned                     1,123,376      189,782
Other assets                                  615,018      563,290

                                       $228,779,713   $252,885,347

                   LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits (Note 7)
    Noninterest bearing                  $ 18,364,515 $ 20,001,063
    Interest bearing                      186,842,032  206,611,997

                       Total deposits     205,206,547  226,613,060
Short-term borrowings (Note 8)                900,705    5,182,108
Other liabilities                           1,610,443    1,891,005

                       Total liabilities  207,717,695  233,686,173

Shareholders' equity
    Capital stock, par value $5 per share;
       authorized, issued and outstanding
       350,000 shares                       1,750,000    1,750,000
    Surplus                                16,250,000   15,250,000
    Retained earnings (Note 12)             3,062,018    2,199,174

          Total shareholders' equity       21,062,018   19,199,174

                                         $228,779,713 $252,885,347





                  The accompanying notes are an integral
                    part of these financial statements.

                                    -2-

                        FIRST BANK OF HIGHLAND PARK

                           STATEMENTS OF INCOME

                                              Year Ended December 31,
                                      1993             1992           1991
Interest income
 Interest and fees on loans       $12,847,071    $14,413,571    $13,834,730
 Interest on federal funds sold       126,121         40,931        631,843
 Interest on investment securities
   Taxable                          5,266,037      5,252,429      5,877,871
   Exempt from federal income tax     619,367        771,836        986,549
 Interest on deposits in other banks    4,521         14,314        125,700

        Total interest income      18,863,117     20,493,081     21,456,693

Interest expense
 Interest on deposits               6,871,040      9,304,029     13,496,966
 Interest on short-term borrowings    322,926      1,948,456        118,881

        Total interest expense     10,193,966     11,252,485     13,615,847

Net interest income                 8,669,151      9,240,596      7,840,846
Provision for loan losses (Note 5)    220,000        240,000        425,000

Net interest income after provision
 for loan losses                    8,449,151      9,000,596      7,415,846

Other income
 Service charges on deposit accounts  419,010        453,095        365,136
 Other operating income               249,151        206,542        479,729
 Investment securities gains          125,687        646,679        (20,194)

        Total other income            793,848      1,306,316        824,671

Other expenses
 Salaries and employee benefits     2,075,327      2,083,748      1,956,177
 Occupancy and equipment expense      302,771        285,920        385,127
 Data processing                      246,008        238,100        212,280
 Other                              1,311,907      1,420,304      1,513,783

        Total other expenses        3,936,013      4,028,072      4,067,367

Income before income taxes
 and cumulative effect of change
 in accounting for income taxes     5,306,986      6,278,840      4,173,150
Applicable income taxes (Note 10)   1,457,254      2,018,050      1,165,274

Income before cumulative effect
 of change in accounting for
 income taxes                       3,849,732      4,260,790      3,007,876
Cumulative effect of change in
 accounting for income taxes (Note 10)           113,112

Net income                        $ 3,962,844    $ 4,260,790    $ 3,007,876

Average capital shares outstanding         350,000   350,000    350,000

Earnings per capital share
 Income before cumulative effect of change
   in accounting                            $11.00    $12.17      $8.59
 Cumulative effect of change in accounting     .32

 Net income                                 $11.32    $12.17      $8.59

                  The accompanying notes are an integral
                    part of these financial statements.

                                    -3-

                        FIRST BANK OF HIGHLAND PARK

               STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           Capital Stock             Retained
                           Shares    Amount      Surplus      Earnings
Balance, January 1, 1991   350,000   $1,750,000  $13,250,000  $ 1,830,508
 Net income                                                     3,007,876
 Cash dividends declared                                       (2,100,000)
 Transfer to surplus                               1,000,000   (1,000,000)

Balance, December 31, 1991 350,000    1,750,000   14,250,000    1,738,384
 Net income                                                     4,260,790
 Cash dividends declared                                       (2,800,000)
 Transfer to surplus                               1,000,000   (1,000,000)

Balance, December 31, 1992 350,000    1,750,000   15,250,000    2,199,174
 Net income                                                     3,962,844
 Cash dividends declared                                       (2,100,000)
 Transfer to surplus                               1,000,000   (1,000,000)

Balance, December 31, 1993 350,000   $1,750,000  $16,250,000  $ 3,062,018































                  The accompanying notes are an integral
                    part of these financial statements.

                                    -4-

                        FIRST BANK OF HIGHLAND PARK

                         STATEMENTS OF CASH FLOWS

                                             Year Ended December 31,
                                    1993            1992           1991
Cash flows from operating activities:
 Interest received                $ 16,682,342 $  21,924,818 $ 21,884,672
 Fees and commissions received          664,849      694,841      631,399
 Interest paid                      (10,525,658) (11,651,940) (13,141,641)
 Cash paid to suppliers and employees(3,239,870)  (4,755,269)  (3,282,812)
 Income taxes paid                   (1,889,974)  (2,568,600)    (853,755)

     Net cash provided by operating
        activities                    1,691,689    3,643,850    5,237,863

Cash flows from investing activities:
 Decrease in interest bearing deposits
   in other banks                                    494,000    4,095,000
 Proceeds from sales of investment
   securities                        13,405,944   19,524,440    8,947,424
 Proceeds from maturing investment
   securities                       496,770,879  239,857,882   27,781,301
 Proceeds from sale of equipment                      12,127
 Proceeds from sale of other real
   estate owned                          23,482      263,627      765,450
 Purchase of investment securities (503,964,531)(237,316,157) (36,588,353)
 Net (increase) decrease in loans    21,390,298  (19,708,575) (41,584,534)
 Capital expenditures                   (63,577)     (47,649)    (204,401)

        Net cash provided by (used in)
          investing activities       27,562,495    3,079,695  (36,788,113)

Cash flows from financing activities:
 Net increase (decrease) in deposits(21,406,513) (10,485,638)  25,311,299
 Net increase (decrease) in short-term
   borrowings                        (4,281,403)   4,784,364     (571,690)
 Dividends paid                      (2,100,000)  (2,800,000)  (2,100,000)

        Net cash provided by (used in)
          financing activities      (27,787,916)  (8,501,274)  22,639,609

Net increase (decrease) in cash and
 cash equivalents                     1,466,268   (1,777,729)  (8,910,641)
Cash and cash equivalents at beginning
 of year                              8,346,285   10,124,014   19,034,655

Cash and cash equivalents
 at end of year                   $   9,812,553  $ 8,346,285 $ 10,124,014






                  The accompanying notes are an integral
                    part of these financial statements.

                                    -5-
                        FIRST BANK OF HIGHLAND PARK

                         STATEMENTS OF CASH FLOWS
                                (Continued)

                                                Year Ended December 31,
                                         1993           1992           1991
Reconciliation of net income to net cash
 provided by operating activities:

Net income                               $ 3,962,844  $ 4,260,790  $3,007,876
Adjustments to reconcile net income to
   net cash provided by operating
   activities:
 Provision for premium amortization          486,647    1,429,911     518,423
 Provision for discount accretion         (3,094,200)  (1,007,596)   (349,920)
 Provision for depreciation                  105,850      115,705     109,454
 Provision for loan losses                   220,000      240,000     425,000
 Provision for deferred taxes                (99,459)     (82,846)
 Gain on sale of investment securities      (125,687)    (646,679)     20,194
 (Gain) loss on sale of other real estate
   owned                                      35,204     (143,466)
 Cumulative effect of change in accounting
   for income taxes                         (113,112)
 Decrease in other assets                    968,230      518,580     283,288
 Increase (decrease) in other liabilities   (619,424)  (1,219,219)  1,367,014

        Total adjustments                 (2,271,155)    (616,940)  2,229,987

Net cash provided by operating activities $1,691,689  $ 3,643,850  $5,237,863

Supplemental schedule of noncash investing and financing activities:

 Loans transferred to other real estate
   owned                                  $  998,823  $   275,359  $  171,507

 Excess of note received over carrying
   value of other real estate sold        $  (41,747) $    41,747

 Other real estate owned transferred to
   other assets                                                     $  58,234











                  The accompanying notes are an integral
                    part of these financial statements.

                                    -6-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The financial statements have been prepared in conformity with gen-erally accepted accounting principles and conform to practices within the banking industry. A description of the significant accounting policies follows:

       Basis of Presentation - First Bank of Highland Park is a subsidiary of American Holding Company, a bank holding company. These financial statements present the accounts of the Bank only.

       Statement of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

       Investment Securities - Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount which are recog-nized as adjustments to interest income generally computed by the interest method, which are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

       Loans - Loans are stated at the principal amount outstanding, net of any unearned income. Interest on commercial and real estate mortgage loans is included in interest income over the terms of the respective loans based upon principal balances outstanding. On installment loans, the unearned income is recognized in interest income using both the sum-of-the-months digits method and the constant yield method. The income recognized by using the sum-of-the-months digits method is not materially different from that obtained by using the interest method. Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Loan origination fees are recognized as an adjustment of the yield on the related loan.

       Allowance for Loan Losses - The allowance for loan losses is maintained at a level considered adequate to provide for potential loan losses and is based on management's evaluation of the loan portfolio under current economic condi-tions. Loans are charged to the allowance for loan losses when, in management's judgment, the loans become uncollectible.

       Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation included in operating expenses is computed on the straight-line method based on the estimated useful lives of the assets.

       Other Real Estate Owned - Other real estate owned represents properties acquired by the Bank in satisfaction of customers' indebtedness. Such real estate is recorded at the carrying amount of the related indebtedness or its fair market value at the date of acquisition, whichever is lower. Subsequent declines in market value, routine holding costs and losses or gains on disposition of other real estate are included in other operating income or expense.



                                    -7-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       Income Taxes - The Bank files consolidated tax returns with American Holding Company, its parent. The tax treaty with its parent provides that each member of the consolidated group will record and pay the tax computed as if the corporation filed its return on a separate return basis. Consequently, the Bank pays the parent the tax benefits received through filing a consolidated return.

       The provision for income taxes is based on amounts reported in the statements of income adjusted for differences that do not enter into the computation of taxes payable under applicable laws. Deferred taxes are provided for temporary differences in the recognition of income and expense for tax and financial reporting purposes. Deferred taxes in 1993 are computed using the asset and liability approach as prescribed in FASB Statement 109, Accounting for Income Taxes. See Note 10.

       Earnings Per Capital Share - Earnings per capital share are based on the weighted average number of shares outstanding during the period.


2.  CASH AND DUE FROM BANKS

       Included in cash and due from banks are amounts required to be depos-ited with the Federal Reserve Bank. These reserve balances vary depending on the level of customer deposits in the Bank. At December 31, 1993 and 1992, the reserve balance requirement was approximately $1,800,000 and $600,000, respec-tively.


3.  INVESTMENT SECURITIES

       The amortized cost and estimated market values of investments in securities at December 31, 1993 and 1992 are as follows:
                                              December 31, 1993
                                              Gross      Gross     Estimated
                                   Amortized Unrealized Unrealized  Market
                                     Cost       Gains     Losses    Value
U. S. Treasury securities       $32,178,856  $ 76,793   $153,315  $32,102,334
U. S. Government agencies        10,911,167    76,642     17,784   10,970,025
Obligations of states and
    political subdivisions        6,767,510   551,546      1,276    7,317,780
Corporate debt securities           409,568     7,932                 417,500
Mortgage-backed securities          589,566    51,313     14,355      626,524
Debt securities issued by
    foreign governments           1,010,000                         1,010,000

                                $51,866,667  $764,226   $186,730  $52,444,163




                                    -8-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


3.  INVESTMENT SECURITIES (Continued)
                                              December 31, 1992
                                             Gross      Gross      Estimated
                                Amortized  Unrealized Unrealized   Market
                                 Cost        Gains      Losses      Value
U. S. Treasury securities      $28,318,246 $ 195,188  $           $28,513,434
U. S. Government agencies        8,500,238   149,512                8,649,750
Obligations of states and
    political subdivisions       8,057,923   683,243       3,168    8,737,998
Corporate debt securities        8,752,465    70,041      55,394    8,767,112
Mortgage-backed securities         706,847   164,653                  871,500
Debt securities issued by
    foreign governments          1,010,000                          1,010,000

                               $55,345,719 $1,262,637 $   58,562   $56,549,794

       The amortized cost and estimated market value of debt securities at
December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                                   Estimated
                                                    Amortized       Market
                                                      Cost           Value
    Due in one year or less                        $12,944,913    $13,049,203
    Due after one year through five years           35,383,355     35,804,109
    Due after five years through ten years           2,948,833      2,964,327

                                                    51,277,101     51,817,639
    Mortgage - backed securities                       589,566        626,524

                                                   $51,866,667    $52,444,163

     Proceeds from sales of investments in debt securities during 1993 and 1992 were $13,405,944 and $19,524,440, respectively. Gross gains of $141,350 and $646,679 were realized in 1993 and 1992 and gross losses of $15,663 were realized in 1993.

     Investment securities with carrying values of $16,028,640 and $24,360,627 on December 31, 1993 and 1992, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.








                                    -9-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


3.     INVESTMENT SECURITIES (Continued)

       The Financial Accounting Standards Board has issued Statement 115, Accounting For Certain Investments In Debt and Equity Securities which estab-lishes new standards of accounting and reporting for debt securities held as assets and equity securities. Statement 115 requires that debt and equity securities be classified into one of three reporting categories and accounted for as follows: (1) held to maturity securities reported at amortized cost, (2) trading securities reported at fair value, with unrealized gains and losses included in earnings, (3) available for sale securities reported at fair value, with unrealized gains and losses reported as a separate component of share-holders' equity. The Bank is required to adopt Statement 115 beginning
January 1, 1994.

       The Bank estimates that if this Statement had been adopted in 1993, shareholders' equity would have been decreased by approximately $1,400.


4.     LOANS

       A summary of loans outstanding at December 31 follows:
                                              1993        1992
   Commercial and industrial loan      $104,524,252   $113,115,872
   Real estate mortgage                  54,440,667     58,767,281
   Real estate - construction             2,390,737     10,078,739
   Loans to individuals                   3,275,283      5,087,651
   Other                                     20,763         81,617

                                        164,651,702    187,131,160
   Unearned income                           12,723         45,391

                                       $164,638,979   $187,085,769

       Nonperforming loans amounted to $402,656 at December 31, 1993. Interest income based on the original contract terms of the loans would have approximated $23,001 in 1993.

       Loans to directors of the Bank were made in the ordinary course of business and on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

       As of December 31, 1993 and 1992 no loans with an original amount exceeding $60,000 were outstanding to any director, officer or shareholder.






                                   -10-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


4.     LOANS (Continued)

       Real estate mortgages with carrying values of $6,203,459 and $8,157,464 on December 31, 1993 and 1992, respectively, were pledged to secure any borrow-ings the Bank may enter into with the Federal Reserve Bank.

       At December 31, 1993 and 1992, commercial and industrial loans included loans of approximately $98,000,000 and $101,000,000, respectively, that were secured by leases for computers and related equipment.


5.     ALLOWANCE FOR LOAN LOSSES

       Changes in the allowance for loan losses were as follows:
                                      Year Ended December 31,
                                   1993        1992       1991
    Balance, beginning of year  $1,436,330$1,239,811$  935,977
    Provision for loan losses      220,000   240,000   425,000
    Loan recoveries                 43,930     7,109    14,935

                                 1,700,260 1,486,920 1,375,912
    Loans charged off              101,599    50,590   136,101

    Balance, end of year        $1,598,661$1,436,330$1,239,811

6.  PREMISES AND EQUIPMENT

       Premises and equipment are summarized as follows:

                                      December 31,
                                     1993      1992
         Land                     $  192,500 $  192,500
         Building and improvements   694,674    694,674
         Office equipment            602,149    615,860

                                   1,489,323  1,503,034
         Accumulated depreciation    798,993    770,431

                                  $  690,330 $  732,603

       Depreciation charged to operations amounted to $105,850 in 1993, $115,705 in 1992 and $109,454 in 1991.

       On December 9, 1993, the Bank entered into agreements to purchase from Central Avenue Limited Partnership 6,945 square feet of parking lot together with an easement granted to the Partnership for its use of the parking lot in the amounts of $30,000 and $110,000, respectively. These transactions were consummated on January 5, 1994.


                                   -11-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


7.     DEPOSITS

       Time certificates of deposit over $100,000 included in interest bearing deposits at December 31, 1993 and 1992 amounted to $26,630,646 and $42,011,962, respectively.


8.     SHORT-TERM BORROWINGS

       Short-term borrowings consist of securities sold under agreements to repurchase, which generally mature in one day and bear interest at money market rates.


9.     EMPLOYEE RETIREMENT BENEFIT PLAN

       The Bank has a profit-sharing and 401(k) plan which covers all employees who have completed one year of service and 1,000 hours of service within a plan year. The Plan is administered by a committee appointed by the Bank and is funded through a trust fund with Connecticut General Life Insurance Company acting as Trustee. The annual contributions to the Trust are determined by the Bank's Board of Directors.

       The contribution charged to expense for the years ended December 31, 1993, 1992 and 1991 amounted to $35,025, $35,265 and $35,443, respectively.


10.    INCOME TAXES

       Effective January 1, 1993, the Bank prospectively adopted the provi-sions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of the Bank's assets and liabilities. Measurement of deferred tax assets and liabilities is based upon the provision of enacted tax laws and the effects of future changes in tax laws or rates. The cumulative effect of this accounting change at January 1, 1993 amounted to $113,112.















                                   -12-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


10.    INCOME TAXES (Continued)

       Income tax expense is comprised of the following:
                                 Year Ended December 31,
                               1993       1992       1991
   Current income tax
       expense (benefit)
     Federal                $1,586,071 $1,899,296 $1,278,034
     State                     (29,358)   201,600    107,353

                             1,556,713  2,100,896  1,385,387

   Deferred income
       tax benefit
     Federal                   (81,024)   (67,492)  (179,317)
     State                     (18,435)   (15,354)   (40,796)

                               (99,459)   (82,846)  (220,113)

                            $1,457,254 $2,018,050 $1,165,274

       The reasons for the differences between applicable income taxes and the amount computed at the applicable statutory federal tax rate of 34% follows:
                                   Year Ended December 31,
                                 1993       1992       1991
   Federal income tax at
     statutory rate           $1,804,375 $2,134,806 $1,418,871

   Increase (decrease) due to
     Interest exempt from
       federal income taxes     (195,435)  (239,617)  (295,717)
     Adjustment of prior years  (134,069)
     State income taxes, net of
       federal income taxes      (19,570)   124,671     48,872
     Sundry                        1,953     (1,810)    (6,752)

                                (347,121)  (116,756)  (253,597)

                              $1,457,254 $2,018,050 $1,165,274









                                   -13-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


10.  INCOME TAXES (Continued)

       The deferred tax assets and deferred tax liabilities are as follows at the dates indicated:

                                    December 31,  January 1,
                                        1993         1993

       Deferred tax assets
         Loan loss deduction           $475,669   $390,443
         Deferred loan origination
           fees                          64,917     71,738
         Accrued vacation pay            10,847     10,847

         Gross deferred tax assets      551,433    473,028

       Deferred tax liabilities
         Depreciation                    19,905     26,243
         Accumulated accretion income    19,107     33,823

         Gross deferred tax liabilities  39,012     60,066

       Net deferred income tax
                 benefits              $512,421   $412,962


       The significant components of deferred income tax benefit for the year ended December 31, 1993 follows:

       Deferred tax benefit                       $78,405
       Deferred tax expense                        21,054

                                                  $99,459

       Deferred income taxes according to the timing differences which caused them were as follows:
                                            Year Ended
                                            December 31,
                                          1992     1991
       Accretion of discount on
         investment securities         $  86,307 $(22,111)
       Provision for loan losses          92,973  117,701
       Loan origination fees              21,720   (9,234)
       Depreciation                        1,593    9,793
       Accrued vacation pay                  343    7,748
       Accrued expense                  (116,216) 116,216
       Provision for decline in value
         of investment securities         (3,874)

                                       $  82,846 $220,113


                                   -14-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


11.    COMMITMENTS AND CONTINGENT LIABILITIES

       The Bank is a defendant in various legal proceedings. With respect to each of these suits, it is the opinion of both management of the Bank and the Bank's legal counsel either that the lawsuits are without merit, or that even if the plaintiff prevails therein, the disposition thereof will not have a material effect on the financial condition of the Bank.

       In 1987, the Bank sold a portion of certain real estate it acquired through foreclosure to the Township of Libertyville for $480,000. The Illinois Appellate Court, in a suit brought by the former owner, set aside the sale as the property sold in the transaction did not meet the statute requirements for an open spaces program. The Township has filed a second appeal and the Appellate Court has not ruled on the appeal at present. The Bank has been negotiating the sale of the real estate to its former owner at a price that will prevent the Bank from incurring a loss, should the Bank reacquire the property from the Township. The property has not been included in these financial statements.

       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obliga-tions as it does for on-balance-sheet instruments.

       At December 31, 1993 and 1992, financial instruments whose contract amounts represent credit risk were:
                                       1993         1992
       Commitments to extend credit $21,556,376  $20,290,683
       Standby letters of credit        313,252      606,046

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter party. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property and equipment, income producing commercial properties and real estate.



                                   -15-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


11.     COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

        Standby letters of credit are conditional commitments issued by the Bank to guarantee performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds various types of collateral supporting those commitments. At December 31, 1993, those commitments were approximately 84 percent collateralized.


12. RESTRICTIONS ON DIVIDENDS

       Provisions of Illinois banking laws place restrictions upon the amount of dividends that can be paid by the Bank. Illinois state law requires that no dividends may be paid in an amount greater than the net profits then on hand, reduced by certain loan losses (as defined). Based on the Illinois limitations, the Bank could have declared, without regulatory approval, $3,062,018 of divi-dends at December 31, 1993. However, the availability of dividends may be further limited because of the need to maintain capital ratios by the Bank satisfactory to applicable regulatory agencies and by the requirement of the Parent Company's subordinated note agreement with Firststar Bank of Milwaukee, N.A.


13.      RELATED PARTY TRANSACTIONS

        At December 31, 1993 and 1992, American Holding Company had deposits with the Bank whose balances amounted to $1,119,972 and $419,370, respectively. Interest paid on these deposits in 1993 and 1992 amounted to $12,778 and $2,058, respectively.

        At December 31, 1993 and 1992, the major shareholders of the parent had funds on deposit with the Bank in the approximate amount of $3,356,000 and $3,059,000 which were accepted on the same terms and rates as those prevailing at the time for comparable transactions with other persons. Interest paid on these deposits in 1993 and 1992 amounted to approximately $145,600 and $160,400. At December 31, 1993 and 1992, the Bank had sold approximately $500,000 in security participations to these parties.

        The Bank is affiliated pursuant to Section 35.2 of the Illinois Banking Act with PNB Financial Corporation, the holding company for Park National Bank and Trust of Chicago.

        At December 31, 1993 and 1992, the Bank had sold approximately $716,000 and $847,000 in loans to Park National Bank and Trust of Chicago and at December 31, 1992 the Bank held approximately $815,000 in loans purchased from Park National Bank and Trust of Chicago.






                                   -16-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


14.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Investment Securities - For U. S. Treasury and U. S. Government agency securities, fair values are based on market prices or dealer quotes. For other investment securities, fair value equals quoted market price if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Deposit Liabilities - The fair values of demand deposits, savings accounts, NOW and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

        Short-Term Borrowings - The fair value of short-term borrowings is the amount payable on demand at the reporting date.

        Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties. For fixed rate loan commitments fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate these or otherwise settle the obligations with the counter parties at the reporting date.



















                                   -17-
                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Continued)


14.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

       The estimated fair values of the Bank's financial instruments at
December 31, 1993 and 1992 are as follows:
                                  1993                        1992
                          Carrying       Fair      Carrying        Fair
                           Amount       Value       Amount        Value
Financial assets
 Cash                  $  8,212,553 $  8,212,553  $  7,846,285 $  7,846,285
 Interest bearing
   deposits                  98,000       98,000        98,000       98,000
 Investment securities   51,866,667   52,444,163    55,345,719   56,549,794
 Federal funds sold       1,600,000    1,600,000       500,000      500,000
 Loans                  164,638,980  168,242,088   187,085,769  192,080,920
 Allowance for loan
   losses                (1,598,661)                (1,436,330)

Financial liabilities
 Deposits              $205,206,547 $205,590,045  $226,613,060 $226,448,300
 Short-term borrowings      900,705      900,705     5,182,108    5,182,108

Unrecognized financial
  instruments
 Commitments to extend
   credit             $ 21,556,376  $ 21,556,376  $ 20,290,683 $ 20,290,683
 Standby letters of
   credit                  313,252       313,252       606,046      606,046

15.                             SUBSEQUENT EVENT

       On February 4, 1994, American Holding Company, the Bank's parent company, executed an agreement for the merger of American with Banc One Illinois Corporation. The obligation of American and Banc One to proceed with the proposed merger is subject to a number of conditions. No assurances can be given that the merger will be consummated.














                                   -18-





                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                        CONSOLIDATED BALANCE SHEETS
                                (Unaudited)


                                  ASSETS

                                                  June 30,
                                            1994           1993
Cash and due from banks                  $  8,272,037 $  8,437,070
Interest bearing deposits in other banks                    98,000
Investment securities
    Held to maturity, at amortized cost
       (market value $44,613,681 in 1994 and
       $52,136,965 in 1993)                45,499,363   50,917,415
    Available for sale, at fair value       9,588,569
Federal funds sold                          9,900,000      600,000
Loans, net of unearned income             160,901,824  172,733,244
Allowance for loan losses                  (1,644,802)  (1,534,349)
Premises and equipment                        811,781      762,130
Accrued interest receivable                 1,598,209    1,782,874
Excess cost of investment in subsidiary,
    over net assets acquired                1,764,509    1,831,596
Other real estate owned                     1,357,557      147,711
Other assets                                  676,793      558,368
                                            ---------    ---------
                                         $238,725,840 $236,334,059
                                          ===========  ===========


                   LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
    Deposits
       Noninterest bearing               $ 18,365,798 $ 20,596,870
       Interest bearing                   187,765,713  188,506,447
                                          -----------  -----------
           Total deposits                 206,131,511  209,103,317

    Short-term borrowings                   7,330,971    2,040,990
    Other liabilities                       1,284,746    1,616,820
    Notes payable                           4,800,000    6,760,000
                                            ---------    ---------
             Total liabilities            219,547,228  219,521,127
                                          -----------  -----------
Minority interest in subsidiary             1,204,124    1,219,290
                                            ---------   ----------
Shareholders' equity
    Common stock, stated value $.01 per
    share;
       Class A, authorized 50,000 shares;
       issued and outstanding 26,300 shares       263         263
       Class B, authorized 150,000 shares
       issued and outstanding 117,000 shares    1,170        1,170
    Additional paid-in capital              2,236,458    2,236,458
    Retained earnings                      15,810,715   13,355,751
    Net unrealized losses on available for sale
       securities                             (74,118)
                                              --------  -----------
              Total shareholders' equity    17,974,488   15,593,642
                                            ----------   ----------
                                          $238,725,840 $236,334,059
                                           ===========  ===========


                  The accompanying notes are an integral
                    part of these financial statements.

                                    -2-


                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF INCOME
                                (Unaudited)


                                                   Six Months Ended
                                                        June 30,
                                                   1994         1993
Interest income
    Interest and fees on loans                 $5,679,646    $6,887,553
    Interest on federal funds sold                138,258        45,500
    Interest on investment securities
     Taxable                                    2,642,596     2,605,019
     Exempt from federal income tax               285,133       322,428
    Interest on deposits in other banks             1,182         2,242
                                                ---------     ---------
                      Total interest income     8,746,815     9,862,742
                                                ---------     ---------
Interest expense
    Interest on deposits                        3,329,346     3,579,240
    Interest on short-term borrowings           1,625,717     1,692,776
    Interest on notes payable                     157,657       203,489
                                                ---------     ---------
                      Total interest expense    5,112,720     5,475,505
                                                ---------     ---------
Net interest income                             3,634,095     4,387,237
Provision for loan losses                          50,000       120,000
                                                ---------     ---------
Net interest income after provision for
    loan losses                                 3,584,095     4,267,237
                                                ---------     ---------
Other income
    Fees for customer services                    233,777       219,777
    Other operating income                         89,820       122,204
    Investment securities gains                                 103,301
                                                  -------       -------
                      Total other income          323,597       445,282
                                                  -------       -------

Other expenses
    Salaries and employee benefits              1,097,315     1,219,001
    Occupancy and equipment expense               154,993       157,938
    Data processing                               124,938       122,913
    Other                                         688,553       707,551
    Minority interest in income of subsidiary      85,333       122,457
                                                ---------      --------
                      Total other expenses      2,151,132     2,329,860
                                                =========     =========


                  The accompanying notes are an integral
                    part of these financial statements.

                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF INCOME
                                (Unaudited)
                                (Continued)

                                                 Six Months Ended
                                                     June 30,
                                                  1994      1993
Income before income taxes and cumulative
    effect of change in accounting for
    income taxes                               $1,756,560$2,382,659
Applicable income taxes                           546,942   717,738
                                                --------- ---------
Income before cumulative effect of change
    in accounting for income taxes              1,209,618 1,664,921
Cumulative effect of change in accounting
    for income taxes                                        113,112
                                                --------- ---------
Net income                                     $1,209,618$1,778,033
                                                ========= =========

Average number of common shares outstanding       143,000   143,000
                                                =========  ========
Earnings per common share
    Income before cumulative effect of change
     in accounting                                  $8.46    $11.64
    Cumulative effect of change in accounting                   .79
                                                     ----    ------
    Net income                                      $8.46    $12.43
                                                     ====     =====


                  The accompanying notes are an integral
                    part of these financial statements.

                                    -4-

                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                (Unaudited)



                                                                                             Net
                                                                                         Unrealized
                                         Common Stock           Additional               Losses on
                                   Class A         Class B        Paid-in     Retained     for sale
                               Shares  Amount   Shares   Amount   Capital     Earnings   Securities

Balance, January 1, 1993       26,300   $263    117,000  $1,170  $2,236,458   $11,709,218
 Net income                                                                     1,778,033
 Cash dividends paid                                                             (131,500)
                               ------   ----    -------  ------   ----------   ---------- ---------
Balance, June 30, 1993         26,300   $263    117,000  $1,170   $2,236,458  $13,355,751
                               ======   ====    =======   =====    =========
Balance, January 1, 1994       26,300   $263    117,000  $1,170   $2,236,458  $14,666,847
 Net income                                                                     1,209,618
 Cash dividends paid                                                              (65,750)
 Net unrealized losses after
   tax benefit of $38,182                                                                  74,118
                              -------   ---    -------   -----    ---------   ----------- --------

                               26,300   $263    117,000  $1,170   $2,236,458  $15,810,715 $74,118
                              =======   ====    =======   =====   ==========  =========== =======

                  The accompanying notes are an integral
                    part of these financial statements.

                                    -5-




                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)

                                         Six Months Ended June 30,
                                            1994          1993
Cash flows from operating activities:
 Interest received                     $   7,423,700 $   8,809,530
 Fees and commissions received               323,597       341,981
 Interest paid                            (5,200,488)   (5,652,015)
 Cash paid to suppliers and employees     (2,030,380)   (1,568,510)
 Income taxes paid                          (681,792)     (950,600)
                                        ------------    ----------
       Net cash provided by (used in)
         operating activities               (165,363)      980,386
                                        ------------    ----------
Cash flows from investing activities:
 Net decrease in interest bearing
   deposits in other banks                    98,000
 Proceeds from sales of investment
   securities                                              672,634
 Proceeds from maturing investment
   securities                            219,793,967   257,253,260
 Purchase of investment securities      (221,875,981) (252,163,722)
 Net decrease in loans                     3,374,562    14,330,544
 Capital expenditures                       (146,146)      (49,776)
 Proceeds from sale of other real
   estate owned                              150,993
                                         -----------   -----------
       Net cash provided by investing
         activities                        1,395,395    20,042,940
                                         -----------   -----------
Cash flows from financing activities:
 Net increase (decrease) in deposits       2,044,936   (17,059,923)
 Net increase (decrease) in short-term
   borrowings                              6,430,266    (3,141,118)
 Repayment of notes                       (1,200,000)
 Dividends paid to minority interest         (80,000)
 Dividends paid to Class A common stock      (65,750)     (131,500)
                                         -----------    ----------
       Net cash provided by (used in)
         financing activities              7,129,452   (20,332,541)
                                         -----------   -----------
Net increase in cash and cash
 equivalents                               8,359,484       690,785
Cash and cash equivalents at beginning
 of period                                 9,812,553     8,346,285
                                         -----------   -----------
Cash and cash
  equivalents at end of period         $  18,172,037 $   9,037,070
                                       ============= =============



                  The accompanying notes are an integral
                    part of these financial statements.

                                    -6-





                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)
                                (Continued)

                                            Six Months Ended June 30,
                                               1994        1993
Reconciliation of net income to net cash
 provided by (used in) operating activities:

Net income                                 $ 1,209,618 $ 1,778,033
                                           ----------- -----------
Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities:
 Provision for premium amortization            293,700     337,521
 Provision for discount accretion           (1,552,057) (1,568,088)
 Provision for depreciation                     53,839      58,193
 Provision for loan losses                      50,000     120,000
 Amortization of excess cost                    32,930      31,704
 Cumulative effect of change in accounting
   for income taxes                                       (113,112)
 Minority interest in income of subsidiary      85,333     122,457
 Gain on sale of investment securities                    (103,301)
 Gain on sale of other real estate owned       (26,440)
 Increase (decrease) in other assets           (12,867)    642,260
 Decrease in other liabilities                (299,419)   (325,281)
                                            ----------   ---------
       Total adjustments                    (1,374,981)   (797,647)
                                            ----------   ---------
Net cash provided by (used in) operating
 activities                                $  (165,363)$   980,386
                                           =========== ===========
Supplemental schedule of noncash investing
   and financing activities:

 Loans transferred to other real estate
   owned                                      $358,834
                                              ========
 Excess of note received over carrying
   value of other real estate sold                         $41,747
                                                           =======
 Net unrealized losses on available
   for sale securities                        $(74,118)
                                              =========

                  The accompanying notes are an integral
                    part of these financial statements.

                                    -7-





                  AMERICAN HOLDING COMPANY AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Unaudited)


1.  BASIS OF PRESENTATION

       The consolidated financial statements of American Holding Company include the accounts of the Company and its majority owned subsidiary, First Bank of Highland Park. Material intercompany accounts and transactions have been eliminated.

       In management's opinion all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations for the interim periods have been made. For a description of the significant policies of the Company, see the notes contained in the annual financial statements for December 31, 1993.


2.  ACCOUNTING CHANGE

       Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The statement requires that securities designated as available for sale be reported at fair value with unrealized gains and losses reported net of applicable income taxes as a separate component of shareholders' equity. At June 30, 1994, the Company's equity in the net unrealized losses of $74,118 was included as a separate component of shareholders' equity.


                                    -8-



                        FIRST BANK OF HIGHLAND PARK

                              BALANCE SHEETS
                                (Unaudited)

                                  ASSETS

                                                   June 30,
                                              1994         1993
Cash and due from banks                  $  8,272,037 $  8,437,070
Interest bearing deposits in other banks                    98,000
Investment securities
    Held to maturity, at amortized cost,
       (market value 1994 $44,613,681,
       1993 $52,136,965)                   45,499,363   50,917,415
    Available for sale, at fair value       9,588,569
Federal funds sold                          9,900,000      600,000
Loans, net of unearned income             160,901,824  172,733,244
Allowance for loan losses                  (1,644,802)  (1,534,349)
Premises and equipment                        785,287      728,486
Accrued interest receivable                 1,598,209    1,782,874
Other real estate owned                     1,357,557      147,711
Other assets                                  642,951      443,449
                                           ----------   ----------
                                         $236,900,995 $234,353,900
                                         ============ ============

                   LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
    Noninterest bearing                  $ 18,377,060 $ 20,650,815
    Interest bearing                      188,719,474  188,515,947
                                         ------------ ------------
                  Total deposits          207,096,534  209,166,762
Short-term borrowings                       7,330,971    2,040,990
Other liabilities                           1,396,764    1,803,985
                                          -----------  -----------
                  Total liabilities       215,824,269  213,011,737

Shareholders' equity
    Capital stock, par value $5 per share;
       authorized, issued and outstanding
       350,000 shares                       1,750,000    1,750,000
    Surplus                                18,250,000   16,250,000
    Retained earnings                       1,155,336    3,342,163
    Net unrealized losses on available
       for sale securities                    (78,610)
                                           ----------   ----------
                Total shareholders'equity   21,076,726  21,342,163
                                           ----------- -----------
                                          $236,900,995$234,353,900
                                           =========== ===========



                  The accompanying notes are an integral
                    part of these financial statements.

                                    -2-




                        FIRST BANK OF HIGHLAND PARK

                           STATEMENTS OF INCOME
                                (Unaudited)
                                                 Six Months Ended
                                                     June 30,
                                                 1994       1993
Interest income
    Interest and fees on loans                 $5,679,646$6,887,553
    Interest on federal funds sold                138,258    45,500
    Interest on investment securities
       Taxable                                  2,642,596 2,605,019
       Exempt from federal income tax             285,133   322,428
    Interest on deposits in other banks             1,182     2,242
                                                --------- ---------
                      Total interest income     8,746,815 9,862,742
                                                --------- ---------
Interest expense
    Interest on deposits                        3,345,729 3,581,682
    Interest on short-term borrowings           1,625,717 1,692,776
                                                --------- ---------
                 Total interest expense         4,971,446 5,274,458
                                                --------- ---------
Net interest income                             3,775,369 4,588,284
Provision for loan losses                          50,000   120,000
                                                --------- ---------
Net interest income after provision
    for loan losses                             3,725,369 4,468,284
                                                --------- ---------
Other income
    Service charges on deposit accounts           233,777   219,777
    Other operating income                         89,820   122,204
    Investment securities gains                             103,301
                                                ---------- --------
                           Total other income     323,597   445,282
                                                ---------- --------
Other expenses
    Salaries and employee benefits              1,006,291 1,009,001
    Occupancy and equipment expense               156,844   153,638
    Data processing                               124,938   122,913
    Other                                         635,408   660,511
                                                --------- ---------
                           Total other expenses 1,923,481 1,946,063
                                                --------- ---------
Income before income taxes and cumulative
    effect of change in accounting for
    income taxes                                2,125,485 2,967,503
Applicable income taxes                           632,167   937,626
                                                --------- ---------
Income before cumulative effect of change
    in accounting for income taxes              1,493,318 2,029,877
Cumulative effect of change in accounting
    for income taxes                                        113,112
                                                --------- ---------
Net income                                     $1,493,318$2,142,989
                                                ========= =========
Average capital shares outstanding                350,000   350,000
                                                --------- ---------
Earnings per capital share
    Income before cumulative effect of change
       in accounting                                $4.27     $5.80
    Cumulative effect of change in accounting                   .32
                                                    -----     -----
    Net income                                      $4.27     $6.12
                                                    =====     =====

                  The accompanying notes are an integral
                    part of these financial statements.

                                    -3-



                        FIRST BANK OF HIGHLAND PARK

               STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                (Unaudited)

                                                                               Net
                                                                           Unrealized
                                                                           Losses on
                                                                           Available
                              Capital Stock                     Retained    for Sale
                            Shares     Amount      Surplus      Earnings   Securities
Balance, January 1, 1993    350,000  $1,750,000  $15,250,000  $ 2,199,174
    Net income                                                      2,142
    Transfer to surplus                            1,000,000   (1,000,000)
                            -------   ---------   ----------   ----------  ----------
Balance, June 30, 1993      350,000  $1,750,000  $16,250,000  $ 3,342,163

Balance, January 1, 1994    350,000  $1,750,000  $16,250,000  $ 3,062,018 $
    Net income                                                  1,493,318
    Cash dividends paid                                        (1,400,000)
    Transfer to surplus                            2,000,000   (2,000,000)
    Net unrealized losses
      after tax benefit of
      $40,496                                                                (78,610)
                            --------  ---------   ----------   ----------    --------
Balance, June 30, 1994      350,000  $1,750,000  $18,250,000  $ 1,155,336   $(78,610)
                            ========  =========   ==========   ==========    ========


                  The accompanying notes are an integral
                    part of these financial statements.

                                    -4-





                        FIRST BANK OF HIGHLAND PARK

                         STATEMENTS OF CASH FLOWS
                                (Unaudited)

                                           Six Months Ended June 30,
                                             1994          1993
Cash flows from operating activities:
    Interest received                  $   7,423,700 $   8,809,530
    Fees and commissions received            323,597       341,981
    Interest paid                         (5,035,376)   (5,552,926)
    Cash paid to suppliers and employees  (1,916,677)   (1,312,724)
    Income taxes paid                       (751,408)   (1,050,600)
                                         -----------    ----------
         Net cash provided by operating
                              activities      43,836     1,235,261
                                         -----------    ----------
Cash flows from investing activities:
    Decrease in interest bearing deposits
       in other banks                         98,000
    Proceeds from sales of investment
       securities                                          672,634
    Proceeds from maturing investment
       securities                        219,793,967   257,253,260
    Purchase of investment securities   (221,875,981) (252,163,722)
    Proceeds from sale of other real
       estate owned                          150,993
    Net decrease in loans                  3,374,562    14,330,544
    Capital expenditures                    (146,146)      (49,776)
                                         -----------   -----------
         Net cash provided by investing
                  activities               1,395,395    20,042,940
                                         -----------   -----------
Cash flows from financing activities:
    Net increase (decrease) in deposits    1,889,987   (17,446,298)
    Net increase (decrease) in short-term
       borrowings                          6,430,266    (3,141,118)
    Dividends paid                        (1,400,000)
                                         -----------    ----------
         Net cash provided by (used in)
                  financing activities     6,920,253   (20,587,416)
                                         -----------   -----------
Net increase in cash and cash equivalents  8,359,484       690,785
Cash and cash equivalents at beginning
    of period                              9,812,553     8,346,285
                                         -----------   -----------
Cash and cash
equivalents at end of period           $  18,172,037 $   9,037,070
                                        ============  ============

                  The accompanying notes are an integral
                    part of these financial statements.

                                    -5-



                        FIRST BANK OF HIGHLAND PARK

                         STATEMENTS OF CASH FLOWS
                                (Unaudited)
                                (Continued)


                                            Six Months Ended June 30,
                                               1994        1993
Reconciliation of net income to net cash
    provided by operating activities:

Net income                                 $ 1,493,318 $ 2,142,989
                                            ----------  ----------
Adjustments to reconcile net income to
       net cash provided by operating
       activities:
    Provision for premium amortization         293,700     337,521
    Provision for discount accretion        (1,552,057) (1,568,088)
    Provision for depreciation                  51,189      53,893
    Provision for loan losses                   50,000     120,000
    Gain on sale of investment securities                 (103,301)
    Gain on sale of other real estate owned    (26,440)
    Cumulative effect of change in accounting
       for income taxes                                   (113,112)
    (Increase) decrease in other assets        (52,195)    752,229
    Decrease in other liabilities             (213,679)   (386,870)
                                             ---------    --------
                      Total adjustments     (1,449,482)   (907,728)
                                            ----------  ----------
Net cash provided by operating activities  $    43,836 $ 1,235,261
                                            ==========  ==========
Supplemental schedule of noncash investing
       and financing activities:

    Loans transferred to other real estate
       owned                                  $358,734
                                               =======
    Excess of note received over carrying
       value of other real estate sold                    $(41,747)
                                                           =======
    Net unrealized losses on available for
       sale securities                        $(78,610)
                                               =======


                 The accompanying notes are an intergral
                    part of these financial statements.

                                    -6-


                        FIRST BANK OF HIGHLAND PARK

                       NOTES TO FINANCIAL STATEMENTS
                                (Unaudited)


1.  BASIS OF PRESENTATION

       First Bank of Highland Park is a subsidiary of American Holding Company, a bank holding company. These financial statements present the accounts of the Bank only.

       In management's opinion all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations for the interim periods have been made. For a description of the significant accounting policies of the Bank, see the notes contained in the annual financial statements for December 31, 1993.


2.  ACCOUNTING CHANGE

       Effective January 1, 1994, the Bank adopted Statement of Financial Acccounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The statement requires the securities designated as avail-able for sale be reported at fair value with unrealized gains and losses reported net of applicable income taxes as a separate conponent of share-holders' equity. At June 30, 1994, the Bank's net unrealized loss of $78,610 was included as a separate component of shareholders' equity.


                              - 7 -



                     D.  VOTING AND MANAGEMENT INFORMATION


BANC ONE will pay the costs of preparing and printing this Prospectus and Joint Proxy Statement and AMERICAN and FIRST BANK will bear the cost of soliciting proxies for the AMERICAN Special Meeting and the FIRST BANK Special Meeting. Solicitation of proxies will be made in person, by mail, or by telephone or telegraph by present and former directors, officers and employees of AMERICAN and FIRST BANK for which no additional compensation will be paid. FIRST BANK will bear the cost of solicitation of proxies from its shareholders. Copies of the form of proxy and Notice and this Prospectus and Joint Proxy Statement will
be mailed to shareholders on or about           , 1994.

Voting

The proxy accompanying this Prospectus and Proxy Statement is solicited by the Boards of Directors of AMERICAN and FIRST BANK and, if properly executed and returned, will be voted in accordance with the instructions given therein. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT OR THE CONSOLIDATION AGREEMENT. Any proxy may be revoked at any time before it is voted by furnishing, AMERICAN or FIRST BANK, as the case may be, with either written notice of revocation or a subsequently dated proxy or appearing at the Special Meeting and electing to vote in person.

The AMERICAN and FIRST BANK Boards have fixed the close of business on
               , 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the AMERICAN Special Meeting. As of the
record date,         shares of FIRST BANK Common Stock were outstanding, each
of which entitled its holder to one vote at the FIRST BANK Special Meeting.
The affirmative vote a majority of the outstanding shares of FIRST BANK Common Stock entitled to vote thereon is required for ratification and confirmation of the Consolidation Agreement.

The Directors of AMERICAN and FIRST BANK have unanimously approved the Merger Agreement. Each director of AMERICAN and FIRST BANK has indicated an intention to vote all of his shares in favor of the Merger Agreement or the Consolidation Agreement, as the case may be, and AMERICAN intends to vote its shares of FIRST BANK in favor of the Consolidation Agreement.

Rights of Dissenting AMERICAN Shareholders

IT IS SUGGESTED THAT ANY AMERICAN SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS SHOULD CAREFULLY REVIEW EXHIBIT A AND CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

Any shareholder of AMERICAN is entitled to dissent from the Merger and may demand dissenters' rights pursuant to Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended, a copy of which Sections is attached as Exhibit A hereto. However, a shareholder who is entitled to dissent and obtain payment for his or her shares under Sections 11.65 and 11.70 may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

Any shareholder contemplating the exercise of dissenters' rights is urged to review carefully the provisions of Sections 11.65 and 11.70, particularly with respect to the procedural steps required to exercise such rights. Dissenters' rights may be lost if the procedural requirements of Sections 11.65 and 11.70 are not followed exactly. If dissenters' rights are lost, an AMERICAN shareholder will receive the consideration to be received pursuant to the Merger Agreement. A shareholder who makes a written demand for payment retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the Merger. Upon consummation of the Merger, a shareholder who has made demand for payment in accordance with Sections 11.65 and 11.70 is no longer entitled to vote or exercise any other rights of a shareholder.

Set forth below, to be read in conjunction with the full text of Sections 11.65 and 11.70 attached as Exhibit A hereto, is a summary of the procedures relating to the exercise of dissenters' rights. The following summary does not purport to be a complete statement of Sections 11.65 and 11.70 and is qualified in its entirety by reference to Exhibit A.

Each shareholder electing to assert dissenters' rights under Sections 11.65 and
11.70 of the Illinois Business Corporation Act must, prior to the time the vote on the approval of the Merger Agreement is taken, deliver to AMERICAN (Attention: Secretary, 75 Aspen Lane, Glencoe, Illinois 60022) a written demand for payment. Also, the shareholder must not vote "FOR" approval of the Merger Agreement.

The return of a proxy with instructions to vote the shares represented thereby "AGAINST" approval of the Merger Agreement will not, by itself, satisfy the requirements of a written demand. It will, however, satisfy the provision which states that a shareholder seeking to assert dissenter's rights cannot vote in favor of the Merger. This requirement is also met if no proxy is returned and such shares are not represented at the meeting or any adjournments thereof. However, if a proxy is returned unmarked, the shares represented will be voted "FOR" approval of the Merger Agreement and the shareholder owning such shares will not be entitled to dissenters' rights.

Within 10 days after the date on which the Merger becomes effective, or 30 days after the shareholder delivers the written demand for payment, whichever is later, AMERICAN shall deliver to such shareholder the following:

   (1) AMERICAN's opinion as to the estimated fair value of the shares of AMERICAN Common Stock held by such shareholder (fair value, with respect to a dissenter's shares, is the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporation action, unless exclusion would be inequitable); and

   (2) AMERICAN's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before delivery of the statement, together with the statement of income for that year and the latest available interim financial statements; and

   (3) A commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to AMERICAN of the shareholders' certificate(s) or other evidence of ownership with respect to the shares.

Upon consummation of the Merger, AMERICAN shall pay to each dissenter who transmits to AMERICAN the certificate or other evidence of ownership of the shares the amount AMERICAN estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

If the shareholder does not agree with the opinion of AMERICAN as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from delivery of the statement of value described above, shall notify AMERICAN in writing of the shareholder's estimate of fair value and amount of interest due and demand payment of the difference between the shareholder's estimate and the amount of the payment of AMERICAN.

If, within 60 days from delivery to AMERICAN of the shareholder's estimate of fair value of the shares and interest due, AMERICAN and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, AMERICAN shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the Circuit Court of Cook County, Illinois requesting that the court determine the fair value of the shares and interest due.

Each dissenter whose claim remains unsettled shall be made a party to the proceeding and shall be served with a copy of the petition. Failure of AMERICAN to commence an action pursuant to this procedure shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

The court has the power to appoint one or more persons as appraisers to receive evidence and make recommendations on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of the dissenter's shares, plus interest, exceeds the amount paid by AMERICAN. The judgment shall include an allowance for interest at the average rate currently paid by AMERICAN on its principal bank loans or, if none, at a rate the court finds to be fair and equitable under all the circumstances, from the consummation of the Merger to the date of payment.

All or part of the expenses for such court proceedings, exclusive of fees and expenses of counsel and experts for the respective parties may be assessed against AMERICAN if the fair value determined by the court materially exceeds the amount which AMERICAN estimated to be the fair value of the shares. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter.

The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

   (1) Against AMERICAN and in favor of any or all dissenters if the court finds that AMERICAN did not substantially comply with the requirements of Section 11.70.

   (2) Against either AMERICAN or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Section 11.70.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against AMERICAN, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in Section 11.70, the practice, procedure, judgment and costs shall be governed by the Illinois Code of Civil Procedure.

A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies AMERICAN in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to AMERICAN the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

Rights of Dissenting FIRST BANK Shareholders

The following summary does not purport to be a complete statement of the procedures to be followed by FIRST BANK shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to the provisions of Title 12, Section 215a of the United States Code ("Section 215a"), the full text of which is attached hereto as Exhibit B. Because the preservation and exercise of dissenters' rights requires strict adherence to these provisions, FIRST BANK shareholders who might desire to exercise such rights should review these provisions carefully, timely consult their own legal advisors and strictly adhere to the provisions' requirements.

Under the provisions of Section 215a, each FIRST BANK shareholder who objects to the Consolidation has the right to demand that he be paid in cash the value of his shares (as of the time the Merger becomes effective), if and when the Merger is consummated, subject to the following conditions:

   (1) A shareholder will have the right to such payment only if he either votes against the Merger at the Special Meeting or gives written notice to FIRST BANK at or before the Special Meeting that he dissents from the Merger, which notice may be addressed to First Bank, Secretary, 1835 First Street, Highland Park, Illinois 60035;

    (2) Any shareholder seeking to exercise dissenters' rights must, within 30 days after the effective date of the Merger, make a written request for payment to BANK ONE ILLINOIS, the surviving entity in the Merger, which request may be addressed to FIRST BANK's Secretary (FIRST BANK's shareholders will be notified of the effective date of the Merger); and

    (3) The written request for payment must be accompanied by surrender of the certificate(s) representing the FIRST BANK shares in question.

Thus a FIRST BANK shareholder who does not either (a) vote against the Merger at the Special Meeting or (b) give FIRST BANK written notice at or before the Special Meeting that he dissents from the Consolidation, and who does not within 30 days after the effective date of the Consolidation send Bank One Chicago a written request for payment accompanied by the certificate(s) for the FIRST BANK shares in question, will be deemed to have waived his right to demand payment in cash for his FIRST BANK shares.

The value of dissenting shares will be determined by three appraisers, one to be selected by majority vote of the owners of the shares involved, one to be selected by the Board of Directors of BANK ONE ILLINOIS, and the third to be chosen by the other two. The evaluation agreed upon by any two appraisers will govern. If the appraisal is not completed within 90 days after the Merger becomes effective, the OCC will, upon request, cause an appraisal to be made. If the value fixed by the appraisers is not satisfactory to any dissenting shareholder who has requested payment, the shareholder may, within five days after being notified of such value, appeal to the OCC which will cause a reappraisal to be made. Such reappraisal will be final and binding as to the value of the shares of the person so appealing. The OCC's expenses in making any such appraisal or reappraisal, as the case may be, will be borne by BANK ONE CHICAGO. Failure to comply with any of the foregoing conditions will result in the loss of the rights described above.

The shares of BANC ONE Common Stock which would have been delivered to any dissenting shareholders had they not requested payment will be sold by BANK ONE CHICAGO at an advertised public auction and, if such shares are sold at a price greater than the amount paid to such dissenting shareholders, based on the appraisal, the excess in such sale price will be paid to such dissenting shareholders. The OCC has issued a Bulletin describing its appraisal methods, a copy of which is attached hereto as Exhibit C.

The full text of Section 215a is set forth as Exhibit B to this Prospectus and Proxy Statement. Since the foregoing description is not a complete summary of its provisions, any shareholder who may be considering exercising his rights as a dissenter is urged to refer to such text. The provisions of Section 215a require strict compliance, and any FIRST BANK shareholder who wishes to object to the Merger and demand payment for his shares should consider consulting his own advisor.

If a shareholder fails to perfect his dissenter's rights by failing strictly to comply with the applicable statutory requirements, he will be bound by the terms of the Merger Agreement. An executed proxy on which no voting direction is made will be voted FOR approval of the Consolidation, so a dissenting shareholder who wishes to have his shares represented by a proxy at the Special Meeting but preserve his dissenters' rights must mark his proxy card either to vote against the Merger or to abstain from voting thereon, in addition to complying with the other requirements as described herein.

Management and Principal Shareholders of BANC ONE

Information concerning the directors and executive officers of BANC ONE, compensation of directors and executive officers of BANC ONE and any related transactions in which they have an interest, together with information related to principal shareholders of BANC ONE, is set forth in BANC ONE's Proxy Statement dated March 11, 1994, incorporated herein by reference to BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1993. See "Incorporation by Reference."

Principal Shareholders of AMERICAN

The following table sets forth certain information regarding the beneficial ownership of AMERICAN Common Stock as of August 31, 1994, (i) by each person who is known by AMERICAN to own beneficially more than 5% of any class of AMERICAN Common Stock (ii) by each of AMERICAN'S directors and executive officers and (iii) by all of AMERICAN's directors and executive officers as a group. Except as indicated in the footnotes to the table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of AMERICAN Common Stock shown as beneficially owned by such shareholder. The amounts and percents shown reflect duplicative beneficial ownership of AMERICAN Common Stock.


                                    AMERICAN


    Class A
    Class B         Aggregate
Name of  Common
    Common           Capital
Beneficial Owner
Number Percent
Number Percent
Percent

Bruno Bertucci                2,167      8.2%        --       --        1.5%
891 Half Day Road
Highland Park, IL 60035

Gail A. Ehrlich, Trustee      8,125     30.8         --       --        5.7%
of the Gail A. Ehrlich
Trust dated 9/3/93
336 Sheridan road
Kenilworth, IL 60043

Norman A. Shubert             2,167      8.2         --       --        1.5%
154 Indian Tree Drive
Highland Park, IL 60035

Donald H. Spidal              1,350      5.1         --       --      *
1111 Church Stree
Apt 205
Evanston, IL 60201

Joel Sprayregen         2,666 1  10.1   --           --        1.9%
775 Sheridan Road
Glencoe, IL 60022

Sanford Takiff                  100    * 117,000 2 100%       81.7%
75 Aspen Lane
Glencoe, IL 60022

Bobette Takiff                   --     --      --3           --
75 Aspen Lane
Glencoe, IL 60022

Brian Buxton                     --     -- 117,000 4 100%     81.7%
301 Belcher Road
Largo, Florida


All Executive Officers
and Directors as a
Group                         2,267      8.6    117,000     100%       83.2%
(3 persons)


*   Less than 1%

1.  Includes 100 shares owned by Mr. Sprayregen's spouse.

2. As set forth in the lead-in to the foregoing table, Statutory Beneficial Ownership is calculated in accordance with Section 13(d) of the Exchange Act and the published rules promulgated thereunder. Mr. Takiff has the power to appoint successor trustees ("Trustees") of a number of trusts ("Trusts") established by certain members of Mr. Takiff's and his spouse's families for the benefit of Mr. Takiff, his spouse and certain members of his family. The Trusts own of record all of the 117,000 shares of Class B Common Stock. Although Mr. Takiff, by virtue of his power to appoint successor Trustees may be deemed to possess Statutory Beneficial Ownership of the aforementioned 117,000 shares of Class B Common Stock for purposes of Section 13(d) of the Exchange Act, he disclaims beneficial ownership of all such shares.

3. Mrs. Takiff is the spouse of Mr. Takiff and disclaims beneficial ownership of the 117,000 shares of Class B Common Stock referred to in note (2) above.

4. Mr. Brian Buxton is the Trustee of the Trusts referenced in footnote 2 above. Under the terms of each of the Trusts, Mr. Buxton, as Trustee, possesses sole voting and investment power. Mr. Buxton disclaims beneficial ownership of all such shares.

No director or executive officer of AMERICAN will serve as a director or executive officer of BANC ONE, Banc One Illinois or Bank One Chicago following the Merger.
Principal Shareholders of FIRST BANK

The following table sets forth certain information regarding the beneficial ownership of FIRST BANK Common Stock as of August 31, 1994 (i) by each person who is known by FIRST BANK to own beneficially more than 5% of any class of FIRST BANK Common Stock (ii) by all of AMERICAN's directors and executive officers as a group. Except as indicated in the footnotes to the table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of FIRST BANK Common Stock shown as beneficially owned by such shareholder. [The amounts and percents shown reflect duplicative beneficial ownership of FIRST BANK Common Stock.]



                          FIRST BANK OF HIGHLAND PARK

Name of
Amount and Nature
Percent of Shares
Beneficial Owner
of Beneficial Ownership
Beneficially Owned

American Holding Co.                    330,300                    94.29%

Bruno Bertucci                               --                    --

John Cortesi                              1,614                   *

J. I. Donnenberg                             30                   *

Randy Green                                 500                   *

Lillian Herter                               60                   *

Howard Levy                                 500                   *

Robert Schrayer                              --                    --

Norman A. Shubert                           358                   *

Joel Sprayregen                             358                   *

Sanford Takiff                      7,116 2   2

Gabriel Viti                                 --                    --

Ruth Wander                                  --                    --

Directors and Executive
Officers as a Group                     10,536                      3
(12 persons)




*Less than 1%

1.  Excludes 333,000 shares of Common Stock owned by American Holding Co.

2. Excludes 3,600 shares of Common Stock owned by Mr. Takiff's spouse, his children and certain members of his family.



No director or executive officer of FIRST BANK will serve as a director or executive officer of BANC ONE, Banc One Illinois or Bank One Chicago following the Consolidation.

                            AMERICAN HOLDING COMPANY
                             (parent company only)

                                 BALANCE SHEET
                          as of June 30, 1994 and 1993
                                     INSERT



                                   EXHIBIT A



                     ILLINOIS COMPILED STATUTES ANNOTATED
                Copyright (c) 1993, 1994 by The Michie Company
                              All rights reserved.

           *** THIS SECTION IS CURRENT THROUGH PUBLIC ACT 88-535 ***
                         *** (1993 REGULAR SESSION) ***

                    CHAPTER 805.  BUSINESS ORGANIZATIONS
                                CORPORATIONS
                      BUSINESS CORPORATION ACT OF 1983
          ARTICLE 11.  MERGER AND CONSOLIDATION -- DISSENTERS' RIGHTS

                            805 ILCS 5/11.65 (1994)

@ 805 ILCS 5/11.65.  Right to dissent

   Sec. 11.65. Right to dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

   (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section
11.20 [805 ILCS 5/11.20] or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30 [805 ILCS 5/11.30];

   (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

   (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
      (i) alters or abolishes a preferential right of such shares;

      (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

      (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

   (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 [805 ILCS 5/11.70] or as may be otherwise provided in the articles, by-laws or resolution.

   (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

   (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

                     ILLINOIS COMPILED STATUTES ANNOTATED
                Copyright (c) 1993, 1994 by The Michie Company
                              All rights reserved.

           *** THIS SECTION IS CURRENT THROUGH PUBLIC ACT 88-535 ***
                         *** (1993 REGULAR SESSION) ***

                    CHAPTER 805.  BUSINESS ORGANIZATIONS
                                CORPORATIONS
                      BUSINESS CORPORATION ACT OF 1983
          ARTICLE 11.  MERGER AND CONSOLIDATION -- DISSENTERS' RIGHTS

                            805 ILCS 5/11.70 (1994)

@ 805 ILCS 5/11.70.  Procedure to Dissent

   Sec. 11.70. Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

   (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 [80 5/7.10] shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

   (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

   (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consumma-tion of that action, the corporation shall pay to each dissenter who trans-mits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

   (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

   (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

   (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

  (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

   (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under sub-section (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter.
The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

   (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

   (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure [735 ILCS 5/1-101 et seq.].

   (j) As used in this Section:

   (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipa-tion of the corporate action, unless exclusion would be inequitable.

   (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.





                                   EXHIBIT B


Section 215a of Title 12, United States Code

(a) One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with sections 215-2150 of this title, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall --

  (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participation in the plan of merger;

  (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank;

  (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the deceiving association; and

  (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him which such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) The value of the shares of any dissenting shareholders shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders,the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any of State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(e) The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of the court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interest as trustee, executor,administrator, registrar of stocks and bonds, guardian of estates, assignee,receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(f) Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(g) Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.




                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Officers and Directors.

Section 1701.13(E) of the Ohio General Corporation Law sets forth provisions which define the extent to which a corporation may indemnify directors, officers, and employees. Those provisions have been adopted by the Registrant in Article V of Registrant's Code of Regulations. Article V provides for the indemnification or the purchase of insurance for the benefit of the directors, officers, employees and agents of the Registrant in the event such persons are subject to legal action as a result of actionsin their capacities as directors, officers, employees or agents of the Registrant. Registrant has entered into indemnification agreements with its directors and executive officers that provide for indemnification unless the indemnitee's conduct is finally adjudged by a court to be knowingly fraudulent, deliberately dishonest or willful misconduct. Registrant indemnifies other officers, employees or agents provided such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interest of the Registrant or, with respect to criminal actions, had no reason to believe was unlawful.

Item 21.  Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith except those indicated which have been filed previously as shown below and which are incorporated herein by reference.

 2.1 Agreement and Plan of Merger Agreement dated February 4, 1994, by and among American Holding Co., Banc One Illinois Corporation and BANC ONE CORPORATION. *

 2.2 Bank Merger Agreement dated April 19, 1994, as amended on August 1, 1994, by and among Bank One, Chicago, National Association and FIRST BANK of Highland Park. *

 2.3  Form of Proxy to be used by American Holding Co. *

 2.4  Form of Proxy to be used by FIRST BANK of Highland Park.*

 3.1 Amended Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3-1 of the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1991.)

 3.2 Code of Regulations of the Registrant (incorporated by reference from Exhibit 3-2 of the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1991).

 4.1 Form of Common Stock Certificate of the Registrant (incorporated by reference from Exhibit 4.1 to the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1989).

* To be filed by Amendment

 5 Opinion of Steven Alan Bennett, General Counsel for BANC ONE CORPORATION, regarding the legality of securities being offered, including consent. *

 8 Opinion of Squire, Sanders & Dempsey regarding the Federal income tax consequences of the Merger, including consent. *

23.1  Consent of Coopers & Lybrand. *

23.2  Consent of Hutton Nelson & McDonald. *

23.3 Consent of Steven Alan Bennett, General Counsel for BANC ONE CORPORATION (included in Exhibit 5 hereto). *

23.4  Consent of Squire, Sanders & Dempsey (included in Exhibit 8 hereto). *

24 Power of attorney is included elsewhere in Part II of this Registration Statement.

* To be filed by Amendment

Item 22.  Undertakings.

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(g)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on October 7, 1994.

                                           BANC ONE CORPORATION


                                           By: /s/ROMAN J. GERBER
                                               Roman J. Gerber
                                               Executive Vice President



                               POWER OF ATTORNEY


We, the undersigned officers and directors of BANC ONE CORPORATION, hereby severally constitute and appoint Roman J. Gerber, George R. L. Meiling and William C. Leiter, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          Signature                       Title                       Date


/s/JOHN B. MCCOY                  Chairman of the Board
John B. McCoy                     (Principal Executive Officer
                                  & Director)


/s/DONALD L. MCWHORTER            President and Director
Donald L. McWhorter



/s/FREDERICK L. CULLEN            Senior Vice President
Frederick L. Cullen               (Principal Financial Officer)


/s/WILLIAM C. LEITER              Controller (Principal
William C. Leiter                 Accounting Officer)


/s/CHARLES E. EXLEY               Director
Charles E. Exley


/s/E. GORDON GEE                  Director
E. Gordon Gee


/s/JOHN R. HALL                   Director
John R. Hall


/s/LABAN P. JACKSON, JR.          Director
Laban P. Jackson, Jr.


/s/JOHN G. MCCOY                  Director
John G. McCoy


/s/RENE C. MCPHERSON              Director
Rene C. McPherson


/s/THEKLA R. SHACKELFORD          Director
Thekla R. Shackelford


/s/ALEX SHUMATE                   Director
Alex Shumate


/s/FREDERICK P. STRATTON, JR.     Director
Frederick P. Stratton, Jr.


/s/ROMEO J. VENTRES               Director
Romeo J. Ventres


/s/ROBERT D. WALTER               Director
Robert D. Walter